Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-268531

Prospectus of City Holding Company	Proxy Statement of Citizens Commerce Bancshares, Inc.
To the Shareholders of Citizens Commerce Bancshares, Inc.
MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT
City Holding Company (“City”) and Citizens Commerce Bancshares, Inc. (“Citizens”), have entered into an Agreement and Plan of Merger dated as of October 18, 2022 (the “Merger Agreement”), which provides for the merger of Citizens with and into City, with City being the surviving entity (the “Merger”). Consummation of the Merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of Citizens and the approval of the Merger by various regulatory agencies.
Under the terms of the Merger Agreement, shareholders of Citizens will be entitled to receive from City, after the Merger is completed, merger consideration payable in the form of City common stock. At the effective time of the proposed Merger, each outstanding common share of Citizens would be converted into the right to receive 0.1666 shares of common stock of City. City common stock is traded on the NASDAQ Global Select Market® under the symbol “CHCO.” On October 18, 2022, the date of execution of the Merger Agreement, the closing price of City’s common stock was $94.62 per share. On January 3, 2023, the closing price of City common stock was $92.58 per share. Citizens common stock is quoted on the OTC Pink Open Market under the symbol “CCVS.” On October 18, 2022, the date of execution of the Merger Agreement, the closing price of Citizens common stock was $7.55 per share. On January 3, 2023, the closing price of Citizens common stock was $15.50 per share.
Because the exchange ratio is fixed (except for customary anti-dilution adjustments and certain price protection provisions as described in the Merger Agreement), when you receive City common stock as the consideration for your common stock of Citizens, the implied value of the common share consideration that you will receive will depend on the market price of City common stock at that time. The value of the City common stock at the time of completion of the Merger could be greater than, less than or the same as the value of City common stock on the date of this proxy statement/prospectus. We urge you to obtain current market quotations of City common stock and Citizens common stock.
City will not issue any fractional common shares in connection with the Merger. Instead, each holder of Citizens common stock who would otherwise be entitled to receive a fraction of a City common share (after taking into account all Citizens common stock owned by such holder at the effective time of the Merger) will receive cash, without interest, (rounded to the nearest cent) equal to the City fractional common share to which such holder would otherwise be entitled (rounded to the nearest one-thousandth when expressed in decimal form) multiplied by the average of the closing-sale prices of City common stock on the NASDAQ Global Select Market® as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the trading day preceding the closing date.
Citizens will hold a special meeting of its shareholders to vote on the adoption and approval of the Merger Agreement. The special meeting of Citizens shareholders will be held at 5:00 p.m. local time on February 27, 2023, at the Main Office of Citizens Commerce Bank, Inc., 534 Marsailles Road, Versailles, Kentucky 40383.
This document is a proxy statement that Citizens is using to solicit proxies for use at its special meeting of shareholders to be held on February 27, 2023, to vote on the adoption and approval of the Merger Agreement. It is also a prospectus relating to City’s offer and sale of its common stock in connection with the Merger.
The board of directors of Citizens unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommends that shareholders vote “FOR” each of the proposals to be considered at the Citizens special meeting.
You are encouraged to read this document, including the materials incorporated by reference into this document, carefully and in their entirety. In particular, you should read the “RISK FACTORS” section beginning on page 19 for a discussion of the risks related to the Merger and owning City common stock after the Merger. You can also obtain information about City from publicly available documents that have been filed by City with the Securities and Exchange Commission.
Whether or not you plan to attend the Citizens special meeting, the board urges you to vote by completing, signing and returning the enclosed proxy card in the enclosed postage-paid envelope.
Not voting by proxy or at the special meeting will have the same effect as voting against the adoption and approval of the Merger Agreement. The Citizens board urges you to read carefully this proxy statement/prospectus, which contains a detailed description of the Citizens special meeting, the Merger proposal, City’s common stock to be issued in the Merger, and other related matters.

Sincerely,

Frank Stark
Chairman of the Board
Citizens Commerce Bancshares, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of City common stock to be issued in the Merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the Merger described in this proxy statement/prospectus are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.
This proxy statement/prospectus is dated January 10, 2023, and it is first being mailed to Citizens shareholders on or about January 17, 2023.

Notice of Special Meeting of Shareholders
to be held on February 27, 2023
To the Shareholders of Citizens Commerce Bancshares, Inc.:
Notice is hereby given that a special meeting of the shareholders of Citizens Commerce Bancshares, Inc. (“Citizens”) will be held at 5:00 p.m. local time, on February 27, 2023, at the Main Office of Citizens Commerce Bank, Inc., 534 Marsailles Road, Versailles, Kentucky 40383, for the purpose of considering and voting on the following matters:
1.A proposal to adopt and approve the Agreement and Plan of Merger dated as of October 18, 2022, by and between City Holding Company and Citizens Commerce Bancshares, Inc., and thereby approve the transactions contemplated by the Agreement and Plan of Merger, including the merger of Citizens into City Holding Company; and
2.A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger.
Holders of record of Citizens common stock at the close of business on December 30, 2022, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least a majority of Citizens’ shares outstanding and entitled to vote is required to adopt and approve the Agreement and Plan of Merger.
A proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to the proxy statement/prospectus.
Shareholders of Citizens have dissenters’ rights with respect to the merger under the Kentucky Business Corporation Act. Shareholders who assert their dissenters’ rights and comply with the procedural requirements of Subtitle 13 of the Kentucky Business Corporation Act will be entitled to receive payment of the fair value of their shares in cash in accordance with Kentucky law. A copy of Subtitle 13 of the Kentucky Business Corporation Act is attached as Annex B to the enclosed proxy statement/prospectus.
Your vote is very important, regardless of the number of shares of Citizens common stock you own. Please vote as soon as possible to make sure that your shares of common stock are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your Citizens common stock is represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions provided by your broker, bank or nominee.

The Citizens board of directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger, and (2) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

Frank Stark
Chairman of the Board
January 10, 2023	Citizens Commerce Bancshares, Inc.

WHERE YOU CAN FIND MORE INFORMATION
City is a publicly traded company that files annual, quarterly and other reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). The public filings are available to the public from the SEC’s website at http//:www.sec.gov. You may request a copy of City’s filings with the SEC (excluding exhibits) at no cost by contacting City at the address and/or telephone number below. Certain information filed by City with the SEC is also available, without charge, through City’s website at www.bankatcity.com under the “Investor” section.
City has filed with the SEC a registration statement on Form S-4 to register its common stock to be issued to Citizens shareholders as the merger consideration. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and request a copy of the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This proxy statement/prospectus incorporates by reference important business and financial information about City from documents filed with or furnished to the SEC that are not included in or delivered with this proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 69. These documents are available, without charge, to you upon written or oral request at the City address and telephone number listed below:
City Holding Company
25 Gatewater Road
Cross Lanes, West Virginia 25313
Attention: Investor Relations
(304) 769-1100
To obtain timely delivery of these documents, you must request the information no later than February 20, 2023 in order to receive them before the special meeting.
Citizens is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from Citizens, please send a request in writing or by telephone at the Citizens address and telephone number listed below:
Citizens Commerce Bancshares, Inc.
c/o Citizens Commerce Bank
534 Marsailles Road
Versailles, Kentucky 40383
Telephone: (859) 879-9455
To obtain timely delivery of these documents, you must request the information no later than February 20, 2023 in order to receive them before the special meeting.
City common stock is traded on the NASDAQ Global Select Market® under the symbol “CHCO.” Citizens common stock is quoted on the OTC Pink Open Market under the symbol “CCVS.”
Neither City nor Citizens has authorized anyone to provide you with any information other than the information included in this document and documents which are incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this document and the documents incorporated by reference are accurate only as of their respective dates. City’s and Citizens’ business, financial condition, results of operations and prospects may have changed since those dates.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following are answers to certain questions that you may have regarding the special meeting. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.
Q:Why am I receiving this proxy statement/prospectus?
A:You are receiving this proxy statement/prospectus because City Holding Company (“City”) and Citizens Commerce Bancshares, Inc. (“Citizens”) have entered into an Agreement and Plan of Merger dated as of October 18, 2022 (the “Merger Agreement”), attached to this proxy statement/prospectus as Annex A, pursuant to which Citizens will be merged with and into City, with City being the surviving entity (the “Merger”). Immediately following the Merger, or at such later time specified by City, Citizens Commerce Bank, Inc., a Kentucky state-chartered bank and wholly-owned subsidiary of Citizens (“Citizens Commerce Bank” or the “Subsidiary Bank”), will merge with and into City National Bank of West Virginia, a national banking association and wholly owned subsidiary of City (“City National”), with City National being the surviving bank (the “Subsidiary Bank Merger”). The Merger Agreement must be adopted and approved by the holders of a majority of the Citizens common stock outstanding and entitled to vote.
Citizens is holding a special meeting of holders of Citizens common stock to obtain approval of the Merger Agreement and the transactions contemplated by it, including the Merger. We refer to this as the “Merger proposal.” Holders of Citizens common stock are entitled to dissenter’s rights. This document is also a prospectus that is being delivered to holders of Citizens common stock because, in connection with the Merger, City is offering City common stock to holders of Citizens common stock as the Merger Consideration (defined below).
This proxy statement/prospectus contains important information about the Merger proposal and the special meeting of the shareholders of Citizens, and you should read it carefully and in its entirety. The enclosed proxy materials allow you to vote your Citizens common stock without attending the special meeting. Your vote is important, and we encourage you to submit your proxy as soon as possible.
Q:What will happen in the Merger?
A:In the Merger, Citizens will merge with and into City with City as the surviving corporation and Citizens will cease to exist as a separate legal entity. The Articles of Incorporation and Bylaws of City immediately prior to the effective time of the Merger will continue to be the Articles and Bylaws of City immediately following the effective time of the Merger. Immediately after the Merger, or at a later time determined by City, the Subsidiary Bank Merger will occur, with City National as the surviving bank. See the information provided in the section entitled “THE MERGER” beginning on page 31 and the Merger Agreement for more information about the Merger.
Q:Why are City and Citizens proposing to merge?
A:Citizens believes that the Merger is in the best interests of its shareholders and other constituencies because of, among other reasons, the synergies potentially available as a result of the proposed Merger. Furthermore, as a result of the Merger, Citizens Commerce Bank will become part of a larger banking institution, resulting in Citizens Commerce Bank’s customers having the breadth of services offered by a larger financial institution, delivered by local bankers with whom they are familiar. To review Citizens’ reasons for the Merger in more detail, see “THE MERGER—Citizens’ Reasons for the Merger” on page 33 of this proxy statement/prospectus.
City believes that the Merger will benefit City and its shareholders by enabling City to further expand into the central Kentucky market and strengthen the competitive position of the combined organization. Furthermore, City believes its increased asset size after the Merger will create additional economies of scale and provide opportunities for asset and earnings growth in an extremely competitive banking environment. To review City’s reasons for the Merger in more detail, see “THE MERGER—City’s Reasons for the Merger” on page 43 of this proxy statement/prospectus.
Q:What will Citizens shareholders receive in the Merger?
A:Under the terms of the Merger Agreement, after the Merger is completed shareholders of Citizens will be entitled to receive for each share of Citizens common stock 0.1666 shares of City common stock (“Merger Consideration”).
City will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of Citizens common stock who would otherwise be entitled to receive a fraction of a City common share (after taking into account all Citizens common stock owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount (rounded to the nearest cent) equal to the City fractional common share to which such holder would otherwise be entitled (rounded to the nearest one-thousandth when expressed in decimal form) multiplied by the average of the closing-sale prices of City common stock on the NASDAQ Global Select Market® as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the trading day preceding the closing date.
Q:Can I make an election to select the form of Merger consideration I desire to receive?
A:No. The Merger Consideration consists solely of City common stock. Each Citizens common share will be converted into the right to receive only City common stock as provided in the Merger Agreement, subject to payment in cash in lieu of fractional shares.
Q:Does Citizens anticipate paying any dividends prior to the effective date of the Merger?
A:Under the terms of the Merger Agreement, Citizens is permitted to pay a quarterly cash dividend consistent with its past practices, but under no circumstances in an amount greater than $.07 per share per quarter.
Q:What are the expected material U.S. Federal income tax consequences of the Merger?
A:The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Internal Revenue Code”). However, neither City nor Citizens has requested or received a ruling from the Internal Revenue Service that the Merger will qualify as a reorganization or as to any other aspect of the Merger Agreement or the transactions contemplated by it. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 46.
THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:When and where will the special meeting of shareholders take place?
A:The special meeting of shareholders of Citizens will be held at 5:00 p.m. local time, on February 27, 2023, at the Main Office of Citizens Commerce Bank located at 534 Marsailles Road, Versailles, Kentucky 40383.
Even if you plan to attend the special meeting, Citizens recommends that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the special meeting.
Q:What matters will be considered at the special meeting of Citizens?
A:The shareholders of Citizens will be asked to (1) vote to adopt and approve the Merger Agreement, and (2) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Q:Is my vote needed to adopt and approve the Merger Agreement and to approve the other matters?
A:The adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the Citizens common stock outstanding and entitled to vote. The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. An adjournment of the special meeting requires that more shares be voted in favor of adjournment than against it, and a majority of the Citizens common stock must be represented, in person or proxy, at the special meeting.
Q:How do I vote my common stock of Citizens?
A:If you were the record holder of Citizens common stock as of December 30, 2022, you are entitled to receive notice of, and to vote at, the special meeting.
Each holder of Citizens common stock is entitled to cast one (1) vote on each matter properly brought before the special meeting for each share of Citizens common stock that such holder owned of record as of the record date. Attendance at the special meeting is not required to vote. Whether or not you attend the special meeting, the Citizens board of directors urges you to promptly submit your voting instructions by signing and returning the enclosed proxy card in the postage-paid envelope provided so that your shares will be represented at the special meeting. If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, your proxies will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Citizens’ common stock will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement, and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.
If you are a record holder of your shares and you have returned a properly executed proxy card, you may revoke it or change it at any time before a vote is taken at the special meeting by:
•filing a written notice of revocation with the Secretary of Citizens, at 534 Marsailles Road, Versailles, Kentucky 40383;
•executing and returning another proxy card with a later date than the earlier proxy card you wish to revoke, which later proxy card must be received by the Secretary of Citizens, at 534 Marsailles Road, Versailles, Kentucky 40383, before it is voted at the special meeting; or
•attending the special meeting and either giving notice of revocation in person, or voting by ballot at the special meeting.
If you hold Citizens common stock in the name of a broker, bank or other nominee, please see the discussion below regarding shares held in “street name.”
Q:How can I vote my shares in attendance at the special meeting?
A:Record Holders. Shares held directly in your name as the holder of record of Citizens common stock may be voted by attending the special meeting in person.
Shares in “street name.” If your Citizens common stock is held in street name, you should have received a notice of internet availability of proxy materials or voting instructions from the broker, bank or other nominee holding your common stock. You should follow the instructions in the notice of internet availability of proxy materials or voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee on how to vote your common stock. The availability of telephone and internet voting will depend on the voting process of your broker or other nominee. If you do not instruct your bank or broker how to vote as instructed in the notice of internet availability of proxy materials or voting instructions provided by your broker or other nominee, no votes will be cast on your behalf.
Even if you plan to attend the special meeting, Citizens recommends that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Additional information on attending the special meeting can be found under the section entitled “THE SPECIAL MEETING OF SHAREHOLDERS OF CITIZENS” on page 25.
Q:What will happen if I fail to vote or abstain from voting at the special meeting?
A:If you fail to promptly submit your voting instructions by returning your proxy card before the special meeting or vote in person at the special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to adopt and approve the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal.
Q:How will my shares be voted if I return a blank proxy card?
A:If you sign, date and return your proxy card or your proxy instructions with respect to the Citizens proposals and do not indicate how you want your common stock to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement, and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.
Q:How do I vote if I own shares through the Citizens ESOP?
A:If you participate in the Citizens Commerce Bank, Inc. Employee Stock Ownership Plan and Trust (the “ESOP”), which owns approximately 1,307 shares of Citizens common stock, you will receive a vote authorization form for the ESOP that reflects all shares that you may direct the trustee to vote on your behalf under the ESOP. The trustee will vote all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the Citizens common stock allocated to his or her account. The trustee will vote (i) all allocated shares for which it receives instructions, as instructed by the participants to whom the shares have been allocated, and (ii) all allocated shares for which timely and complete instructions are not received in the same proportion as the shares for which instructions are received.
Q:If my common stock is held in a stock brokerage account or by a bank or other nominee in “street name”, will my broker, bank or other nominee vote my shares for me?
A:You must provide your broker, bank or nominee (the record holder of your common stock) with instructions on how to vote your common stock. Please follow the voting instructions provided by your broker, bank or nominee. If you do not provide voting instructions to your broker, bank or nominee, then your common stock will not be voted by your broker, bank or nominee.
Assuming a quorum is present, if you are a Citizens shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares or you abstain from voting,
•your broker, bank or other nominee may not vote your shares on the proposal to approve the Merger, which broker non-votes will have the same effect as a vote “AGAINST” such proposal; and
•your broker, bank or other nominee may not vote your shares on Citizens’ adjournment proposal, which broker non-votes will have no effect on the vote for such proposal.
Q:Can I change my vote after I have submitted my proxy?
A:Citizens shareholders may revoke a proxy at any time before a vote is taken at the special meeting by: (i) filing a written notice of revocation with Citizens’ Secretary, at 534 Marsailles Road, Versailles, Kentucky 40383; (ii) executing and returning another proxy card with a later date to the Citizens' Secretary at the address above; or (iii) attending the special meeting, giving notice of revocation in person to the Secretary and voting by ballot at the special meeting.

Your attendance at the special meeting will not, by itself, revoke your proxy.
If you hold your common stock in “street name” and you have instructed your broker, bank or nominee to vote your common stock, you must follow directions received from your broker, bank or nominee to change your vote.
Q:Are the Citizens shareholders entitled to dissenters’ rights?
A:Yes. The shareholders of Citizens have dissenters’ rights as described in the section entitled “DISSENTERS’ RIGHTS” on page 28 of this proxy statement/prospectus. Shares of Citizens common stock that are issued and outstanding immediately prior to the effective time of the Merger and which are held by persons who have properly exercised, and not withdrawn or waived, their dissenters' rights (“Dissenting Shares”) in accordance with the Kentucky Business Corporation Act (“KBCA”) will not be converted into the right to receive the Merger Consideration. Instead, those holders will be entitled to receive, in lieu of the Merger Consideration, payment of the fair value of their Dissenting Shares in accordance with the provisions of the KBCA unless and until those holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA. The complete text of the applicable sections of the Kentucky Business Corporation Act (Chapter 271B, Subtitle 13, Title XXIII of the Kentucky Revised Statutes) is attached to this proxy statement/prospectus as Annex B. We encourage you to consult your legal counsel, at your expense, before attempting to exercise your right to dissent.
Q:When is the Merger expected to be completed?
A:We are working to complete the Merger as quickly as possible. We expect to complete the Merger in the first quarter of 2023, assuming shareholder approvals and all applicable governmental approvals have been received by that date and all other conditions precedent to the Merger have been satisfied or waived.
Q:Should Citizens shareholders send in their stock certificates now?
A:No. Computershare Trust Company N.A. will serve as the Exchange Agent for the Merger. Either at the time of closing or no more than five (5) business days after the Merger is completed, the Exchange Agent will send you a letter of transmittal with instructions informing you how to send in your stock certificates to the Exchange Agent. Those instructions will also inform you what to do if your shares are held in book-entry accounts. You should use the letter of transmittal to exchange your Citizens stock certificates and book-entry accounts for the Merger Consideration. Do not send in your stock certificates with your proxy form.
Q:What do I need to do now?
A:After carefully reviewing this proxy statement/prospectus, including its Annexes, please vote your common stock of Citizens using one of the methods as described in the question above entitled “How do I vote my common stock of Citizens?” on page 3, as soon as possible. By submitting your proxy, you authorize the individuals named in the proxy to vote your common stock at the special meeting of shareholders in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your common stock will be voted at the special meeting.
Q:Are there any risks that I should consider in deciding whether to vote for the approval of the Merger proposal, or the other proposal to be considered at the special meeting?
A:Yes. You should read and carefully consider the risk factors set forth in the section entitled “RISK FACTORS” beginning on page 19. You also should read and carefully consider the risk factors of City in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:Who can answer my questions?
A:If you have questions about the Merger or desire additional copies of this proxy statement/prospectus or additional proxy cards, please contact Citizens at the address and phone number below:
Citizens Commerce Bancshares, Inc.
Attention: Michelle Oxley, Treasurer
534 Marsailles Road
Versailles, Kentucky 40383
(859) 879-9455

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and its Annexes and all other documents to which this proxy statement/prospectus refers before you decide how to vote. In addition, we incorporate by reference important business and financial information about City into this document. For a description of this information, See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 69. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document. Each item in this summary includes a page reference, where applicable, directing you to a more complete description of that item.
The Companies
City Holding Company
City Holding Company
25 Gatewater Road
Cross Lanes, West Virginia 25313
(304) 769-1100
City, a West Virginia corporation, is a registered financial holding company headquartered in Cross Lanes, West Virginia. Through City National, City is primarily engaged in the business of community banking, which accounts for substantially all of City’s revenue, operating income and assets. City National, a nationally chartered bank, conducts a general banking business that involves collecting customer deposits, making loans, purchasing securities and offering trust services. City National maintains its main office at 25 Gatewater Road, Cross Lanes, West Virginia, and operates branch banking offices in the following communities:
West Virginia:

Address		City	Zip
1.	88 Cordial Ct.	Falling Waters	25419
2.	142 Sader Drive	Inwood	25428
3.	1700 West King Street	Martinsburg	25401
4.	255 Administrative Drive	Martinsburg	25404
5.	324 Elk Street	Gassaway	26624
6.	1995 Sutton Lane	Sutton	26601
7.	101 Second Street	Sutton	26601
8.	1900 Third Avenue	Huntington	25703
9.	1751 5th Avenue	Huntington	25703
10.	5263 U.S. Route 60 East	Huntington	25705
11.	1041 Church Street	Milton	25541
12.	1 Main Street	Gauley Bridge	25085
13.	320 4th Avenue	Montgomery	25136
14.	601 Alta Drive	Alderson	24910
15.	130 Piercy Drive	Lewisburg	24901
16.	109 South Jefferson Street	Lewisburg	24901
17.	1218 Main Street	Rainelle	25962
18.	U.S. Route 219, #10 Red Oak Shopping Center	Ronceverte	24970
19.	709 Nicholas Street	Rupert	25984
20.	1216 Johnson Avenue	Bridgeport	26330

21.	115 West Main Street	Clarksburg	26301
22.	200 Academy Drive	Ripley	25271
23.	108 Church Street N.	Ripley	25271
24.	1034 South George Street	Charles Town	25414
25.	75 West Virginia Way	Ranson	25438
26.	10 Hale Street	Charleston	25301
27.	120 Kanawha Boulevard W.	Charleston	25302
28.	3601 Maccorkle Ave., Se.	Charleston	25304
29.	308 Goff Mountain Road	Charleston	25313
30.	1004 Bridge Road	Charleston	25314
31.	9005 Maccorkle Avenue Se.	Charleston	25315
32.	304 Tenth Street	Dunbar	25064
33.	102 Melrose Drive	Glasgow	25086
34.	560 4th St.	Saint Albans	25177
35.	4110 Maccorkle Avenue, Sw.	South Charleston	25309
36.	2700 Mountaineer Blvd.	South Charleston	25309
37.	8028 Lynn Avenue	Hamlin	25523
38.	6888 Mcclellan Street	West Hamlin	25571
39.	1711 Second Street	Mason	25260
40.	413 Fifth Street	New Haven	25265
41.	2212 Jackson Avenue	Point Pleasant	25550
42.	191 Greasy Ridge Road	Princeton	24740
43.	1182 Pineview Drive	Morgantown	26505
44.	149 N. Washington Street	Berkeley Springs	25411
45.	300 Eighth Street	Marlinton	24954
46.	946 Roosevelt Boulevard	Eleanor	25070
47.	39 Raymond Peak Way	Hurricane	25526
48.	100 Poplar Fork Road	Scott Depot	25560
49.	One Wall Street	Winfield	25213
50.	212 Airport Road	Beaver	25813
51.	902 North Eisenhower Drive	Beckley	25801
52.	1723 Harper Road	Beckley	25801
53.	One Park Avenue	Beckley	25801
54.	101 So. Kanawha Street	Beckley	25801
55.	1881 Robert C. Byrd Drive	Beckley	25801
56.	5517 Robert C Byrd Drive	Mount Hope	25880
57.	515 Stokes Drive	Hinton	25951
58.	206 Central Avenue	Wayne	25570
Kentucky:

Address		City	Zip
1.	351 River Hill Road	Ashland	41101
2.	617 23rd Street Suite 104	Ashland	41101
3.	1500 Carter Ave.	Ashland	41101
4.	9431 U.S. Route 60	Ashland	41102

5.	575 N.Carol Malone Boulevard	Grayson	41143
6.	318 East Main Street	Lexington	40507
7.	3750 Palomar Centre Drive	Lexington	40513
8.	316 Walden Drive	Lexington	40517
9.	1800 Argillite Road	Flatwoods	41139
10.	1414 Ashland Road	Greenup	41144
11.	1500 Diederich Boulevard	Russell	41169
12.	852 U.S. 23	South Shore	41175
13.	U.S. 27 South	Cynthiana	41031
14.	150 South Main Street	Nicholasville	40356
15.	603 South Mayo Trail	Paintsville	41240
16.	440 North Mayo Trail	Paintsville	41240
17.	119 N Main Cross St.	Louisa	41230
18.	101 Commonwealth Drive	Mount Sterling	40353
19.	386 West Main Street	Carlisle	40311
Virginia:

Address		City	Zip
1.	2658 Stuarts Draft Highway	Stuarts Draft	24477
2.	21 Dick Huff Lane	Verona	24482
3.	128 West 21st Street	Buena Vista	24416
4.	100 Elizabeth Dr.	Stephens City	22655
5.	102 Walker Street	Lexington	24450
6.	2134 Raphine Road	Raphine	24472
7.	33230 Old Valley Pike	Strasburg	22657
8.	1001 South Main St.	Woodstock	22664
9.	101 Community Way	Staunton	24401
10.	38 North Central Avenue	Staunton	24401
11.	600 Commerce Avenue	Front Royal	22630
12.	2934 W. Main St.	Waynesboro	22980
13.	1830 Valley Avenue	Winchester	22601
Ohio:

Address		City	Zip
1.	1012 Rockwood Avenue	Chesapeake	45619
2.	506 Park Avenue	Ironton	45638
3.	201 State Street	Proctorville	45669
4.	923 North High Street	Columbus	43085
In addition to City National, City’s other subsidiaries include: City Capital Management Company (DE); Town Square Statutory Trust I (DE); City Financial Corporation (WV - Inactive); and City Mortgage Corporation (WV - Inactive).
At September 30, 2022, City had total consolidated assets of approximately $6.0 billion, loans of $3.6 billion, deposits of $5.0 billion and shareholders’ equity of $548 million.

City common stock is traded on the Nasdaq Global Select Market under the symbol “CHCO.” City is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about City is incorporated by reference into this proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 69 of this proxy statement/prospectus.
Citizens Commerce Bancshares, Inc.
Citizens Commerce Bancshares, Inc.
534 Marsailles Road
Versailles, Kentucky 40383
Phone: (859) 879-9455
Citizens, a Kentucky corporation, is a bank holding company headquartered in Versailles, Kentucky. Through Citizens Commerce Bank, Inc., Citizens is primarily engaged in community banking. Citizens Commerce Bank, a Kentucky state chartered bank, conducts a general banking business that involves collecting consumer and commercial customer deposits; generating consumer, residential and commercial loans; and investment in bank qualified securities. Citizens was founded in Versailles, Woodford County, Kentucky in November 1996. It opened its second Versailles location in 1999 and has since expanded into the contiguous counties of Franklin, Fayette and Jessamine. Citizens continues to maintain its main office at 534 Marsailles Road, Versailles, Kentucky and operates four branch banking offices in the following Kentucky communities: Versailles, Frankfort, Nicholasville, and Lexington.
At September 30, 2022, Citizens had total consolidated assets of approximately $354.0 million, loans of $262.2 million, deposits of $318.6 million, and total stockholders’ equity of $32.4 million. After 26 years of operations in Woodford County, Citizens holds 37.9% of the deposit market share in the county, the largest of any other financial institution and nearly double that of any other bank with offices in the county based on deposit data as of June 30, 2022 published by the FDIC (www.fdic.gov). Citizens employed 68 employees as of September 30, 2022.
Citizens’ common stock is quoted on the OTC Pink Open Market under the symbol “CCVS.”
The Merger (page 31)
The Merger Agreement provides that, if all of the conditions are satisfied or waived, Citizens will be merged with and into City, with City surviving. Immediately following the Merger, or at such later time specified by City, Citizens Commerce Bank will merge with and into City National, with City National being the surviving entity. The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.
What Citizens shareholders will receive in the Merger (page 51)
Under the terms of the Merger Agreement, if the Merger is completed, shareholders of Citizens will be entitled to receive for each share of Citizens common stock 0.1666 shares of City common stock (the “Merger Consideration”).
The implied value of Merger Consideration will fluctuate as the market price of City common stock fluctuates before the completion of the Merger. The value of the Merger Consideration that a Citizens shareholder actually receives will be based on the closing price on the NASDAQ Global Select Market® of City common stock.
City will not issue any fractional common stock in connection with the Merger. Instead, each holder of Citizens common stock who would otherwise be entitled to receive a fraction of a City common share (after taking into account all Citizens common stock owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount (rounded to the nearest cent) equal to the City fractional common share to which such holder would otherwise be entitled (rounded to the nearest one-thousandth when expressed in decimal form)

multiplied by the average of the closing-sale prices of City common stock on the NASDAQ Global Select Market® as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the trading day preceding the closing date.
Exchange of Citizens common stock (page 52)
Within five business days after the effective time, the Exchange Agent will send to each Citizens shareholder a letter of transmittal for use in the exchange of Citizens common stock for the Merger Consideration, with instructions explaining how to surrender Citizens common share certificates (or book entry shares) to the Exchange Agent. Citizens’ shareholders that surrender their certificates to the Exchange Agent, together with a properly completed letter of transmittal, will receive the Merger Consideration, plus any cash payable in lieu of any fractional shares of City, and any dividends or distributions such holder has the right to receive pursuant to the Merger Agreement.
Special meeting of shareholders (page 25)
A special meeting of shareholders of Citizens will be held at 5:00 p.m. local time on February 27, 2023, at the Main Office of Citizens Commerce Bank, 534 Marsailles Road, Versailles, Kentucky 40383, for the purpose of considering and voting on the following matters:
•a proposal to adopt and approve the Merger Agreement; and
•a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.
You are entitled to vote at the special meeting if you owned Citizens common stock as of the close of business on December 30, 2022.
Required vote (page 25)
The adoption and approval of the Merger Agreement by Citizens will require the affirmative vote of the holders of at least 1,910,551 shares of Citizens common stock, which is a majority of the Citizens common stock outstanding and entitled to vote at the special meeting. A quorum, consisting of the holders of a majority of the outstanding Citizens common stock, must be present in person or by proxy at the special meeting before any action can be taken. The adjournment of the special meeting if necessary, to solicit additional proxies, requires that more shares be voted in favor of adjournment than against it.
The directors of Citizens, who collectively have the power to vote approximately 70% of the outstanding Citizens common stock, entered into support agreements with City on October 18, 2022, pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. As of the date of this proxy statement/prospectus, City and its directors, executive officers and affiliates beneficially owned no Citizens common stock.
Kentucky Trust Co. acts as trustee for the Citizens ESOP (the “Trustee”), which holds approximately 1,307 shares of Citizens common stock. Each participant in the ESOP will have the right to instruct the Trustee on how to cast the votes attributable to the participant’s allocated shares, and the Trustee will vote any shares with respect to which a participant has not provided instruction in the same proportion as the shares for which instructions are received.
Recommendation to Citizens shareholders (page 34)
The board of directors of Citizens unanimously approved the Merger Agreement. The board of directors of Citizens believes that the Merger is in the best interests of Citizens and its shareholders, and, as a result, the directors unanimously recommend that Citizens shareholders vote “FOR” the adoption and approval of the Merger Agreement, and “FOR” the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

In reaching this decision, the board of directors of Citizens considered many factors, which are described in the section captioned “THE MERGER—Background of the Merger” and “THE MERGER—Citizens’ Reasons for the Merger” beginning on page 31 and page 33 respectively, of this proxy statement/prospectus.
Opinion of Citizens’ Financial Advisor (page 34)
In connection with the Merger, Citizens’ financial advisor, Hovde Group, LLC (“Hovde”), delivered a written opinion, dated October 18, 2022, to the Citizens board of directors as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Citizens common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hovde in preparing the opinion, is attached as Annex C to this proxy statement/prospectus. Hovde’s opinion speaks only as of the date of the written opinion. The opinion was for the information of, and was directed to, the Citizens board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of Citizens to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Citizens board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of Citizens common stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter.
Material U.S. federal income tax consequences of the Merger (page 46)
City and Citizens intend that the Merger will be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. Both City and Citizens intend that each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. If treated as a reorganization for U.S. federal income tax purposes (i) no gain or loss will be recognized by City or Citizens as a result of the Merger under Section 354(a)(1) of the Internal Revenue Code, (ii) U.S. resident Citizens shareholders will not recognize any gain or loss for U.S. federal income tax purposes if they exchange their Citizens common stock solely for City common stock in the Merger, except with respect to cash received in lieu of fractional shares of City common stock, and (iii) U.S. resident Citizens shareholders who exercise dissenters’ rights and receive solely cash in exchange for Citizens common shares in the Merger will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares.
All Citizens shareholders should read carefully the description under the section captioned “THE MERGER —Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 46 of this proxy statement/prospectus and are strongly encouraged to consult their own tax advisors concerning these matters. All Citizens shareholders should consult their tax advisors as to the specific tax consequences of the Merger to them, including, without limitation, the applicability and effect of the alternative minimum tax and any state, local, foreign, and other tax laws, your basis in any City common stock received in the Merger, your holding period with respect to any City common stock received in the Merger, your tax return reporting requirements, or the applicability and effect of any proposed changes in any tax laws.
Interests of directors and executive officers of Citizens (page 44)
The directors, some of the executive officers and some of the other employees of Citizens have interests in the Merger that are different from, or in addition to, the interests of Citizens shareholders generally. These include:
•continued indemnification and continued insurance for directors and officers of Citizens for events occurring before the Merger;
•coverage under a directors’ and officers’ insurance policy for three years following the effective date of the Merger;
•change in control cash payments pursuant to employment agreements; and
•cash payments for vested but unexercised options.

Each of City’s and Citizens’ board of directors was aware of these interests and considered them in approving the Merger Agreement. See “THE MERGER—Interests of Citizens Directors and Executive Officers in the Merger” beginning on page 44 of this proxy statement/prospectus.
Dissenters’ rights of Citizens shareholders (page 28 and Annex B)
Under Kentucky law, Citizens shareholders who do not vote in favor of the adoption and approval of the Merger Agreement and deliver a written demand for payment for the fair cash value of their Citizens common stock prior to the special meeting, will be entitled, if and when the Merger is completed, to receive the fair cash value of their Citizens common stock. The right to make this demand is known as “dissenters’ rights.” Citizens’ shareholders’ right to receive the fair cash value of their Citizens common stock, however, is contingent upon strict compliance with the procedures set forth in Chapter 271B, Subtitle 13 of the KBCA. A Citizens shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights, provided that such shareholder does not vote in favor of the Merger Agreement or return an unmarked proxy card.
For additional information regarding dissenters’ rights, see “DISSENTERS' RIGHTS” on page 28 of this proxy statement/prospectus and the complete text of Chapter 271B, Subtitle 13 of the KBCA attached to this proxy statement/prospectus as Annex B. If Citizens shareholders should have any questions regarding dissenters’ rights, such shareholders should consult with their own legal advisers.
Certain differences in shareholder rights (page 64)
When the Merger is completed, Citizens shareholders (other than those exercising dissenters’ rights) will receive City common stock and, therefore, will become City shareholders. As City shareholders, your rights will be governed by City’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, as well as West Virginia law. See “COMPARISON OF CERTAIN RIGHTS OF CITIZENS AND CITY SHAREHOLDERS” beginning on page 64 of this proxy statement/prospectus.
Regulatory approvals required for the Merger (page 44)
The Merger cannot be completed until City receives the required regulatory approvals, which include the approval of the Office of the Comptroller of the Currency (“OCC”) for the Subsidiary Bank Merger and the Board of Governors of the Federal Reserve System (the “Federal Reserve”) approval, nonobjection or waiver of an application, to consummate the Merger, and notice of the Merger and Subsidiary Bank Merger to the Kentucky Department of Financial Institutions. City intends to submit the appropriate applications and notices to the OCC, Federal Reserve and Kentucky Department of Financial Institutions for approvals and/or nonobjection. Although neither City nor Citizens know of any reason why it cannot obtain these regulatory approvals in a timely manner, City and Citizens cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the Merger or the Subsidiary Bank Merger.
Conditions to the Merger (page 54)
As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on the adoption and approval of the Merger Agreement by Citizens shareholders and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. Although City and Citizens anticipate the closing of the Merger will occur late in the first quarter of 2023, neither City nor Citizens can be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed. See “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” beginning on page 54 of this proxy statement/prospectus.
Termination of the Merger Agreement (page 61)
City and Citizens may mutually agree to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, whether before or after shareholder approval, if the board of directors of both approves such termination by vote of a majority of the members of each board. In addition, either City or Citizens, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective under the following circumstances:
•(i) if any of the required regulatory approvals is denied and the denial has become final and nonappealable, (ii) if any of the required regulatory approvals is requested, directed or advised to be withdrawn by such applicable regulatory body, or (iii) if any regulatory bodies issue a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Subsidiary Bank Merger;
•if the Citizens shareholders do not adopt and approve the Merger Agreement at their special shareholder meeting;
•if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured within 30 days of notice of the breach; or
•if the Merger has not been consummated by March 31, 2023, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate.
City, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the special meeting of Citizens shareholders upon written notice to Citizens if the Citizens board of directors:
•fails to include its recommendation to the Citizens shareholders in this proxy statement/prospectus that they adopt the Merger Agreement;
•withdraws, modifies, or qualifies Citizens’ board of directors’ recommendation to shareholders, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any other acquisition proposal, or fails to recommend against acceptance of an acquisition proposal that has been publicly disclosed within five (5) business days after the commencement of the tender or exchange offer, or fails to issue a press release announcing its unqualified opposition to the acquisition proposal within five (5) business days after an acquisition proposal is publicly announced; or
•fails to comply with certain of its obligations under the Merger Agreement.
Citizens, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to City:
•if Citizens intends to enter into an agreement relating to a superior acquisition proposal in accordance with the terms of the Merger Agreement and Citizens pays City a termination fee; or
•if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, the market value of City’s common stock drops below certain pre-determined thresholds while the Nasdaq Bank Index does not; subject, however, to City’s right to cure by providing notice to Citizens that City intends to proceed with the Merger by paying additional consideration.
Acquisition proposals and termination fee (page 63)
If the Merger Agreement is terminated by Citizens or City under certain circumstances involving alternative acquisition proposals or a change in Citizens’ board of directors’ recommendation to shareholders in a manner adverse to City, Citizens may be required to pay a termination fee to City equal to $2,000,000.

MARKET PRICE AND DIVIDEND INFORMATION
City’s common stock is listed and traded on the NASDAQ Global Select Market® under the symbol “CHCO”. As of January 3, 2023 there were 14,857,241 shares of City common stock outstanding, which were held by 2,435 holders of record.
Citizens’ common stock is quoted on the OTC Pink Open Market under the symbol “CCVS,” however, the shares do not have an active trading market and are not traded frequently. As of October 18, 2022 there were 3,821,101 shares of Citizens common stock outstanding, which were held by 251 holders of record.
The information presented in the following table reflects the last reported sale prices per share of City common stock and Citizens common stock as of October 18, 2022, the last trading day preceding our public announcement of the Merger, and January 3, 2023, the last practicable day for which information was available prior to the date of this proxy statement/prospectus. The table also presents the implied value of Citizens common stock based on those prices for City’s common stock and the 0.1666 fixed exchange ratio. No assurance can be given of what the market price of City’s common stock will be if and when the Merger is completed.

	City Common stock	Citizens Common stock	Implied value per Citizens common share at the 0.1666 fixed exchange ratio
October 18, 2022	$94.62	$7.85	$15.76
January 3, 2023	$92.58	$15.50	$15.42
The following table lists the high and low sales prices per share for City common stock and Citizens common stock and the cash dividends declared by each company for the periods indicated.

	City Common stock				Citizens Common stock (1)
	High	Low	Dividends		High	Low	Dividends
2020
First Quarter	82.72	54.03	0.57		10.00	6.90	0.00
Second Quarter	72.95	53.06	0.57		7.00	6.15	0.00
Third Quarter	69.26	55.03	0.57		6.30	6.16	0.00
Fourth Quarter	71.38	55.34	0.58		6.74	6.12	0.00
2021
First Quarter	88.49	68.28	0.58		7.36	7.10	0.00
Second Quarter	84.33	73.96	0.58		7.50	7.15	0.05
Third Quarter	80.34	71.61	0.58		8.25	8.00	0.05
Fourth Quarter	83.58	76.13	0.60		9.50	8.11	0.06
2022
First Quarter	86.30	74.69	0.60		8.70	8.70	0.06
Second Quarter	83.07	73.40	0.60		10.50	7.75	0.06
Third Quarter	90.96	77.38	0.65		8.00	7.60	0.07
Fourth Quarter	103.00	87.81	0.65	(2)	16.40	7.70	0.07
__________________
(1)Citizens’ common stock is quoted on the over-the-counter market, referred to as the OTC Pink Market or Pink Open Market, does not have an active trading market and is not traded frequently. Consequently, the prices quoted above may not represent an accurate indication of the value of Citizens common stock.
(2)City's board of directors declared a $0.65 per share dividend to be paid to holders of record of City common stock as of the close of business on January 13, 2023, anticipated to be paid to such holders on January 31, 2023.

The following table provides information as of December 31, 2021 with respect to Citizens’ equity compensation plan under which shares of Citizens common stock are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	243,690	$6.23	77,643
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	243,690	$6.23	77,643

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the proposed merger, the plans, objectives, expectations and intentions of City and Citizens, the expected timing of completion of the Merger, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, continue, remain, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995 (“Reform Act”), notwithstanding that such statements are not specifically identified.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors, in addition to the factors relating to the Merger discussed under the caption “RISK FACTORS” beginning on page 19 and the factors previously disclosed in City’s reports filed with the SEC, which could cause actual results to differ materially from those contained or implied in the forward-looking statements:
•changes in general economic, political, or industry conditions;
•the magnitude and continued duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and City’s and Citizens’ businesses, results of operations, and financial conditions;
•uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve;
•volatility and disruptions in global capital and credit markets;
•movements in interest rates;
•discontinuation of LIBOR;
•competitive pressures on product pricing and services;
•success, impact, and timing of City’s and Citizens’ business strategies, including market acceptance of any new products or services;
•the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Act and the Basel III regulatory reforms, as well as those involving the OCC, Kentucky Department of Financial Institutions, Federal Reserve, Federal Deposit Insurance Corporation, and Consumer Financial Protection Bureau;
•changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner;
•the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement;
•the outcome of any legal proceedings that may be instituted against City or Citizens;
•delays in completing the Merger;
•the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Merger);
•the failure to obtain Citizens’ shareholders’ approval or to satisfy any of the other conditions to the Merger on a timely basis or at all;
•the possibility that the anticipated benefits of the Merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies, or as a result of weakness in the economy or the strength of competitive factors in the areas where City and Citizens do business;
•the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Merger;
•the ability to complete the Merger and integration of City and Citizens successfully;
•the dilution caused by City’s issuance of additional shares of its capital stock in connection with the Merger;
•revenues or earnings following the Merger may be lower than expected; and
•other factors that may affect the future results of City and Citizens.
In addition, certain statements may be contained in the future filings of City with the SEC, in press releases and in oral and written statements made by or with the approval of City that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:
•statements about the benefits of the Merger between City and Citizens, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;
•statements regarding plans, objectives and expectations of City or Citizens or their respective management or boards of directors;
•statements regarding future economic performance; and
•statements regarding assumptions underlying any such statements.
You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the dates of the documents incorporated by reference in this proxy statement/prospectus. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, we caution you not to place reliance on these forward-looking statements. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither City nor Citizens undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.
Additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, are discussed in the reports that City has filed with the SEC as described under “Where You Can Find More Information” in the forepart of this document.
City and Citizens expressly qualify in their entirety all forward-looking statements attributable to either of them, or any person acting on their behalf, by reference to the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 17, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.
An investment by Citizens shareholders in City common stock as a result of the exchange of shares of City common stock for Citizens common stock in the Merger involves certain risks. In addition, City discusses certain other material risks connected with the ownership of City common stock and with City’s business under the caption “Risk Factors” appearing in its Annual Report on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that City has filed with the SEC or may file with the SEC after the date of this proxy statement/prospectus, which such reports are or will be incorporated by reference in this proxy statement/prospectus.
Holders of Citizens common stock should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the special meeting described herein. The risks described in this proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of City common stock that you, as an existing holder of Citizens common stock, will hold upon consummation of the Merger, and could result in a significant decline in the value of City common stock and cause the current holders of City common stock and/or the holders of Citizens common stock to lose all or part of the value of their respective investments in City common stock.
Risks Related to the Merger
Because of the market price of City common stock may fluctuate, holders of Citizens common stock cannot be certain of the market value of the Merger Consideration they will receive.
Under the terms of the Merger Agreement, all of the Citizens common stock exchanged in the Merger will be exchanged for City common stock. The Merger Consideration is fixed at 0.1666 shares of City common stock for each common share of Citizens exchanged.
City will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of Citizens common stock who would otherwise be entitled to receive a fraction of a City common share (after taking into account all shares of Citizens common stock owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the City fractional common share to which such holder would otherwise be entitled to multiplied by the daily volume-weighted average closing sale price of City common stock on the NASDAQ Global Select Market® for the five (5) consecutive full trading days immediately preceding the effective date of the Merger.
Any change in the market price of City common stock prior to the completion of the Merger will affect the market value of the Merger Consideration that Citizens shareholders will receive following completion of the Merger. Stock price changes may result from a variety of factors that are beyond the control of City and Citizens. Therefore, at the time of the special meeting, Citizens shareholders will not know the precise market value of the consideration they will receive at the effective time of the Merger. Citizens’ shareholders should obtain current sale prices for City common stock before voting their shares at the special meeting.
Citizens has the right to terminate the Merger Agreement if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, the market value of City’s common stock drops below certain pre-determined thresholds while the Nasdaq Bank Index does not; provided, however, that City will have the right to prevent Citizens’ termination by increasing the exchange ratio pursuant to a formula set forth in the Merger Agreement.
The market price of City common stock after the Merger may be affected by factors different from those affecting the shares of Citizens common stock or City common stock currently.
In the Merger, holders of Citizens common stock will become holders of City common stock. Although similar in some respects, City’s business does differ from that of Citizens. Accordingly, the results of operations of the combined company and the market price of City’s common stock after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of City and Citizens. For a discussion of the businesses of City and Citizens and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” in the forepart of this document.
City could experience difficulties in managing its growth and effectively integrating the operations of Citizens and the Subsidiary Bank.
The earnings, financial condition and prospects of City after the Merger will depend in part on City’s ability to integrate successfully the operations of Citizens and the Subsidiary Bank and to continue to implement its own business plan. City may not be able to fully achieve the strategic objectives and projected operating efficiencies anticipated in the Merger. The costs or difficulties relating to the integration of Citizens and the Subsidiary Bank with the City organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and City may encounter difficulties, including matters such as loss of key employees and customers, and the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies, among others. These factors could contribute to City not fully achieving the expected benefits from the Merger.
The Merger Agreement limits Citizens’ ability to pursue alternatives to the Merger, which may discourage other potential acquirers of Citizens from offering a higher valued transaction to Citizens and may, therefore, result in less value for the Citizens shareholders.
The Merger Agreement contains a provision that, subject to certain limited exceptions, prohibits Citizens from soliciting, negotiating, or providing confidential information to any third party relating to any competing proposal to acquire Citizens or the Subsidiary Bank.
In addition, if the Merger Agreement is terminated by Citizens under certain circumstances involving alternative acquisition proposals, Citizens may be required to pay a termination fee to City equal to $2,000,000. The requirement that Citizens make such a payment could discourage another company from making a competing proposal.
The fairness opinion of Citizens’ financial advisor does not reflect changes in circumstances subsequent to the date of such opinion.
The Citizens board of directors received an opinion, dated October 18, 2022, from Hovde, its financial advisor, as to the fairness of the Merger Consideration, from a financial point of view, as of the date of such opinion. Subsequent changes in the operation and prospects of Citizens or City, general market and economic conditions and other factors that may be beyond the control of Citizens or City may significantly alter the value of Citizens or City or the prices of the Citizens common stock or City common stock by the time the Merger is completed. The opinion does not address the fairness of the Merger Consideration, from a financial point of view, at the time the Merger is completed, or as of any other date other than the date of such opinion. The opinion of Citizens’ financial advisor is attached as Annex C to this proxy statement/prospectus. For a description of the opinion, see “THE MERGER—Opinion of Citizens’ Financial Advisor” on page 34 of this proxy statement/prospectus.

City and Citizens shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.
The Merger will dilute the ownership position of City shareholders and result in Citizens shareholders having an ownership stake in the combined company that is smaller than their current stake in Citizens. Upon completion of the Merger, we estimate that continuing City shareholders will own approximately 95.9% of the issued and outstanding common stock of the combined company and former Citizens shareholders will own approximately 4.1% of the issued and outstanding common stock of the combined company. Consequently, City shareholders and Citizens shareholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the Merger than they currently exercise over the management and policies of City and Citizens, respectively.
Failure to complete the Merger could negatively impact the value of City’s stock and Citizens’ stock and future businesses and financial results of City and Citizens.
If the Merger is not completed, the ongoing businesses of City and Citizens may be adversely affected and City and Citizens will be subject to several risks, including the following:
•City and Citizens will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;
•under the Merger Agreement, Citizens is subject to certain restrictions regarding the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies or pursue other beneficial opportunities; and
•matters relating to the Merger may require substantial commitments of time and resources by City and Citizens management, which could otherwise have been devoted to other opportunities that may have been beneficial to City and Citizens as independent companies, as the case may be.
In addition, if the Merger is not completed, Citizens may experience negative reactions from its customers and employees. Employees could resign and obtain other employment as a result of the potential Merger. Citizens also could be subject to litigation related to any failure to complete the Merger.
If the Merger Agreement is terminated and Citizens’ board of directors seeks another merger or business combination, Citizens shareholders cannot be certain that Citizens will be able to find a party willing to offer equivalent or more attractive consideration than the Merger Consideration City has agreed to provide in the Merger.
If the Merger Agreement is terminated under certain circumstances, Citizens may be required to pay a $2,000,000 termination fee to City. See “THE MERGER AGREEMENT-Acquisition Proposals and Termination Fee” beginning on page 63.
The combined company expects to incur substantial expenses related to the merger.
The combined company is expected to incur substantial costs in connection with the integration of Citizens Commerce Bank and City National, which is expected to occur immediately upon completion of the Merger. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including data processing, purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Citizens and City have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the Merger, and the amount and timing of such charges are uncertain at present.

The City common stock to be received by Citizens shareholders upon completion of the Merger will have different rights from Citizens common stock.
Upon completion of the Merger, Citizens shareholders will no longer be shareholders of Citizens but will instead become shareholders of City, and their rights as shareholders of City will continue to be governed by West Virginia corporate law and by City’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws. The terms of City’s Articles and Bylaws in many important respects are materially different than the terms of Citizens’ Articles of Incorporation and Bylaws. See “COMPARISON OF CERTAIN RIGHTS OF CITIZENS AND CITY SHAREHOLDERS” on page 64 of this proxy statement/prospectus.
The Merger Agreement subjects City and Citizens to certain restrictions on their respective business activities prior to the effective time.
The Merger Agreement subjects City and Citizens to certain restrictions on their respective business activities prior to the effective time. Subject to certain specified exceptions, the Merger Agreement obligates Citizens to, and to cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and each of City and Citizens to, and to cause each of its subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability of either City or Citizens obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the Merger Agreement or to perform its respective covenants and agreements under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement on a timely basis. These restrictions could prevent Citizens from pursuing certain business opportunities that arise prior to the effective time. See the section entitled “THE MERGER AGREEMENT – Citizens’ Conduct of Business Pending the Merger” beginning on page 58 and “THE MERGER AGREEMENT – City’s Conduct of Business Pending the Merger” beginning on page 61.
The COVID-19 pandemic’s impact on the combined company’s business and operations is uncertain.
The extent to which the continuation of the COVID-19 pandemic or any variant will negatively affect the business, financial condition, liquidity, capital and results of operations of the combined company will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the COVID-19 pandemic or any variant, the direct and indirect impact of the COVID-19 pandemic or any variant on employees, clients, counterparties and service providers, as well as other market participants, and actions taken by governmental authorities and other third parties in response to the COVID-19 pandemic or any variant. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 pandemic on the combined company’s business, and there is no guarantee that efforts by the combined company to address the adverse impacts of the COVID-19 pandemic or any variant will be effective.
Even after the COVID-19 pandemic or any variant has subsided, the combined company may continue to experience adverse impacts to its business as a result of the COVID-19 pandemic’s global economic impact, including reduced availability of credit, adverse impacts on liquidity and the negative financial effects from any recession or depression that may occur.
Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed.
The respective obligations of City and Citizens to complete the Merger are subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of Citizens shareholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, approval of the City common stock to be issued to Citizens for listing on NASDAQ, the continued accuracy of the representations and warranties by both parties, and the performance by both parties of their covenants and agreements. See “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” on page 54 of this proxy statement/prospectus. These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by March 31, 2023, either City or Citizens will have the opportunity to choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after approval by the requisite vote of the Citizens shareholders. In addition, City or Citizens may elect to terminate the Merger Agreement in certain other circumstances. See “THE MERGER AGREEMENT—Termination of the Merger Agreement” on page 61 of this proxy statement/prospectus for a fuller description of these circumstances.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the Merger and the Subsidiary Bank Merger may be completed, various approvals, consents, notices and non-objections must be obtained from, or given to, the Federal Reserve, the OCC and the Kentucky Department of Financial Institutions. In determining whether to grant these approvals, these regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “THE MERGER —Regulatory Approvals Required” beginning on page 44. These approvals could be delayed or not obtained at all, due to a number of factors including any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulatory authorities in granting such approvals; governmental, political or community group inquiries, investigations or opposition; changes in legislation or the political environment, including as a result of changes of the U.S. executive administration, Congressional leadership and regulatory agency leadership; or impacts and disruptions resulting from the COVID-19 pandemic or any variant. The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the Merger Agreement. There can be no assurance that the regulatory authorities will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the Merger Agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the Merger or will otherwise reduce the anticipated benefits of the Merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the Merger. Additionally, the completion of the Merger is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the Merger Agreement. Despite the parties’ commitments to use their reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the Merger Agreement, neither City nor Citizens is required under the terms of the Merger Agreement to agree to any condition or restriction in connection with obtaining these approvals that the City board of directors reasonably determines would have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the Merger. See the section entitled “THE MERGER —Regulatory Approvals Required” beginning on page 44.
Issuance of shares of City common stock in connection with the Merger may adversely affect the market price of City common stock.
In connection with the payment of the merger consideration, City expects to issue approximately 668,398 shares of City common stock to Citizens shareholders. The issuance of these new shares of City common stock may result in fluctuations in the market price of City common stock, including a stock price decrease.
Certain Citizens directors and executive officers have interests in the Merger that may differ from the interests of Citizens shareholders.
The Citizens shareholders should be aware that certain Citizens directors and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of Citizens shareholders generally. The Citizens board was aware of these interests and considered these interests, among other matters, when making its decision to approve the Merger Agreement, and in recommending that Citizens shareholders vote in favor of the Merger proposal and certain related matters and against alternative transactions. For a more complete description of these interests, see the section of this proxy statement/prospectus entitled “THE MERGER - Interests of Citizens Directors and Officers in the Merger” beginning on page 44.

If the Merger does not qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, then the Citizens shareholders may be required to pay substantial U.S. federal income taxes.
City and Citizens intend for the Merger to qualify as a reorganization under Section 368(a) of the Internal Revenue the Code. The IRS will not provide a ruling on this matter, and it is possible that the IRS or the courts could adopt a contrary position. If the Merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code, then the Merger Consideration received in the Merger would be taxable to the U.S. resident shareholders of Citizens and such shareholders would be treated as selling their Citizens common stock in a taxable transaction in exchange for City common stock received in the Merger, and could as a result recognize taxable income in the Merger with respect to the Merger Consideration. See “THE MERGER - Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 46 of this proxy statement/prospectus.
Risks Related to City’s Business
You should read and consider risk factors specific to City’s business that will also affect the combined company after the Merger, described in City’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by City with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 69 of this statement/prospectus.

THE SPECIAL MEETING OF SHAREHOLDERS OF CITIZENS
Time, Date and Place
This proxy statement/prospectus is being provided to Citizens shareholders in connection with the solicitation of proxies by the Citizens board of directors for use at the special meeting of shareholders to be held at 5:00 p.m. local time, on, February 27, 2023, at the Main Office of Citizens Commerce Bank, 534 Marsailles Road, Versailles, Kentucky 40383, including any adjournments of the special meeting.
This proxy statement/prospectus is also being furnished by City to Citizens shareholders as a prospectus in connection with the issuance of City common stock upon completion of the Merger.
Matters to be Considered
At the special meeting, the shareholders of Citizens will be asked to consider and vote upon the following matters:
•a proposal to adopt and approve the Merger Agreement and the transactions contemplated by it; and
•a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.
The board of directors of Citizens believes that the Merger with City is in the best interests of Citizens shareholders and recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement, and (2) “FOR” the proposal to adjourn the special meeting of Citizens shareholders, if necessary, to solicit additional proxies.
Record Date; Shares Outstanding and Entitled to Vote
The board of directors of Citizens has fixed the close of business on December 30, 2022, as the record date for determining the Citizens shareholders who are entitled to notice of and to vote at the special meeting of shareholders. Only holders of Citizens common stock at the close of business on the record date will be entitled to notice of and to vote at the special meeting.
As of the close of business on December 30, 2022, there were 3,821,101 shares of Citizens common stock outstanding and entitled to vote at the special meeting. As of the same date, there were no shares of Citizens preferred stock outstanding. The shares of Citizens common stock were held of record by approximately 249 shareholders. Each Citizens common share entitles the holder to one vote on all matters properly presented at the special meeting.
Votes Required; Quorum
The adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the Citizens common stock outstanding and entitled to vote at the special meeting. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies will be approved if more shares of Citizens common stock are voted in favor of the proposal than against it.
As of October 18, 2022, directors of Citizens owned an aggregate of 2,679,946 Citizens common stock, an amount equal to approximately 70% of the outstanding Citizens common stock. All of the directors of Citizens entered into a support agreement on such date with City pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. As of the date of this proxy statement/prospectus, City and its directors, executive officers and affiliates beneficially owned no Citizens common stock.
Your vote is important. Beneficial owners who hold Citizens common stock in “street name” through a broker must instruct their broker how to vote their Citizens common stock on the adoption and approval of the Merger

Agreement and on the adjournment proposal. Without specific instructions from the beneficial owners brokers are prohibited from voting such shares. If you fail to return your proxy card or vote in person at the special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting, or if your Citizens common stock is held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement, but will have no effect on the adjournment proposal.
A quorum, consisting of the holders of a majority of the outstanding Citizens common stock, must be present in person or by proxy at the special meeting before any action can be taken. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.
The Citizens board of directors does not expect any matter other than the adoption and approval of the Merger Agreement, and if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the special meeting.
Solicitation and Revocation of Proxies
A proxy card accompanies each copy of this proxy statement/prospectus mailed to Citizens shareholders. Your proxy is being solicited by the board of directors of Citizens. Whether or not you attend the special meeting, the Citizens board of directors urges you to promptly submit your proxy by mail by returning your properly executed proxy card as soon as possible. If you timely submit your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the Citizens common stock represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Citizens’ common stock will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement, and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.
If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting:
•by filing a written notice of revocation with the Secretary of Citizens, at 534 Marsailles Road, Versailles, Kentucky 40383;
•by executing and returning another proxy card with a later date; or
•by attending the special meeting and giving notice of revocation in person to the corporate Secretary, or voting by ballot at the special meeting.
Your attendance at the special meeting will not, by itself, revoke your proxy.
If you hold your Citizens common stock in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your common stock) with instructions on how to vote your common stock. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your common stock, you must follow the directions received from your broker, bank or other nominee to change or revoke your vote.
Cost of Solicitation
Citizens will bear its own cost of solicitation of proxies on behalf of the Citizens board of directors. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of Citizens, none of whom will receive additional compensation for their solicitation activities. Citizens will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Citizens common stock not beneficially owned by them, for forwarding this proxy statement/prospectus and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of Citizens common stock entitled to vote at the special meeting.

Participants in the ESOP
If you participate in the ESOP, you will receive a vote authorization form for the plan that reflects all shares that you may direct the Trustee to vote on your behalf under the ESOP. Please be aware that the Trustee of the plan may establish a deadline for submitting your voting instructions that is before the time of the special meeting.
Under the terms of the ESOP, each ESOP participant may direct the Trustee how to vote the Citizens common stock allocated to his or her account. As all ESOP shares held by the ESOP are allocated to the accounts of participants, the Trustee will vote all the allocated shares held in the ESOP as instructed by the participants to whom they have been allocated, and vote all allocated shares for which timely and complete voting instructions are not received in the same proportion as the shares for which instructions are received.

PROPOSALS SUBMITTED TO CITIZENS SHAREHOLDERS
Merger Proposal
As discussed throughout this proxy statement/prospectus, Citizens is asking its shareholders to adopt and approve the Merger Agreement and the transactions contemplated thereby. Citizens’ shareholders should carefully read this document in its entirety for more detailed information regarding the Merger Agreement and the Merger. In particular, shareholders are directed to the copy of the Merger Agreement attached as Annex A to this proxy statement/prospectus.
The board of directors of Citizens recommends a vote “FOR” the approval and adoption of the Merger Agreement.
Adjournment Proposal
The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Merger Agreement. If, at the time of the special meeting, the number of shares of common stock of Citizens present or represented and voting in favor of the Merger Agreement proposal is insufficient to approve and adopt the Merger Agreement, Citizens intends to move to adjourn the special meeting in order to enable the Citizens board of directors to solicit additional proxies for approval of the proposal.
In the adjournment proposal, Citizens is asking its shareholders to authorize the holder of any proxy solicited by the Citizens board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the Citizens shareholders approve the adjournment proposal, Citizens could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Citizens shareholders who have previously voted.
The Citizens board of directors recommends a vote “FOR” the Citizens adjournment proposal.
DISSENTERS’ RIGHTS
The following summarizes the provisions of Kentucky law relating to the dissenters' rights of shareholders. The provisions of Sections 271B.13-010 through 271B.13-310 of the Kentucky Business Corporation Act ("KBCA"), which control your right to dissent from the Merger, are attached in full as Annex B to this proxy statement/prospectus. We urge you to read Annex B in its entirety.
Any shareholder of record of Citizens who objects to the Merger and who fully complies with Sections 271B.13-010 through 271B.13-310 of the KBCA will be entitled to demand and receive payment, if the Merger is consummated, in cash of an amount equal to the fair value of all, but not less than all, of his or her Citizens common stock. A shareholder of record may, however, assert dissenters' rights as to fewer than all of the shares registered in his or her name if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies Citizens in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights.
For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights, the fair value of a dissenting shareholder's Citizens common stock equals the value of the shares immediately before the effective date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless exclusion would be inequitable.
Any Citizens shareholder desiring to dissent from the Merger and receive payment of the fair value of his or her Citizens common stock must:
•deliver to Citizens, before the shareholder vote on the Merger Agreement, a written notice of his or her intent to demand payment for his or her shares if the Merger is consummated;

•not vote his or her shares in favor of the Merger Agreement; and
•demand payment, certify whether the holder acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed Merger, and deposit his or her stock certificates with Citizens in accordance with the terms of a dissenters' notice to be sent to all dissenting shareholders within 10 days after the Merger is authorized by shareholders.
Only a record shareholder may assert dissenters' rights, except that a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder (as in the case of shares held in a brokerage account) may assert dissenters' rights on his or her own behalf if: (i) the record shareholder's written consent to the dissent is submitted to Citizens not later than the time the beneficial shareholder asserts dissenters' rights; and (ii) the beneficial owner asserts dissenters' rights with respect to all shares of which he or she is the beneficial owner or over which he or she has the power to direct the vote.
All written communications from shareholders with respect to the exercise of dissenters' rights should be mailed before the Merger is completed to Citizens Commerce Bancshares, Inc., 534 Marsailles Road, Versailles, Kentucky 40383, Attention: Secretary, and after the Merger is completed to City Holding Company, 25 Gatewater Road, Cross Lanes West Virginia 25313, Attention: Corporate Secretary. Voting against, abstaining from voting or failing to vote on the proposal to approve the Merger Agreement is not enough to satisfy the requirements of the KBCA. You must also comply with all of the conditions relating to the separate written notice of intent to dissent from the Merger, the separate written demand for payment of the fair value of Citizens common stock and the deposit of the stock certificates.
The dissenters' notice sent to dissenting shareholders will:
•specify the dates and place for receipt of the payment demand and the deposit of the Citizens stock certificates;
•inform holders of uncertificated shares, if any, to what extent transfer of the shares will be restricted after the payment demand is received;
•supply a form for demanding payment that includes the date of the first public announcement of the terms of the Merger as provided above and requires that the person asserting dissenters' rights certify whether or not he or she acquired beneficial ownership of the shares before that date;
•set a date by which City must receive the payment demand, which date must not be fewer than 30, nor more than 60 days after the dissenters' notice is delivered; and
•be accompanied by a copy of the dissenters' rights provisions of the KBCA.
Following the later to occur of the date on which the Merger is completed or the date on which City receives a payment demand from a dissenting shareholder who has complied with the statutory requirements, City will pay the dissenter the estimated fair value of his or her shares, plus accrued interest. City's payment will be accompanied by:
•Citizens' balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;
•a statement of City's determination of the fair value of the shares;
•an explanation of how the interest was calculated; and
•a statement of the dissenting shareholder's right to demand payment of a different amount under Section 271B.13-280 of the KBCA.
After the Merger, City may, under Section 271B.13-270, elect to withhold payment from a dissenter who became the beneficial owner of the shares on or after the date of the first public announcement of the terms of the

Merger. If City makes such an election, it must estimate the fair value of the shares, plus accrued interest, and send an offer to the dissenter that includes the estimate of the fair value, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment of a different amount under Section 271B.13-280. City must pay the offer amount to each such dissenting shareholder who agrees to accept it in full satisfaction of his or her demand.
If City fails to pay (except as provided in Section 271B.13-270) the estimated fair value of shares with respect to which a dissenter has complied with the dissenting shareholder requirements within 60 days of the date for demanding payment set forth in the dissenters' notice, such dissenting shareholder may notify City in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate.
If the dissenting shareholder believes the amount City paid or offered is less than the fair value of the shares or that the interest due is incorrectly calculated, within 30 days after City makes or offers payment for the shares of a dissenting shareholder, the dissenting shareholder must demand payment of his or her own estimate of the fair value of the shares and interest due. A dissenter waives the right to demand payment unless he or she notifies City of his or her demand in writing within 30 days after City made or offered payment for his or her shares. If the demand for payment of the different amount under Section 271B.13-280 remains unsettled, then City, within 60 days after receiving the payment demand of a different amount from the dissenting shareholder, must file an action in the Woodford County, Kentucky circuit court requesting that the fair value of the dissenting shareholder's shares be determined. City must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If City does not begin the proceeding within the 60-day period, it must pay the amount demanded by each dissenting shareholder whose demand remains unsettled.
The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of Citizens common stock pursuant to Subtitle 13 of the KBCA may not be complete and is qualified in its entirety by reference to the full text of Subtitle 13 of the KBCA (Chapter 271B, Subtitle 13, Title XXIII of the Kentucky Revised Statutes) attached as Annex B to this proxy statement/prospectus. Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. A Citizens shareholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue dissenters’ rights.
U.S. shareholders should note that dissenting shareholders will recognize gain or loss for federal income tax purposes on cash paid to them in satisfaction of the fair value of their shares, and should consult their tax advisors accordingly. See “THE MERGER - Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 46 of this proxy statement/prospectus.
Failure by any shareholder to follow the complex steps required by the KBCA for properly asserting dissenters’ rights may result in the loss of those rights. If you are considering dissenting from the approval of the Merger Agreement and asserting your dissenters’ rights under the KBCA, you should consult your legal advisor.

THE MERGER
The Proposed Merger
The Merger Agreement provides for the merger of Citizens with and into City, with City as the surviving entity. Thereafter, at a later time specified by City National in its certificate of merger filed with the OCC, Citizens Commerce Bank will be merged with and into City National, with City National surviving the Subsidiary Bank Merger.
The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.
Background of the Merger
After it completed its recapitalization in 2017, retiring all of its holding company debt, trust preferred securities and preferred stock and raising additional common equity capital, Citizens followed a strategy of remaining independent. Remaining independent allowed Citizens, and its shareholders, to benefit from the significant deferred tax assets that resulted from the net operating losses Citizens experienced prior to the recapitalization. An ownership change would have limited that.
From time to time Citizens was approached by other financial institutions expressing a potential interest in engaging in a merger or acquisition transaction, including by City. In May 2021, Citizens engaged ProBank Austin to discuss strategic initiatives with the board. In June 2021, City’s CEO, Charles “Skip” Hageboeck, visited Citizens Commerce Bank to meet the bank’s president, Michelle Oxley. At that point, the deferred tax assets approximated $816,000.
In the fall of 2021, Piper Sandler met with the board of directors to present merger and acquisition opportunities. The presentation primarily related to discussions regarding City’s interest in Citizens and the Lexington MSA. By 2022, Citizens had substantially utilized the tax benefits from its prior net operating losses, and the Citizens’ board of directors continued to evaluate whether or not it was in the best interest of shareholders to continue to remain independent. The uncertain economic conditions that followed the COVID pandemic and the increasingly competitive and complex regulatory environment were posing significant challenges for small independent community banks like Citizens. Furthermore, Citizens Commerce Bank’s core processing contract was scheduled to renew in October 2023. Citizens’ board of directors recognized making the continual capital investments in operations and technology needed for regulatory compliance and to offer competitive products and services was becoming increasingly challenging. Additionally, renewal of the data processing contract would include significant fees for early termination in the event a sale transpired after the contract was renewed. Another challenge was the absence of a trading market in Citizens common stock, making Citizens’ shares an illiquid investment for shareholders.
In March 2022, the President and CEO of ProBank Austin met with the board of directors again to share merger and acquisition pricing, as well as potential opportunities. In April 2022, representatives of a third investment banking firm with whom Citizens had prior contacts also met with the board of directors to discuss their position on merger and acquisition possibilities.
In May 2022, the board of directors requested engagement letters from the three investment banking firms. Terms of the agreements were extensively evaluated.
At its May 2022 meeting, the Citizens board of directors engaged ProBank Austin and its affiliate, Investment Bank Services, Inc., to explore the option of a merger or sale transaction with a larger financial institution. This engagement also provided for a fairness opinion by ProBank Austin as to the financial terms of any transaction that resulted.
In June 2022, the President and CEO of ProBank Austin met with the Citizens board of directors to review the financial institutions with a banking presence in Kentucky with assets over $1.0 billion and to identify those that might have an interest in an acquisition or merger transaction. ProBank Austin ranked the prospective interested parties based on its analysis of the price each had the capacity to offer and contacted the top three, including City. Of the top three institutions, only City expressed an interest in pursuing a transaction.
In July 2022, ProBank Austin worked with management to develop summary information, as well as a data room of supporting information to be shared with other institutions.
On July 27, 2022, City submitted an indication of interest to the Citizens board of directors contemplating an all stock merger transaction with Citizens stock valued at $14.50 per share. Citizens, through ProBank Austin, proposed a higher price, $15.00 per share, and, when City refused, Citizens agreed to allow City to conduct due diligence of Citizens but refused to agree to exclusive negotiations. The board of directors determined City was a superior candidate. On July 29, a due diligence data room with additional information was opened for City. From August through September 2022, City conducted due diligence on Citizens.
On August 9, 2022, City’s CEO met with the Citizens board and presented information on City and City National Bank.
On September 7, 2022, Citizens and ProBank Austin were given access to a virtual data room with City’s financial and operational information for their reverse due diligence review. Citizens’ management team began reverse due diligence.
On September 24, 2022, City’s legal counsel sent a proposed draft of the definitive merger agreement to Citizens’ legal counsel. For the next several weeks, members of the City and Citizens management teams and their respective financial advisors continued their discussions and due diligence reviews. Concurrently, the parties and their respective financial advisors and outside legal counsel negotiated the terms of the definitive merger agreement and ancillary documents, including the support agreements to be executed by the directors of Citizens who are also shareholders. During this period, the Citizens board of directors met with Citizens’ financial advisors and outside legal counsel reviewing the merger agreement and ancillary documents and the financial and legal terms of the proposed transaction, obtaining advice from their financial and legal advisors and input from Citizens’ executive officers, and providing direction for their negotiations, first on September 28, 2022 and again on October 11, 2022.
On October 1, 2022, ProBank Austin sold substantially all of its business to Forvis, LLP, except for its financial advisory business conducted through Investment Bank Services, Inc. The members of that team at ProBank Austin who did not join Forvis joined Hovde Group, LLC instead. As a result of the acquisition, ProBank Austin’s engagement letter executed in May 2022 was assigned to Forvis. Citizens executed the Forvis engagement letter on October 4, 2022. Due to Forvis not providing fairness opinions, Citizens engaged a third party, Hovde Group, on October 1, 2022 to provide to the Citizens board of directors an opinion as to the fairness of the financial terms of the proposed transaction with City as negotiated.
Forvis and Hovde conducted due diligence from October 2, 2022 through October 14, 2022.
At an October 18, 2022 joint meeting of the boards of directors of Citizens and Citizens Commerce Bank, the directors met with all of Citizens’ financial and legal advisors. A representative of Citizens’ outside legal counsel, Wyatt, Tarrant & Combs, LLP, reviewed the terms of the proposed definitive merger agreement, and a representative of Forvis led a discussion regarding the financial terms of the transaction. A representative of Hovde delivered an independent fairness opinion that the financial terms of the proposed merger were fair from a financial point of view to Citizens and its shareholders. After reviewing Hovde’s analysis and further discussion of the terms of the Merger Agreement, the Citizens board of directors unanimously (a) determined that the Merger Agreement and the transactions it calls for, including the Merger, were in the best interests of Citizens and its shareholders, (b) voted to approve the Merger Agreement, and (c) recommended that Citizens shareholders approve the Merger Agreement.
City and Citizens executed the Merger Agreement later on October 18, 2022. In addition, Citizens’ directors and, as applicable, their spouses executed support agreements committing to support and vote for the proposed Merger. The proposed Merger was announced on the evening of October 18, 2022, in a press release issued jointly by City and Citizens.

Citizens' Reasons for the Merger
Citizens board of directors considered several factors in concluding that the Merger with City is fair to, and in the best interests of, Citizens and its shareholders. The Citizens board did not assign any specific or relative weight to the factors in its consideration. The material factors considered by the Citizens board included the following:
The financial terms of the Merger, including the Merger Consideration.     The Merger Consideration of 0.1666 City Holdings shares per Citizens share equated to $15.43 per Citizens share based on City’s five day average closing price of $92.60 on Monday, October 17, 2022. The indicated value also represented 185% of Citizens tangible book value per share as of September 30, 2022, and 20.8 times Citizens earnings per share for the twelve months ended September 30, 2022. Citizens board of directors believed these multiples compared more favorably than recent transactions involving comparable financial institutions. Citizens shareholders would own approximately 4.1% of the combined company, which would have approximately $6.2 billion in total assets.
Utilization of the deferred tax asset.     Citizens recognized substantial losses from 2009 to 2014 related to deterioration in its loan portfolio, largely stemming from the 2009 recession. In 2013, Citizens’ net operating loss carryforwards peaked at $20.1 million, with the related deferred tax asset totaling $6.8 million. A valuation allowance was established against the deferred tax asset in 2009, then reversed in 2016 once Citizens achieved core profitability. This asset would be impaired, if not completely eliminated, in a change of control transaction. It was important to the Citizens board of directors to utilize this asset before any merger transaction was contemplated. As of September 30, 2022, the remaining net operating loss was $177,000, with the deferred tax asset totaling $37,000. It is anticipated that the remaining balance will be utilized prior to the close of the proposed transaction.
Greater liquidity.     City common shares trade on the Nasdaq Global Select Market, with an annual average daily trading volume of more than 81,000 shares during the prior three months, compared to the absence of a trading market for Citizens common stock. Owning shares in an institution with a substantially larger market capitalization will provide greater liquidity to shareholders who need or desire to sell their shares.
City’s financial and stock price performance.     City’s return on assets and return on equity were 1.54% and 13.84% as of June 30, 2022, ranking above the 75th percentile of a comparable publicly traded peer group identified by Hovde Group. City’s asset quality was also extremely strong. City common stock was trading at a multiple of 15.3 times twelve months trailing earnings per share and 291% of tangible book value per share, compared to the median of the peer group trading at 9.6 times twelve months trailing earnings per share and 156% of tangible book value per share for the peer group. City’s dividend yield was 2.56% for the last twelve months.
Prospects for the combined company.     As previously noted, the Merger would create a combined company with approximately $6.2 billion in total assets. Citizens’ shareholders would own a 4.1% stake in a combined company with increased operating scale and earnings power. The combined bank would have a $700.0 million presence in central Kentucky with substantially more financial resources than Citizens. For example, the combined company would have the capacity to offer larger commercial loans, enabling it to compete more effectively for business customers. In addition, the combined company would be able to provide wealth management and insurance services, which Citizens does not currently offer.
An assessment of Citizens’ strategic alternatives to the Merger.     As described under “Background of the Merger” above, the Citizens board of directors believes the Merger presents a more certain opportunity to enhance shareholder value for Citizens shareholders than remaining independent. Among other factors, remaining independent would require Citizens to continue to invest substantial capital in the operations and technology needed to offer financial products and services in an increasingly competitive environment. The Citizens board of directors also considered whether another financial institution would be likely to place the same value on the Citizens franchise as does City, noting that the market where Citizens operates fits well with City’s business strategy.
Impact on community, customers and employees.     The Merger would result in a market expansion for City, which the Citizens board of directors believed would present meaningful opportunities for Citizens officers and employees within the City National Bank organization. The Citizens board of directors viewed City’s philosophy and culture to be similar in most respects to Citizens’ own philosophy and focus and believed Citizens customers would find the community-oriented banking services provided by City National Bank to be comparable to, or more extensive than, the services they currently enjoy.
Opinion of Hovde Group.     Citizens’ financial advisor Hovde Group delivered to the Citizens board of directors a written opinion dated October 18, 2022, as to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of Citizens of the date of the opinion, as more fully described below under “Opinion of Citizens’ Financial Advisor.”
The foregoing discussion of the material information and factors considered by Citizens’ board of directors is not intended to be exhaustive. Citizens’ board of directors evaluated the above factors and unanimously determined that the Merger was in the best interests of Citizens and its shareholders. In reaching its determination to approve the Merger and recommend that Citizens shareholders approve the Merger, the board of directors considered the totality of the information presented to it and did not assign any relative or specific weights to any of the individual factors considered, although individual directors may have given different weights to different factors. The board of directors considered these factors, including the potential risks, uncertainties and disadvantages associated with the Merger, in the aggregate rather than separately and determined the benefits of the Merger to be favorable to and outweigh the potential risks, uncertainties and disadvantages of the Merger. This explanation of the board of directors’ reasoning and certain other information presented in this section are forwarding-looking in nature and, therefore, should be read in the context of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements.”
Citizens’ board of directors determined that the Merger, the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Citizens and its shareholders. The board of directors also unanimously determined that the Merger Agreement and the transactions contemplated thereby are consistent with, and in furtherance of, Citizens’ business strategies. Accordingly, Citizens’ board of directors unanimously approved and adopted the Merger Agreement and approved the Merger and unanimously recommends that Citizens shareholders vote “FOR” approval of the Merger Agreement and the Merger. The terms of the Merger Agreement were the product of arm’s-length negotiations between Citizens and City and their respective representatives.
The above discussion of the information and factors considered by Citizens’ board of directors is not intended to be exhaustive but includes all material factors considered by the board in arriving at its determination to approve, and to recommend that the Citizens shareholders vote to approve the Merger Agreement. The Citizens board of directors did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to each factor.
Recommendation of the Citizens Board of Directors
The board of directors of Citizens unanimously approved the Merger Agreement. The board of directors of Citizens believes that the Merger is in the best interests of Citizens and its shareholders, and, as a result, the directors unanimously recommend that Citizens shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.
Opinion of Citizens’ Financial Advisor
On October 1, 2022, Citizens retained Hovde Group, LLC (“Hovde”) to render a fairness opinion (the “Hovde Opinion” or “Opinion”) in connection with the Merger. Hovde is a full-service investment bank with extensive experience in community bank mergers and acquisitions. Citizens selected Hovde as its financial advisor on the basis of its experience and expertise in representing community banks in similar transactions and its familiarity with Citizens.
At the meeting of the Citizens Board on October 18, 2022, Hovde rendered its oral Opinion (which was subsequently confirmed in writing by delivery of Hovde’s written Opinion dated October 18, 2022) that, based upon and subject to the various factors, assumptions and limitations set forth in such Opinion, Hovde representatives’ experience as investment bankers, Hovde’s work as described in such Opinion and other factors Hovde deemed relevant, as of such date, the Merger Consideration set forth in the Merger Agreement was fair, from a financial point of view, to the shareholders of Citizens common stock.
The full text of the Hovde Opinion is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. The summary of the Hovde Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. Citizens common shareholders should read the full text of the Opinion carefully and in its entirety. The Hovde Opinion is addressed to the Citizens Board, is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Citizens common stock and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the Merger.
The Hovde Opinion was reviewed and approved by the fairness opinion committee of Hovde. Hovde expressed no view or opinion as to any of the legal, accounting, and tax matters relating to the Merger, or any other transactions contemplated by the Merger Agreement or any terms or other aspects of the Merger Agreement or the Merger. Hovde expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors, or other constituencies of Citizens. Hovde did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Citizens’ or the Bank’s officers, directors or employees, or class of such persons, relative to the consideration to be received by the holders of Citizens common stock in the Merger.
You should consider the following when reading the discussion of the Hovde Opinion in this document:
•The Opinion letter details the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Hovde in connection with its Opinion, and should be read in its entirety;
•Hovde expressed no opinion as to the price at which Citizens’ or City’s common stock would actually trade at any given time;
•The Hovde Opinion does not address the relative merits of the Merger and the other business strategies considered by Citizens’ board, nor does it address the board’s decision to proceed with the Merger; and
•The Hovde Opinion rendered in connection with the Merger does not constitute a recommendation to any Citizens shareholder as to how he or she should vote at the special meeting.
The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In performing its analyses, Hovde made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Citizens and City and may not be realized. Any estimates contained in Hovde’s analyses are not necessarily predictive of future results or values and may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by Hovde was assigned a greater significance by Hovde than any other. The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the narrative description of those summaries.
With respect to the projections and estimates for Citizens and City, and the expected transaction costs, purchase accounting adjustments and cost savings, Citizens’ and City’s management and advisors confirmed to Hovde that they reflected the best currently available estimates and judgments of management of the future financial performance of Citizens and City, respectively, and Hovde assumed that such performance would be achieved. Hovde expresses no opinion as to such financial projections and estimates or the assumptions on which they are based. Hovde also assumed that there has been no material change in Citizens’ or City’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Hovde. Hovde assumed in all respects material to our analysis that Citizens and City will remain as going concerns for all periods relevant to the analyses, that all of the representations and warranties contained in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants required to be performed by such party under the Merger Agreement, and that the closing conditions in the Merger Agreement are not waived. Finally, Hovde has relied upon the advice Citizens has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.
Hovde has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its Opinion. Hovde did not undertake any independent evaluation or appraisal of the assets and liabilities of Citizens or City, nor was it furnished with any appraisals. Hovde has not reviewed any individual credit files of Citizens or City, and has assumed that Citizens’ and City’s allowances are, in the aggregate, adequate to cover inherent credit losses. Hovde’s Opinion is based on economic, market and other conditions existing on the date of its Opinion. No limitations were imposed by Citizens’ board or its management on Hovde with respect to the investigations made or the procedures followed by Hovde in rendering its Opinion.
In rendering its Opinion, Hovde made the following assumptions:
•all material governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on Citizens, City, or on the anticipated benefits of the Merger;
•Citizens and City have provided all of the information that might be material to Hovde in its review; and
•the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Citizens and City as to the future operating and financial performance of Citizens and City, respectively.
For purposes of its Opinion, Hovde reviewed and/or considered among other factors, the following:
(i)the Merger Agreement dated October 18, 2022;
(ii)certain publicly available financial statements and other historical financial information of Citizens and City that Hovde deemed relevant;
(iii)certain non-public internal financial and operating data of Citizens and City that were prepared and provided to Hovde by the respective management of Citizens and City;
(iv)internal financial projections for Citizens for 2022, 2023 and 2024, prepared by, and reviewed with, management of Citizens;
(v)the pro forma financial impact of the Merger on City, based on assumptions relating to transaction expenses, acquisition accounting adjustments, and cost savings as discussed with representatives of City;
(vi)publicly reported historical stock price and trading activity for City’s common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to City;
(vii)the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the Merger;
(viii)the current market environment generally and the banking environment in particular; and,
(ix)such other information, financial studies, analyses, and investigations, financial, economic, and market criteria as Hovde considered relevant.
Hovde also discussed with certain members of senior management of Citizens the business, financial condition, results of operations and prospects of Citizens, including certain operating, regulatory and other financial matters.

Hovde held similar discussions with certain members of senior management of City regarding the business, financial condition, results of operations and prospects of City.
The following is a summary of the material factors considered and analyses performed by Hovde in connection with its Opinion dated October 18, 2022. The summary does not purport to be a complete description of the analyses performed by Hovde. Capitalized terms used herein without definition shall have the meanings given to such terms in the Merger Agreement.
Summary of Financial Terms of the Merger Agreement. The Merger Agreement provides for each of the 3,821,101 shares of Citizens common stock to be converted into the right to receive 0.1666 shares of City common stock. No fractional shares of City will be issued in connection with the Merger, and in lieu thereof, fractional shares will be paid in cash based on the average closing price of City common stock on the NASDAQ Stock Market as reported in the Wall Street Journal for the five (5) consecutive full trading days ending on the trading day immediately preceding the closing date, and as more fully described in the Merger Agreement.
There are also outstanding options to acquire 243,690 shares of Citizens’ common stock at a weighted exercise price of $6.23 per share. The Merger Agreement provides for each outstanding option to acquire shares of Citizens’ common stock to fully vest, and for each option holder to receive a cash payment equal to the excess of $14.50 per share (the “Per Share Merger Consideration”) over the exercise price per share of the Citizens common stock subject to the option (the “Option Cash-Out Amount”). The Option Cash-Out Amount shall be paid by Citizens to the applicable former option holder on the closing date. In the event the exercise price of a Citizens option is equal to or greater than $14.50 per share, such Citizens option shall be cancelled without consideration.
Based on 3,821,101 shares of Citizens outstanding common stock, 243,690 Citizens options outstanding, and a City stock price of $87.04 per share (which was the closing market price of City on September 22, 2022), the implied value of the Merger Consideration equals $57.4 million in the aggregate, or $14.50 per share. The implied transaction value of $57.4 million or $14.50 per share represented:
•179 percent of Citizens’ June 30, 2022, tangible book value per share; and
•18.3 times Citizens’ earnings per share for twelve-months ending June 30, 2022.
Based on the City closing market price on October 18, 2022, just prior to public announcement of the Merger, of $94.62 per share, the implied transaction value equaled $62.6 million or $15.76 per share. This implied transaction value represents:
•195 percent of Citizens’ June 30, 2022, tangible book value per share; and
•19.9 times Citizens’ earnings per share for twelve-months ending June 30, 2022.
The Merger Agreement also contains a termination right for Citizens in the event both: (i) the City Market Value is $71.98 per share (which is 82.7 percent of $87.04 per share) or lower on the Determination Date; and (ii) the quotient obtained by dividing the City Market Value on the Determination Date by $87.04 is less than the quotient obtained by dividing the Index Price on the Determination Date by $61.26 per share, minus 17.5 percent. The Index Price on September 22, 2022 was $61.26 per share. The Index is the SPDR S&P Regional Banking ETF (symbol “KRE”). The Determination Date is the latest of the date on which all required regulatory and shareholder approvals is obtained. The City Market Value and Index Price calculations are based on the average of the daily closing prices for the 20 consecutive trading days immediately preceding such specified date. In the event Citizens elects to exercise its termination right pursuant to this paragraph, City shall have the option, but not the obligation, to increase the exchange ratio in accordance with procedures outlined in the Merger Agreement to avoid termination. This paragraph summarizes the substance of Citizens’ termination right based on a possible decline in City’s market price following execution of the Merger Agreement. Refer to the Merger Agreement for complete details and definitions.
City Peer Analysis. Hovde used publicly available information to compare selected financial and trading information for City and a group of 15 publicly-traded financial institutions selected by Hovde including select banks headquartered in West Virginia, Kentucky, Maryland, Ohio, and Virginia with total assets between $2.3 billion and $28.8 billion. The following publicly-traded financial institutions comprised the comparable peer group:

Company Name	City	ST	Company Name	City	ST
United Bankshares Inc.	Charleston	WV	Community Trust Bancorp	Pikeville	KY
Atlantic Union Bkshs Corp.	Richmond	VA	Summit Financial Group	Moorefield	WV
WesBanco Inc.	Wheeling	WV	First Community Bankshares	Bluefield	VA
First Financial Bancorp.	Cincinnati	OH	Primis Financial Corp.	McLean	VA
Sandy Spring Bancorp Inc.	Olney	MD	American Ntnl Bankshares	Danville	VA
Eagle Bancorp Inc	Bethesda	MD	MVB Financial Corp	Fairmont	WV
Stock Yards Bancorp Inc.	Louisville	KY	The Community Fncl Corp.	Waldorf	MD
Peoples Bancorp Inc.	Marietta	OH
The analysis utilized publicly available financial and market trading information for City compared to data for the 15 financial institutions identified above as of and for the most recent twelve-month period which was publicly available. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. The table below presents the data for City as compared to the 25th percentile, median, and 75th percentile data for the 15 financial institutions identified above, with pricing data as of October 13, 2022, obtained from S&P Global Market Intelligence.

	Peer Financial Performance
	25th Pct	Median	75th Pct	City
Total Assets ($billions)	$3.2	$7.3	$14.8	$6.2
Tangible Common Equity / Tangible Assets	6.96%	7.58%	9.18%	7.76%
LTM PTPP / Average Asset	1.43%	1.56%	1.82%	1.91%
LTM Core ROAA (1)	1.20%	1.31%	1.42%	1.54%
LTM Core ROAE (1)	8.58%	11.47%	12.43%	13.84%
Price / Tangible Book Value	135%	156%	197%	291%
Price / Tangible Book Value (Ex. AOCI)	118%	142%	173%	247%
Price / LTM Core EPS (1)	9	9.6	13	15
YTD Price Change	-14.5%	-4.1%	3.1%	13.8%
Market Cap ($millions)	$366	$856	$2,145	$1,382
LTM Dividend Yield	2.8%	3.4%	3.6%	2.6%
1-Year Avg. Monthly Volume (000s)	621	1,461	4,132	1,362
Monthly Share Volume / Shares	3.9%	5.2%	7.6%	9.2%
__________________
Note;     LTM = Last Twelve Months     PTPP = Pre-Tax Pre-Provision = Net Interest Income (FTE) + Noninterest Income - Noninterest Expense
Return on Average Assets = ROAA     Return on Average Equity = ROAE     YTD = Year-to-Date     AOCI = Accumulated Other Comprehensive Income (includes net unrealized loss on AFS securities)
(1)Core, if available.
City’s profitability metrics exceeded the 75th percentile results of the comparable companies in terms of LTM PTPP / Average Assets, LTM Core ROAA, and LTM Core ROAE. City’s pricing metrics also exceeded the 75th percentile results of the comparable companies. City’s 1-year average monthly trading volume as a percent of shares outstanding of 9.2 percent compared to the comparable company median of 5.2 percent. City’s year-to-date (“YTD”) price change of 13.8 percent was the higher than any of the comparable companies and compared to a median YTD price change of negative 4.1 percent for this peer group. No company used as a comparison in the above analyses is identical to City. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Citizens Peer Analysis. Hovde compared selected results of the Bank’s operating performance to that of 28 selected banks headquartered in Kentucky with total assets between $250 million and $500 million and tangible equity to assets greater than 6.50 percent. Hovde considered this group of financial institutions comparable to Bank on the basis of asset size and geographic location. This peer group consisted of the following banks:

Bank Name	City	Bank Name	City
1st Trust Bank, Inc.	Hazard	Morgantown Bank & Trust Company, Inc.	Morgantown
Bank of Edmonson County	Brownsville	Peoples Bank of Kentucky, Inc.	Flemingsburg
Bank of Lexington, Inc.	Lexington	River City Bank, Inc.	Louisville
Bank of The Bluegrass and Trust Co.	Lexington	Springfield State Bank	Springfield
Citizens Bank & Trust Company	Campbellsville	The Casey County Bank, Inc.	Liberty
Citizens Deposit Bank of Arlington, Inc.	Arlington	The Farmers Bank of Milton	Milton
Cumberland Security Bank, Inc.	Somerset	The First National Bank of Grayson	Grayson
Eclipse Bank, Inc.	Louisville	The First National Bank of Russell Springs	Russell Springs
First & Peoples Bank and Trust Company	Russell	The Lincoln National Bank of Hodgenville	Hodgenville
First State Bank of The Southeast, Inc	Middlesboro	Town & Country Bank and Trust Company	Bardstown
Hearthside Bank Corporation	Middlesboro	United Community Bank of West Kentucky	Morganfield
Kentucky Farmers Bank Corporation	Ashland	United Cumberland Bank	Whitley City
Magnolia Bank, Inc	Magnolia	United Southern Bank	Hopkinsville
Meade County Bank, Inc.	Brandenburg	West Point Bank	Radcliff
Hovde noted the following selected financial measures for the peer group as compared to Citizens Commerce Bank:

	Peer Financial Performance (1)
	25th Pct	Median	75th Pct	Citizens Commerce Bank (1)
Total Assets ($millions)	$293	$321	$384	$336
LTM PTPP (FTE) / Average Assets	1.13%	1.51%	1.76%	1.40%
LTM Return on Average Assets (2)	0.88%	1.10%	1.30%	1.01%
LTM Return on Average Equity (2)	7.82%	10.89%	11.86%	9.83%
NPAs / Total Assets	0.62%	0.22%	0.06%	0.15%
Tangible Equity / Tangible Assets	8.35%	9.54%	10.89%	9.70%
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FTE = fully-tax equivalent     NPAs = Nonperforming assets, defined as loans 90 or more days past due, nonaccrual loans, and Other Real Estate Owned.     Restructured loans are not included.
(1)Peer financial performance and Citizens Commerce Bank’s performance for the twelve-month period ending June 30, 2022.
(2)Based on tax-adjusted performance for S-Corporations and appropriate marginal tax rates.
This comparison indicated that Bank was between the 25th percentile and the median of the peer group in terms of ROAA, ROAE and PTPP earnings to average assets. Bank’s nonperforming asset levels were lower (more favorable) than the median of the peer group. Bank’s tangible equity to tangible assets ratio was above the median of the peer group.
Income Approach – Discounted Cash Flow Analysis. Hovde prepared alternative indications of value of Citizens on a control level basis using a discounted cash flow analysis. In this analysis, Hovde used financial forecasts and projections relating to the earnings and assets of Citizens as provided by Citizens’ management, along with assumptions regarding cost savings and related expenses expected to result from the Merger which were provided by City management. Hovde also prepared a discounted cash flow indication of value using a control premium in lieu of cost savings. Hovde’s analysis assumed stand-alone balance sheet growth of between 4 and 5 percent per year through 2027, with a stand-alone ROAA of between 1.04 percent and 1.08 percent over the same time period. The analysis utilizes a discount rate of 12.0 percent (as calculated using the buildup method to determine the company’s cost of equity capital and the discount rate utilized in the discounted cash flow analysis) and a long-term growth rate of 3.0 percent, resulting in a capitalization rate of 9.0 percent. In determining the future cash flows, Hovde assumed that Citizens would retain a sufficient portion of earnings to maintain a tangible equity to assets ratio of 9.0 percent. An indication of value for Citizens was derived by adding (i) the present value of the implied future excess cash flows through 2027; and (ii) the present value of Citizens’ implied terminal value at the end of such period. This discounted cash flow model analysis resulted in an aggregate present value of $53.9 million including cost savings, and an aggregate present value of $57.1 million including a 30 percent control premium.
The discounted cash flow model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Citizens.
Comparable Transaction Analysis. Hovde compared the financial performance of certain selling institutions and the prices paid in selected transactions to Citizens’ financial performance and the implied transaction multiples being paid by City for Citizens. Specifically, Hovde reviewed certain information relating to select U.S. bank and thrift transactions announced between January 1, 2022 and October 13, 2022 with seller’s assets between $100 million and $600 million. Seventeen (17) transactions were included in this group based on the selected criterion. The following lists the U.S. transactions reviewed by Hovde:

Buyer	ST	Seller	ST	Announced Date
Taichung Commercial Bank	-	American Continental Bancorp	CA	09/30/22
Thumb Bancorp Inc.	MI	Exchange State Bank Corp.	MI	08/29/22
MVB Financial Corp	WV	Integrated Finl Holdings Inc.	NC	08/12/22
Somerset Savings Bank	NJ	Regal Bancorp Inc.	NJ	07/25/22
Landmark Bancorp Inc.	KS	Freedom Bancshares Inc.	KS	06/28/22
Farmers & Merchants Bncp	OH	Peoples-Sidney Fncl. Corp.	OH	06/14/22
CrossFirst Bankshares Inc.	KS	Farmers & Stockmens Bk	NM	06/13/22
Middlefield Banc Corp.	OH	Liberty Bancshares	OH	05/26/22
Cambridge Bancorp	MA	Northmark Bank	MA	05/23/22
Undisclosed Buyer	-	Washington Bus. Bank	WA	05/12/22
Nmb Financial Corp	NJ	Noah Bank	PA	04/13/22
Arizona FCU	AZ	Horizon Community Bank	AZ	03/10/22
DMG Bcshs Inc.	CA	Liberty Bancorp	CA	02/28/22
BAWAG Group AG	-	Peak Bancorp	ID	02/02/22
Southern Bancorp Inc.	AR	FCB Financial Services Inc	AR	01/31/22
Rosedale FS&LA	MD	CBM Bancorp Inc.	MD	01/28/22
Civista Bancshares Inc.	OH	Comunibanc Corp.	OH	01/10/22
Hovde also reviewed certain information relating to select Kentucky bank and thrift transactions announced between January 1, 2019 and October 13, 2022 with seller’s assets between $100 million and $1.5 billion with positive LTM net income. Eleven (11) transactions were included in this group based on the selected criterion. The following lists the U.S. transactions reviewed by Hovde:

Buyer	ST	Seller	ST	Announced Date
German American Bancorp	IN	Citizens Union Bancorp	KY	09/20/21
First Financial Corp.	IN	Hancock Bancorp Inc.	KY	08/10/21
Stock Yards Bancorp Inc.	KY	Commonwealth Bancshares	KY	08/03/21
Stock Yards Bancorp Inc.	KY	Kentucky Bancshares Inc.	KY	01/27/21
Summit Financial Group Inc.	WV	WinFirst Financial Corp.	KY	09/28/20
Heartland BancCorp	OH	Victory Community Bank	KY	12/02/19
FB Financial Corp.	TN	FNB Financial Corp.	KY	09/17/19
Premier Financial Bancorp	WV	First National Bank of Jackson	KY	07/09/19
Farmers Bncp of Marion KY	KY	Community Bancorp of KY	KY	07/01/19
German American Bancorp	IN	Citizens First Corp.	KY	02/21/19
First Financial Corp.	IN	HopFed Bancorp Inc.	KY	01/07/19
The following table highlights the median results of the guideline M&A transactions:

	M&A Guideline Median Results
Seller’s Financial Performance	U.S.	Kentucky	Citizens (1)
Total Assets ($millions)	$324	$334	$336
Tangible Equity / Tangible Assets	10.22%	9.75%	9.55%
Return on Average Assets	0.81%	1.01%	0.98%
Return on Average Equity	7.88%	9.54%	9.86%
Efficiency Ratio	69.80%	68.70%	65.80%
Nonperforming Assets (2) /Assets	0.14%	0.57%	0.08%
Transaction Pricing Multiples
Price/Tangible Book Value Ratio	151%	148%	179%
Price/LTM Earnings	17.1	14.9	18.3
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(1)Citizens’ financial performance and transaction pricing multiples based on performance for the twelve-month period ending June 30, 2022.
(2)Nonperforming assets include nonaccrual loans and leases, restructured loans and leases, and other real estate owned.
Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to announcement of the transactions as determined by S&P Global Market Intelligence. Citizens’ last twelve-month ROAA ratio of 0.98 percent was higher than the median for the U.S. transaction group of 0.81 percent but slightly lower than the Kentucky transaction group median of 1.01 percent. Citizens’ ROAE of 9.86 percent was higher than both the U.S. transaction group median (7.88 percent) and the Kentucky transaction group median (9.54 percent). The median nonperforming assets (“NPA”) to assets ratio measured 0.14 percent for the U.S. guideline transaction group and 0.57 percent for the Kentucky transaction group, both of which were higher than Citizens’ ratio of 0.08 percent. The indicated price to tangible book ratio being paid by City for Citizens of 179 percent is higher than both the median price to tangible book ratio of 151 percent for the U.S. guideline transaction group and 148 percent for the Kentucky transaction group. The implied price-to-earnings multiple for the Citizens transaction with City of 18.3 times was higher than the median multiple of 17.1 times for the U.S. transaction group and the median multiple of 14.9 times for the Kentucky transaction group.
No company or transaction used as a comparison in the above transaction analyses is identical to Citizens, and no transaction was consummated on terms identical to the terms of the Merger Agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Relative Contribution Analysis. Hovde analyzed the relative standalone contribution of City and Citizens to various pro forma balance sheet and income statement items. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, Hovde used historical balance sheet and income statement data for City and Citizens as of June 30, 2022 as well as for the full-year 2021 income statement results. The results of Hovde’s analysis are presented in the following table, which also compares the results of Hovde’s analysis with the implied pro forma ownership percentages of City’s and Citizens’ shareholders in the combined company based on the 0.1666 exchange ratio provided for in the Merger Agreement:

	% of Total
Balance Sheet	Citizens	City
Total Assets	5.1%	94.9%
Total Loans	6.7%	93.3%
Total Deposits	5.4%	94.6%
Tangible Equity	6.3%	93.7%
Tangible Equity (Ex. AOCI)	5.8%	94.2%
Income Statement
2021Y PTPP	5.6%	94.4%
2021Y Stated Net Income	4.9%	95.1%
YTD 6/30/2022 PTPP	3.6%	96.4%
YTD 6/30/2022 Stated Net Income	3.3%	96.7%
Pro Forma Ownership	4.1%	95.9%
Pro Forma Merger Analysis. Hovde analyzed the potential pro forma effect of the Merger to City’s performance metrics. Assumptions were made regarding the fair value accounting adjustments, cost savings and other acquisition adjustments based on discussions with management of Citizens and City and their representatives. For City’s stand-alone performance, Hovde relied on input from City’s management and analyst earnings estimates for 2022 and 2023. The pro forma merger analysis indicated that the Merger is expected to be slightly dilutive to City's tangible book value per share at closing; however, the estimated tangible book value dilution is expected to be recovered in less than one year. The Merger is expected to be immediately accretive to City's operating earnings per share following the transaction. Actual results achieved by City following the completion of the Merger may vary from the projected results and the variance may be material.
Pro Forma Equivalent Dividends Per Share. Hovde analyzed the potential effect of the Merger on the expected dividends per share to be received by Citizens’ shareholders. City declared a dividend of $0.65 per share payable during the fourth quarter of 2022. Based on the exchange ratio of 0.1666, the pro forma equivalent dividend to Citizens’ shareholders equals $0.108 per share, or 55 percent higher than Citizens’ actual dividend of $0.070 per share.
Hovde’s Compensation and Other Relationships with Citizens and City. During the two years preceding the date of Hovde’s Opinion, Hovde has not been engaged by, performed services for or received any compensation from Citizens or City (other than any amounts that were paid to Hovde under the engagement letter described in this proxy statement/prospectus pursuant to which Hovde was retained to render a fairness opinion to Citizens).
Citizens paid Hovde $75,000 upon issuance of the Hovde Opinion. Citizens also agreed to reimburse Hovde for its reasonable out-of-pocket expenses and to indemnify Hovde against certain liabilities, including liabilities under securities laws.
Summary. Based on the preceding summary discussion and analysis, and subject to the qualifications described herein, Hovde determined the Merger Consideration to be fair, from a financial point of view, to the holders of Citizens common stock.
The Opinion expressed by Hovde was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the Opinion. Events occurring after the date of issuance of the

Opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either City or Citizens could materially affect the assumptions used in preparing this Opinion.
City’s Reasons for the Merger
City believes that the Merger is in the best interests of City and its shareholders. In reaching this determination, the City board of directors consulted with its management, as well as its financial, accounting and legal advisors, and considered the projected pro forma impact of the Merger and a number of other factors, including, without limitation, the following:
•each of City’s, Citizens’ and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, including the information obtained through due diligence, City considered that Citizens’ business and operations and risk profile complement those of City, and that the Merger and the other transactions contemplated by the Merger Agreement would result in a combined company with an expanded distribution and scale that would position City to serve an expanded customer base while still staying true to its community banking roots;
•the strategic rationale for the Merger, including enhancing scale and geographic reach of City in core markets;
•the long-term interests of City and its shareholders, as well as the interests of its employees, customers, creditors and the communities in which City operates;
•the opportunity to acquire an organization with deep community banking relationships;
•enhanced market share in central Kentucky;
•the cost savings and other benefits of size and operating efficiencies that City believes it can realize;
•that the Merger should assist City in maintaining its status as an independent holding company and City National as a community bank; and
•the size and structure of the transaction allows City to maintain its strong capital position; additionally, City National will also maintain a strong capital position allowing the organization to expand within its new markets.
The board of directors of City also considered a variety of risks and other potentially negative factors in deliberations concerning the Merger. In particular, the board of directors of City considered:
•the costs associated with the regulatory approval process, the costs associated with calling a special meeting of Citizens shareholders, transaction expenses, and other Merger related costs;
•the possibility of encountering difficulties in achieving anticipated synergies and cost savings in the amounts estimated or in the timeframe contemplated;
•the dilution to current City shareholders from the issuance of additional City common stock in the Merger;
•the potential risk of diverting management attention and resources towards the completion of the Merger and the integration of Citizens;
•potential run-off of deposits and loans following announcement and/or the closing of the Merger;
•the risk that projected earnings, tangible book value increases and/or cost savings will not materialize or will be less than expected;
•the likelihood that City common stock may trade down post-announcement and/or post-Merger;

•the risk that Citizens’ loans and other items were not appropriately valued;
•the risk that Citizens terminates the Merger Agreement by reason of a superior competing proposal; and
•other risks described under the sections entitled “RISK FACTORS” beginning on page 19 and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 17.
The above discussion of the information and factors considered by the City board of directors is not intended to be exhaustive but includes the material factors considered by the City board of directors. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the City board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The City board of directors considered all these factors as a whole, including through its discussions with City’s management and financial and legal advisors, in evaluating the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement.
Regulatory Approvals Required
To complete the Merger and Subsidiary Bank Merger, City and Citizens need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the Merger Agreement, City and Citizens have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement (including the Merger and the Subsidiary Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. These approvals include, among others, the approval or nonobjection of the Merger and the Subsidiary Bank Merger by the Federal Reserve and the OCC, respectively. City intends to submit the applicable filings to the Federal Reserve for approval and/or nonobjection of the Merger and an application to the OCC for approval of the Subsidiary Bank Merger, as well as required notices to the Kentucky Department of Financial Institutions of the Merger and Subsidiary Bank Merger.
The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the Merger Consideration to Citizens shareholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.
City and Citizens believe that the Merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described herein will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the Merger. There can likewise be no assurances that U.S. federal or state regulatory or competition authorities will not attempt to challenge the Merger or, if such a challenge is made, what the result of such challenge will be.
Interests of Citizens’ Directors and Officers in the Merger
As described below, some of Citizens’ directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Citizens shareholders generally. The Citizens board of directors was aware of these interests and considered them in approving the Merger Agreement.
Change-in-Control Agreements. Citizens Commerce Bank is a party to certain employment agreements with certain executive officers that contain change in control provisions.

Michelle Oxley, Chief Executive Officer, is party to an employment agreement with Citizens Commerce Bank that includes restrictive covenants that will restrict her from competing with Citizens Commerce Bank or soliciting its employees or customers for a period of 12 months after the employment agreement ends. By its terms, that employment agreement will automatically terminate upon consummation of the Merger, and Ms. Oxley will be entitled to receive a termination, or change in control, payment equal to 2.0 times her base salary, as in effect immediately prior to the effective date of the Merger. The estimated potential benefit payable to Ms. Oxley under the terms of her employment agreement is $529,414.
Eli Barber, Chief Financial Officer, is party to an employment agreement with Citizens Commerce Bank that includes restrictive covenants that will restrict him from competing with Citizens Commerce Bank or soliciting its employees or customers for a period of 12 months after the employment agreement ends. By its terms, that employment agreement will automatically terminate upon consummation of the Merger, and Mr. Barber will be entitled to receive a termination, or change in control, payment equal to 1.5 times his base salary, as in effect immediately prior to the effective date of the Merger. The estimated potential benefit payable to Mr. Barber under the terms of his employment agreement is $226,017.
Jeffrey Ball, Senior Lender, is party to an employment agreement with Citizens Commerce Bank that includes restrictive covenants that will restrict him from competing with Citizens Commerce Bank or soliciting its employees or customers for a period of 12 months after the employment agreement ends. By its terms, that employment agreement will automatically terminate upon consummation of the Merger, and Mr. Ball will be entitled to receive a change in control payment equal to 1.5 times his base salary, as in effect immediately prior to the effective date of the Merger. The estimated potential benefit payable to Mr. Ball under the terms of his employment agreement is $262,650.
Severance Payments
Under the terms of the Merger Agreement, City will pay to each employee of Citizens or its subsidiaries who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of Citizens or any of its subsidiaries immediately before the effective time of the Merger, (iii) is not offered continued employment by City or any of its subsidiaries after the effective time of the Merger or is terminated by City without cause within twelve (12) months after the effective time of the Merger, and (iv) who sign and deliver City’s standard form of termination and release agreement, a severance amount equal to one week of pay, at their base rate of pay in effect at the time of termination, multiplied by the number of whole years of service of such employee with Citizens or any of its subsidiaries, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal ten weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 14 days following the employee’s termination, provided that such employee has not been terminated for cause. In addition, for any employee of Citizens or its subsidiaries participating in Citizens’, or any of its subsidiaries’, group health program at the effective time of the Merger who is entitled to a severance payment, the employee will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period; City will pay the cost of COBRA coverage for such employees for a period equal to the number of weeks such employee is entitled to severance.
Indemnification and Directors’ and Officers’ Liability Insurance
For a period of six (6) years after the effective time of the Merger and subject to compliance with applicable state and federal laws, City will indemnify each person who served as a director or officer of Citizens or its subsidiaries on or after the date of the Merger Agreement and before the effective time of the Merger to the fullest extent provided by Citizens’ governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was a director, officer or employee of Citizens or its subsidiaries or was serving at the request of Citizens or any of its subsidiaries as a director or officer of another person. In addition, the Merger Agreement provides that, prior to the Merger, Citizens will procure, at the expense of City, a policy of directors’ and officers’ and company liability insurance to be effective for a period of up to three years following the Merger, on terms no less advantageous than those contained in Citizens’ existing policy. However, the combined company is not obligated to expend an amount in excess of 120% of the current annual premium paid as of the date of the Merger Agreement by Citizens for such insurance (the “premium cap”). If the premium cap is insufficient in amount for Citizens to obtain the policy for three years following the Merger, upon the terms set forth above, Citizens shall obtain the policy for such shorter period of time as can be obtained by paying the premium cap.
Cash Payments for Unexercised Options
Employees of Citizens, including Michelle Oxley, Eli Barber, Jeffrey Ball and Bill Wilson, Chief Credit Officer, have been awarded options to purchase shares of Citizens common stock pursuant to the Citizens Equity Incentive Plan. The Merger Agreement provides that any outstanding stock option that is not fully vested will become fully vested and exercisable immediately prior to the effective time, and any stock option that is not exercised prior to the Merger will be “cashed out” at a price equal to (i) the number of shares of Citizens common stock subject to the option multiplied by (ii) $14.50, less the applicable exercise price of the option and applicable withholding taxes.
As of the record date, Ms. Oxley has outstanding stock options totaling 60,802 shares of Citizens common stock, of which stock options for 8,000 shares of Citizens common stock are unvested; Mr. Barber has outstanding stock options totaling 58,888 shares of Citizens common stock, of which stock options for 6,000 shares of Citizens common stock are unvested; Mr. Ball has outstanding stock options totaling 54,000 shares of Citizens common stock, of which stock options for 6,000 shares of Citizens common stock are unvested; and Mr. Wilson has outstanding stock options totaling 8,500 shares of Citizens common stock, of which stock options for 6,000 shares of Citizens common stock are unvested. The “cash out” amounts that Ms. Oxley, Mr. Barber, Mr. Ball and Mr. Wilson will be entitled to receive (subject to applicable withholding taxes) if these unvested stock options are “cashed out” in connection with the Merger, are estimated to be $68,000, $51,000, $51,000 and $49,000, respectively.
Material U.S. Federal Income Tax Consequences of the Merger
This section describes the intended, material U.S. federal income tax consequences of the Merger to City, Citizens, and U.S. holders of Citizens common stock who exchange their shares for City common stock pursuant to the Merger. City and Citizens intend for the Merger to be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, except with respect to any cash received instead of fractional shares of common stock of the combined company, and City and Citizens intend that each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.
The following discussion assumes that the U.S. Internal Revenue Service (“IRS”) and the courts agree that the Merger is a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and that City and Citizens are each a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. However, City and Citizens have not requested and do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger. As described below, Dinsmore & Shohl LLP has delivered an opinion as to the material anticipated United States federal tax consequences of the Merger discussed in this proxy statement/prospectus, and it is a condition to the obligation of Citizens to complete the Merger that Citizens receive an opinion of Wyatt, Tarrant & Combs, LLP, dated as of the effective date of the Merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion (including factual representations contained in certificates of officers of City and Citizens), the Merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code. However, the tax opinions delivered or to be delivered in connection with the Merger are not binding on the IRS or any court or other administrative body. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to City, Citizens, and the shareholders of Citizens described in this proxy statement/prospectus. In addition, if any of the facts, representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected. The actual tax consequences to you of the Merger may be complex and will depend upon your specific situation and upon factors that are not within the control of City or Citizens. You should consult with your own tax advisor as to the tax consequences of the Merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign, and other tax laws, your basis in any City common stock received in the Merger, your holding period with respect to any City common stock received in the Merger, your tax return reporting requirements, or the applicability and effect of any proposed changes in any tax laws.
The following discussion is based on the Internal Revenue Code, existing and proposed Treasury Department regulations promulgated thereunder and published judicial and administrative rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. This summary does not address any tax consequences of the Merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Citizens common stock who, for U.S. federal income tax purposes, is:
•an individual citizen or resident of the U.S.;
•a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state thereof or the District of Columbia;
•a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person; or
•an estate that is subject to U.S. federal income tax on its income regardless of its source.
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Citizens common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding Citizens common stock, you should consult your tax advisors.
This discussion is applicable only to those U.S. resident Citizens shareholders that hold their Citizens common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular Citizens shareholders in light of their individual circumstances or to Citizens shareholders that are subject to special rules, such as:
•financial institutions;
•S corporations or other pass-through entities and investors in those through entities;
•retirement plans, individual retirement accounts or other tax-deferred accounts;
•insurance companies;
•mutual funds;
•tax-exempt organizations;
•dealers in securities or foreign currencies;
•traders in securities who elect to use the mark-to-market method of accounting;
•regulated investment companies;
•real estate investment trusts;
•holders of Citizens common stock subject to the alternative minimum tax provisions of the Internal Revenue Code;

•persons that exercise dissenters’ rights;
•persons that hold Citizens common stock as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;
•persons who purchase or sell their Citizens common stock as part of a wash sale;
•expatriates or persons that have a functional currency other than the U.S. dollar;
•persons who are not U.S. holders;
•expatriates of the United States;
•persons that have a functional currency other than the U.S. dollar;
•holders that hold (or that held, directly or constructively, at any time during the five year period ending on the date of the disposition of the Citizens common stock pursuant to the merger) 5% or more of the outstanding Citizens common stock; and
•persons that acquired their Citizens common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.
In addition, the discussion does not address any alternative minimum tax, U.S. federal estate or gift tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any consequences under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Department regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). Determining the actual tax consequences of the Merger may be complex. They will depend on specific situations and on factors that are not within the control of Citizens or City All holders of Citizens common stock should consult their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign, and other tax laws, your basis in any City common stock received in the Merger, your holding period with respect to any City common stock received in the Merger, your tax return reporting requirements, or the applicability and effect of any proposed changes in any tax laws.
The following discussion summarizes the matters addressed in the tax opinion of Dinsmore & Shohl LLP filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.
Reorganization Treatment
The Merger is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and City and Citizens are each intended to be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. If the intended reorganization treatment is respected by the Internal Revenue Service and the courts, then the material federal income tax consequences described below are anticipated.
Federal Income Tax Consequences to City and Citizens
No Gain or Loss. No gain or loss will be recognized by City or Citizens as a result of the Merger.
Tax Basis. The aggregate tax basis of the assets of Citizens in the hands of City will be the same as the aggregate tax basis of such assets in the hands of Citizens immediately prior to the Merger.
Holding Period. The holding period of the assets of Citizens to be received by City will include the period during which such assets were held by Citizens.

Exchange Solely for City Common Stock
A U.S. holder of Citizens common stock that exchanges all of its Citizens common stock solely for City common stock pursuant to the Merger will not recognize gain or loss in connection with such exchange (except with respect to cash in lieu of fractional City common stock as discussed in more detail under “Cash in Lieu of Fractional Shares” below). A U.S. holder’s aggregate tax basis in the City common stock received in the Merger in exchange for its Citizens common stock (including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “Cash in Lieu of Fractional Shares”) generally will equal such U.S. holder’s aggregate tax basis in the Citizens common stock surrendered by such U.S. holder in the Merger. The holding period for the City common stock received by such U.S. holder in the Merger in exchange for its Citizens common stock (including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “Cash in Lieu of Fractional Shares”) generally will include the holding period for the Citizens common stock exchanged therefor.
Cash in Lieu of Fractional Shares
A U.S. holder of Citizens common stock that receives cash in lieu of a fractional City common share generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the Citizens common stock surrendered which is allocable to the fractional share. Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment” below), such gain or loss generally will be long-term capital gain or loss if the U.S. holder held such stock as a capital asset at the time of the Merger and the U.S. holder’s holding period for its Citizens common stock exceeds one year at the effective time of the Merger. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.
Tax Consequences to Citizens Shareholders who Receive Only Cash
A U.S. holder of Citizens common stock who properly exercises its dissenters’ rights and receives solely cash in exchange for all of its Citizens common stock (and is not treated as constructively owning City’s common stock after the Merger under the circumstances referred to below under “Possible Dividend Treatment”) will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such U.S. holder’s tax basis in Citizens’ common stock surrendered in exchange for the cash. Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment”, below), such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. holder at the effective time of the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.
Possible Dividend Treatment
In some cases, if a U.S. holder of Citizens common stock actually or constructively owns City common stock other than the City common stock received pursuant to the Merger, the gain recognized by such holder could be treated as having the effect of the distribution of a dividend under tests set forth in the Internal Revenue Code, in which case such gain would be treated as dividend income. This could happen, for example, because of ownership of additional City common stock by such holder, ownership of City common stock by a person related to such holder, or a share repurchase by City from other holders of City common stock. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of Citizens’ common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.
Backup Withholding and Reporting Requirements
Under certain circumstances, cash payments made to a U.S. holder of Citizens common stock pursuant to the Merger may be subject to backup withholding at a rate of 28% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
A U.S. holder of Citizens common stock owning at least 5% (by vote or value) of the outstanding shares of Citizens common stock or having a basis of $1,000,000 or more in its Citizens common stock, immediately before the Merger, is required to file a statement with such holder’s U.S. federal income tax return setting forth such holder’s tax basis in and the fair market value of shares of the Citizens common stock exchanged by such holder pursuant to the Merger. In addition, all U.S. holders of Citizens common stock will be required to retain records pertaining to the Merger.
The preceding discussion of material U.S. federal income tax consequences of the Merger is included in this proxy statement/prospectus for general information only, and is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you and is not tax advice.
We recommend that each Citizens shareholder consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the Merger, including the application and effect of state, local and foreign income and other tax laws.
Accounting Treatment
The Merger will be accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States. Under the acquisition method of accounting, the assets and liabilities of Citizens will be recorded and assumed at estimated fair values at the time the Merger is consummated. The excess of the estimated fair value of City common stock issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductible for income tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged as an expense at the time of impairment.
Resale of City’s Common Stock
City has registered its common stock to be issued in the Merger with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). No restrictions on the sale or other transfer of City’s common stock issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of City’s common stock issued to any Citizens shareholder who may become an “affiliate” of City for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding City common stock.

THE MERGER AGREEMENT
The following is a description of the material terms of the Merger Agreement. A complete copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.
The Merger Agreement contains representations and warranties of Citizens and City. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.
The Merger and Subsidiary Bank Merger
Pursuant to the terms and subject to the conditions of the Merger Agreement, upon filing the applicable certificate and articles of merger, Citizens will merge with and into City, with City surviving the Merger and continuing as a West Virginia corporation and a registered financial holding company and the separate corporate existence of Citizens shall cease. Immediately after the Merger or at such later time specified by City, City will cause Citizens Commerce Bank to be merged with and into City National, with City National surviving the Merger and continuing as a nationally-chartered commercial bank.
Effective Time
City and Citizens will cause the effective date of the Merger to occur as soon as practicable after the last of the conditions set forth in the Merger Agreement have been satisfied or waived. Unless City and Citizens otherwise agree in writing, the effective date of the Merger will not be later than March 31, 2023. The Merger will become effective upon the later to occur of (a) the filing of articles of merger with the Kentucky Secretary of State and a certificate of merger with the West Virginia Secretary of State, or (b) at a later time that City and Citizens agree to in writing and specify in the articles of merger and certificate of merger.
City and Citizens currently anticipate closing the Merger in the first quarter of 2023.
Merger Consideration
Under the terms of the Merger Agreement, if the Merger is completed, shareholders of Citizens will be entitled to receive for each share of Citizens common stock 0.1666 shares of City common stock (the “Merger Consideration”).
The implied value of the Merger Consideration will fluctuate as the market price of City common stock fluctuates before the completion of the Merger. The value of the Merger Consideration that a Citizens shareholder actually receives will be based on the closing price on the NASDAQ Global Select Market of City common stock upon completion of the Merger.
City will not issue any fractional common stock in connection with the Merger. Instead, each holder of Citizens common stock who would otherwise be entitled to receive a fraction of a City common share (after taking into account all Citizens common stock owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount (rounded to the nearest cent) equal to the City fractional common share to which such holder would otherwise be entitled (rounded to the nearest one-thousandth when expressed in decimal form) multiplied by the average of the closing-sale prices of City common stock on the NASDAQ Global Select Market as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the trading day preceding the closing date.

The Merger Agreement also requires that the Merger Consideration, specifically the exchange ratio, be adjusted if the number of shares of Citizens common stock or City common stock outstanding between the date of the Merger Agreement and the effective time of the Merger shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or extraordinary distribution to give holders of the Citizens common stock the same economic effect contemplated by the Merger Agreement prior to any such event.
At the effective time of the Merger, Citizens common stock will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of Citizens common stock will cease to be, and will have no rights as, shareholders of Citizens, other than to receive the Merger Consideration pursuant to the terms and conditions of the Merger Agreement (and dissenters’ rights under Subtitle 13 of the KBCA in the case of Citizens common stock as to which the holder has properly exercised dissenters’ rights).
The Merger Agreement also contains provisions for the “cash out” of any outstanding stock options to purchase shares of Citizens common stock that are not exercised prior to the Merger. Immediately before the effective time of the Merger, each outstanding stock option to acquire shares of Citizens common stock issued pursuant to Citizen’s Equity Incentive Plan will become fully vested and exercisable and, at the closing, Citizens will pay to each holder of an outstanding stock option a cash payment in an amount equal to (i) the number of shares of Citizens common stock subject to the option multiplied by (ii) $14.50, less the applicable exercise price of the option and applicable withholding taxes. In the event the exercise price per share of an option is equal to or greater than $14.50, the option will be cancelled without consideration.
Exchange and Payment Procedure; Surrender of Certificates
City will engage Computershare Trust Company N.A. (the “Exchange Agent”) to act as its exchange agent to handle the exchange of Citizens common stock for the Merger Consideration. As soon as practicable, but not more than five business days after the effective time, the Exchange Agent will send to each Citizens shareholder a letter of transmittal for use in the exchange with instructions explaining how to surrender Citizens common share certificates (or book entry shares) to the Exchange Agent. Citizens shareholders that surrender their certificates (or book entry shares) to the Exchange Agent, together with a properly completed letter of transmittal, will receive the Merger Consideration, plus any cash payable in lieu of any fractional shares of City, and any dividends or distributions such holder has the right to receive pursuant to the Merger Agreement. Citizens’ shareholders that do not exchange their Citizens common stock will not be entitled to receive the Merger Consideration or any dividends or other distributions by City until their certificates (or book entry shares) are surrendered. Only after surrender of the certificates (or book entry shares) representing Citizens shares will any unpaid dividends or distributions with respect to City common stock represented by the certificates (or book entry shares) be paid, without interest. No interest will be paid or accrue on any cash in lieu of fractional shares or dividends or distributions payable to the Citizens shareholders.
After the effective time of the Merger, the stock transfer books of Citizens will be closed and there will be no further registration of transfers of Citizens common stock on the records of Citizens. Any certificates or book entry shares presented to City after the effective time will be cancelled and exchanged in accordance with the Merger Agreement.
Any portion of the exchange fund that remains unclaimed by the shareholders of Citizens for six months following the effective time of the Merger will be paid to the surviving corporation. From and after such time, any former holders of Citizens common stock who have not properly surrendered their shares may thereafter seek only from the surviving corporation the Merger Consideration payable in respect of such Citizens common stock, any cash payable in lieu of any fractional shares of City and any dividends or distributions such holder has the right to receive pursuant to the Merger Agreement.
If any certificate representing Citizens common stock is lost, stolen or destroyed, upon the making of an affidavit of such fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by City or the Exchange Agent, the posting by such person of a bond in such amount as City or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent or City, as applicable, will issue in exchange for the lost, stolen or destroyed certificate the Merger Consideration, cash in lieu of fractional shares and any dividends or other distributions that have been payable or become payable in respect of the Citizens common stock represented by that certificate pursuant to the Merger Agreement.
City will be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any Merger Consideration or other amounts payable pursuant to the Merger Agreement to any holder of Citizens common stock such amounts as City or the Exchange Agent is required to deduct or withhold under applicable tax laws, and any such withheld amounts that are paid to the appropriate taxing authorities will be treated for purposes of the Merger Agreement as having been paid to the holder of Citizens common stock from whom such amounts were deducted or withheld.
Citizens Shares in the ESOP
At the effective time of the Merger, any remaining shares of Citizens common stock held in the Citizens ESOP shall be converted into the right to receive, without interest, the Merger Consideration. Within sixty (60) days following the effective time of the Merger, City and the ESOP Trustee shall arrange to request from the IRS a determination that the termination of the Citizens ESOP is in compliance with Sections 401(a) and 409 of the Code. City and the ESOP trustee shall arrange to distribute the Merger Consideration credited to the ESOP participants as soon as administratively practicable after receipt by City of the ESOP determination letter.
Indemnification and Directors’ and Officers’ and Company Liability Insurance
For a period of six years after the effective time of the Merger and subject to compliance with applicable state and federal laws, City will indemnify each person who served as a director or officer of Citizens or its subsidiaries on or after the date of the Merger Agreement and before the effective time of the Merger to the fullest extent provided by Citizens’ governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was a director, officer or employee of Citizens or its subsidiaries or was serving at the request of Citizens or any of its subsidiaries as a director or officer of another person. In addition, the Merger Agreement provides that, prior to the Merger, Citizens will procure, at the expense of City, a policy of directors’ and officers’ and company liability insurance to be effective for a period of up to three years following the Merger, on terms no less advantageous than those contained in Citizens’ existing policy. However, the combined company is not obligated to expend an amount in excess of 120% of the current annual premium paid as of the date of the Merger Agreement by Citizens for such insurance (the “premium cap”). If the premium cap is insufficient in amount for Citizens to obtain the policy for three years following the Merger, upon the terms set forth above, Citizens shall obtain the policy for such shorter period of time as can be obtained by paying the premium cap.
Employee Matters
Participation by Citizens Employees in City’s Employee Benefit Program(s): The Merger Agreement provides that employees of Citizens or the Subsidiary Bank who become employees of City as a result of the Merger, as determined by City, will participate in the employee benefit plans sponsored by City for City’s employees immediately after the Effective Date. Employees of Citizens or the Subsidiary Bank will receive credit for their years of service with Citizens or the Subsidiary Bank, as applicable, for participation and vesting purposes under the applicable City employee benefit plans, to the extent such plans permit, including credit for years of service and for seniority under City’s vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans. In addition, City will waive all restrictions and limitations on pre-existing conditions under the group health plan and insurance policy of City or City National.
Severance: Subject to any applicable regulatory restrictions, City shall pay to each employee of Citizens or its subsidiaries who (i) is not subject to an existing contract providing for retention, severance and/or a change in control payment, (ii) is an employee of Citizens or any of its subsidiaries immediately before the effective time of the Merger, (iii) is not offered continued employment by City or any of its subsidiaries after the effective time of the Merger in Versailles, Frankfort or Lexington, Kentucky or remotely, with pay and responsibilities comparable those the employee had prior to the effective time of the Merger, or is terminated without cause within 12 months immediately following the effective time of the Merger, and (iv) who sign and deliver City’s standard form of termination and release agreement, a severance amount equal to one week of pay, at their base rate of pay in effect at the time of termination, multiplied by the number of whole years of service of such employee with Citizens or any of its subsidiaries, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal ten weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 14 days following the employee’s termination, provided that such employee has not been terminated for cause. For any employee of Citizens or its subsidiaries participating in Citizens’ group health program at the effective time of the Merger who is entitled to a severance payment, the employee will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period; City will pay the cost of COBRA coverage for such employees for a period equal to the number of weeks such employee is entitled to severance.
Termination of Citizens Commerce Bank, Inc. Profit Sharing and 401(k) Plan (the “Citizens 401(k) Plan”): Citizens is required to terminate the Citizens 401(k) Plan effective immediately prior to the effective time of the Merger. In addition, as soon as feasible after the closing of the Merger, City will take commercially reasonable steps to allow employees of Citizens and the Subsidiary Bank who continue as employees of City and its subsidiaries to participate in the City 401(k) Plan and to accept roll-overs of benefits from the Citizens 401(k) Plan to the City 401(k) Plan.
Termination of ESOP: Citizens is required to terminate the ESOP effective as of the date immediately preceding to the effective time of the Merger. At the effective time of the Merger, any remaining Citizens common stock held in the ESOP shall be converted into the right to receive, without interest, the Merger Consideration. Within sixty (60) days following the effective time, City and the ESOP Trustee shall arrange to request from the IRS a determination that the termination of the ESOP is in compliance with Sections 401(a) and 409 of the Code. City and the ESOP Trustee shall arrange to make distributions of the Merger Consideration credited to the ESOP participants as soon as administratively practicable after receipt by City of the ESOP determination letter.
NASDAQ Stock Listing
City shall cause the City common stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market® as of the effective time of the Merger.
Conditions to Consummation of the Merger
Conditions of City and Citizens. The respective obligations of City and Citizens to complete the Merger are subject to the fulfillment or written waiver of each of the following conditions:
•the Merger Agreement shall have been duly adopted and approved by the requisite vote of the shareholders of Citizens;
•all regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the City board of directors reasonably determines would either before or after the effective time of the Merger have a material adverse effect on City and its subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the City board of directors reasonably determines would either before or after the effective time of the Merger be unduly burdensome. For purposes of this condition, in the event any regulatory approval does not result in the termination of all outstanding regulatory orders applicable to Citizens and/or its subsidiaries, if any, prior to or at the effective time of the Merger, such outstanding regulatory order, if any, shall be deemed to have a material adverse effect on City and its subsidiaries taken as a whole after giving effect to the consummation of the Merger;
•no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement;
•the City common stock to be issued in the Merger shall have been authorized for listing on the NASDAQ – Global Select Market®; and
•this registration statement and proxy statement/prospectus shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order.
Conditions of Citizens. Citizens will not be required to complete the Merger unless the following conditions are fulfilled or waived in writing:
•the representations and warranties of City contained in the Merger Agreement shall be true and correct, subject to certain disclosures, in all material respects as of the date of the Merger Agreement and as of the effective time of the Merger as though made on and as of the effective time of the Merger (except that representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date shall be true and correct as of such date), and Citizens shall have received a certificate, dated the Effective Date, signed on behalf of City, by the chief executive officer of City to such effect;
•City shall have performed in all material respects all obligations required to be performed by City under the Merger Agreement at or prior to the effective time of the Merger, and Citizens shall have received a certificate, dated as of the effective date, signed on behalf of City by its chief executive officer to such effect;
•from the date of the Merger Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on City; and
•Citizens shall have received an opinion of Wyatt, Tarrant & Combs, LLP, legal counsel to Citizens, dated as of the closing date and in form and substance reasonably satisfactory to Citizens, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of Citizens and City, reasonably satisfactory in form and substance to such counsel.
Conditions of City. City will not be required to consummate the Merger unless the following conditions are also fulfilled or waived in writing:
•the representations and warranties of Citizens set forth in the Merger Agreement shall be true and correct, subject to certain disclosures, in all material respects as of the date of the Merger Agreement and as of the effective time of the Merger as though made on and as of the effective time of the Merger (except that representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date shall be true and correct as of such date) and City shall have received a certificate, dated the Effective Date, signed on behalf of Citizens, by the president of Citizens to such effect;
•Citizens shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the Merger, and City shall have received a certificate, dated the effective date, signed on behalf of Citizens by its president to such effect;
•Citizens must have obtained the consent or approval of each person (other than governmental authorities) whose consent or approval shall be required in connection with the transactions contemplated by the Merger Agreement under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument in connection with the Merger Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in City’s reasonable estimate have a material adverse effect, after the effective time of the Merger, on City, as the surviving corporation;
•City shall have received a statement executed on behalf of Citizens, dated as of the effective date of the Merger, satisfying the requirements of regulations of the United States Department of Treasury (“Treasury

Regulations”) Section 1.1445-2(c)(3), in a form reasonably applicable to City certifying that shares of Citizens’ common stock do not represent United States real property interests within the meaning of Section 897 of the Internal Revenue Code and the Treasury Regulation promulgated thereunder;
•the holders of not more than 5% of the outstanding Citizens common stock shall have perfected their dissenters’ rights in accordance with the KBCA;
•there shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any government authority with respect to any real estate owned and used as offices by Citizens or any of its subsidiaries. Either (i) the results of each Phase I Environmental Site Assessment conducted pursuant to the Merger Agreement as reported shall be satisfactory to City, or (ii) any violation or potential violation of the environmental matters representations and warranties of the Merger Agreement disclosed in a Phase I report shall have been remedied by Citizens or any of its subsidiaries to the reasonable satisfaction of City;
•Citizens shall have procured a policy of directors’ and officers’ and company liability insurance in accordance with the terms of the Merger Agreement;
•Citizens shall have delivered to City an estoppel certificate, in such form as is acceptable to City, for each applicable lease agreement from the applicable counterpart; and
•from the date of the Merger Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on Citizens.
Representations and Warranties
Citizens has made customary representations and warranties in the Merger Agreement relating to:
•organization, standing and authority;
•capital structure of Citizens;
•authority; no violation;
•consents and regulatory approvals;
•financial statements; material adverse effect; internal controls;
•litigation;
•regulatory matters;
•compliance with laws;
•material contracts; defaults;
•brokerage and finder’s fees;
•employee benefit plans; employee matters;
•labor matters;
•takeover laws;
•environmental matters;
•tax matters;
•risk management instruments;

•books and records;
•insurance;
•title to real property and assets;
•loans;
•repurchase agreements;
•investment securities portfolio;
•deposit insurance;
•information security;
•Bank Secrecy Act, anti-money laundering and OFAC and customer information;
•CRA compliance;
•related party transactions;
•prohibited payments;
•fairness opinion;
•absence of undisclosed liabilities;
•material adverse effect;
•tax treatment of Merger;
•Citizens information; and
•no further representations.
City has made customary representations and warranties in the Merger Agreement relating to:
•organization, standing and authority;
•capital structure of City;
•ownership of Citizens’ common stock;
•authority;
•consents and regulatory approvals;
•SEC reports;
•financial statements;
•regulatory matters;
•litigation;
•compliance with laws;
•information security;
•brokerage and finder’s fees;

•material adverse effect;
•tax treatment of Merger;
•City information; and
•no further representations.
Citizens’ Conduct of Business Pending the Merger
From the date of the Merger Agreement until the effective time of the Merger, Citizens and its subsidiaries must conduct the business of Citizens and its subsidiaries in the ordinary and usual course and use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, and not (i) voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Citizens’ ability to perform any of its obligations under the Merger Agreement or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, or (ii) enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any governmental authority or by any applicable regulatory order.
During the same period, Citizens has agreed not to, and to cause the Subsidiary Bank not to, take any of the following actions without the prior written consent of City, except as otherwise expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulatory order or regulation:
•except upon the exercise of Citizens options outstanding on the date of the Merger Agreement in accordance with their terms, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Citizens common stock or other capital stock or any rights to capital stock of Citizens;
•enter into any agreement with respect to the same;
•permit any additional common stock to become subject to any new grants of its stock options or similar stock-based employee rights;
•effect any recapitalization, reclassification, stock split, or similar change in capitalization;
•make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends from Citizens Commerce Bank to Citizens and, subject to the Merger Agreement, quarterly cash dividends by Citizens to its shareholders in a manner consistent with past practices, but under no circumstances in an amount greater than $.07 per share per quarter, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;
•directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;
•enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control or similar agreements or arrangements with any director, consultant, officer or employee of Citizens or any of its subsidiaries;
•hire or engage any full-time employee or consultant, other than as replacements for positions then existing on the date of the Merger Agreement;
•grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments);
•enter into, establish, adopt, amend, modify, make any contributions to or terminate (except (i) as may be required by applicable law, (ii) as contemplated by the Merger Agreement, or (iii) pursuant to the regular annual renewal of insurance contracts) any pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of Citizens or any of its subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of any restricted stock, phantom stock or other compensation or benefits payable thereunder;
•sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly owned subsidiary, or cancel, release or assign any indebtedness of any person or any claims against any person, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions;
•acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person;
•amend the Citizens Articles of Incorporation, the Citizens bylaws or the organizational and governing documents of its subsidiaries;
•implement or adopt any change in its accounting principles, practices or methods other than as required by GAAP;
•terminate, amend, or waive any provision of, any material contract; (ii) make any change in any instrument or agreement governing the terms of any of its securities, or any other material contract, other than normal renewals of leases and other material contracts without material adverse changes of terms with respect to Citizens or any Citizens subsidiary; (iii) enter into any material contract that (A) would constitute a material contract if it were in effect on the date of the Merger Agreement or (B) that has a term of one year or longer and that requires payments or other obligations by Citizens or any Citizens subsidiary of $25,000 or more under the material contract; or (iv) enter into any material contract if the material contract, in the aggregate with all material contracts entered into by Citizens or any Citizens subsidiary from and after the date of the Merger Agreement, would result in aggregate required payments by Citizens or any Citizens subsidiary in excess of $100,000;
•settle any claim, suit, action or proceeding brought against Citizens, except for any claim, action or proceeding which does not involve precedent for other material claims, suits, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $25,000 or in the aggregate not to exceed $100,000 for all such claims, actions or proceedings;
•take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue at any time at or prior to the effective time of the Merger, (ii) any of the conditions to the consummation of the Merger not being satisfied, or (iii) a violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or by any governmental authority;
•except pursuant to applicable law or as required by any governmental authority, (i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, (iii) fail to use commercially reasonable means to address any material increase in its aggregate exposure to interest rate risk, or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks;
•other than in the ordinary course, consistent with past practice, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from any of the Federal Home Loan Banks, sales of certificates of deposits, and entry into repurchase agreements);
•make or purchase any indirect or brokered loans;
•purchase from or sell to any financial institution or other non-depository lender an interest in a loan, except for such credit facilities made to borrowers in Citizens’ territory which are secured by collateral located in the Citizens’ territory in the ordinary course and consistent with past practices;
•make, or commit to make, any capital expenditures that exceed by more than five percent (5%) of Citizens’ capital expenditure budget;
•(i) enter into any new line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); (ii) make or acquire, or modify, renew or extend any loan except for loans made acquired, renewed or extended in the ordinary course, consistent with past practices and in compliance with Citizens Commerce Bank’s loan policies and underwriting guidelines and standards as in effect as of the date of the Merger Agreement; (iii) make or acquire, or modify, renew or extend any loan (A) in the case of any loan to a person who does not have an existing lending relationship with Citizens, if immediately after making the loan the person obtaining the loan and the person’s affiliates would have debt owed to Citizens or any of its subsidiaries that is, in the aggregate, in excess of $500,000, (B) in the case of any loan to a person who has an existing lending relationship with Citizens, if immediately after the modification, renewal, or extension of any existing loan, or the making of a new loan, the person obtaining the modification, renewal, extension or new loan and the person’s affiliates would have an aggregate credit exposure to Citizens or any of its subsidiaries that is, in excess of $1,000,000, or (C) that is in excess of $500,000 and that is classified by Citizens Commerce Bank as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, in each case, except pursuant to existing commitments entered into prior to the date of the Merger Agreement; or (iv) grant, or renew the prior grant of, the deferral of any payments under any loan or make or agree to make any other modification that would result in the loan being, or continue the status of the loan as, a CARES Act Modified Loan; provided that in the case of each of items (i) – (iv) above City shall be required to respond (and will be deemed to consent if it fails to respond) to any request for a consent to make such loan or extension of credit in writing within five business days after the loan package is delivered to City;
•restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, or, except as may be reasonable required to maintain safety and soundness, otherwise purchase or sell securities in the portfolio individually that exceed $1,000,000 or in the aggregate that would exceed $10,000,000;
•(i) fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all tax returns that are required to be filed (with extensions) at or before the effective time of the Merger, (ii) fail to pay timely any tax due (whether or not required to be shown on any such Tax Returns), or (iii) make, change or revoke any tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment, consent to the extension or waiver of any statute of limitations with respect to taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of taxes or file any amended tax return);
•open, close or relocate any branch office, ATMs, loan production office or other significant office or operations facility of Citizens or its subsidiaries at which business is conducted, or fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;

•increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market;
•foreclose upon or otherwise cause Citizens or any of its subsidiaries to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I Environmental Site Assessment thereon, which indicates that the property is free of hazardous material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless Citizens has reason to believe that such real property may contain any such hazardous material;
•cause or permit any material change in the amount or composition of Citizens Commerce Bank’s deposit liabilities;
•not take, or fail to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; or
•agree or commit to do any of the foregoing.
City’s Conduct of Business Pending the Merger
From the date of the Merger Agreement until the effective time of the Merger, except as expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulatory order or regulation, without the prior written consent of Citizens, City has agreed not to, and to cause City National not to do, any of the following:
•effect any recapitalization, reclassification, stock split, or similar change in capitalization;
•amend the City Articles or the City Bylaws in a manner that would materially and adversely affect the holders of Citizens common stock, or adversely affect the holders of Citizens common stock relative to other holders of City common stock;
•take any action that is intended or is reasonably likely to result in (i) any of its representations or warranties in the Merger Agreement being or becoming materially inaccurate at any time at or prior to the effective time of the Merger, (ii) any conditions in the Merger Agreement not being satisfied, (iii) a violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or by any governmental authority, or (iv) a delay in the consummation of the transactions contemplated by the Merger Agreement;
•not take, or fail to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; or
•agree or commit to do any of the foregoing.
Expenses of the Merger
City and Citizens are each required to bear their own expenses incurred by it in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.
Termination of the Merger Agreement
Termination by mutual consent. The Merger Agreement may be terminated, and the Merger may be abandoned at any time prior to the effective time of the Merger, by the mutual written consent of City and Citizens, if the board of directors of each so determines by vote of a majority of the members of its entire board.

Termination by either City or Citizens. The Merger Agreement may be terminated, and the Merger may be abandoned at any time prior to the effective time of the Merger, by City or Citizens upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board, in the event:
•of a breach by the other party of any representation, warranty or covenant contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;
•that the Merger is not consummated by March 31, 2023, unless the failure of the Merger to be consummated by that date arises out of or results from the knowing action or inaction of the party seeking to terminate;
•(i) the approval of any governmental authority required for consummation of the Merger shall have been denied and the denial has become final and no appealable, (ii) any governmental authority whose approval is required for consummation of the Merger shall have requested, directed or advised City or Citizens to withdraw its application for approval of the Merger, or (iii) any governmental authority of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Subsidiary Bank Merger; or
•if the requisite Citizens vote shall not have been obtained at the special meeting of Citizens shareholders provided that the party seeking to terminate shall not have materially breached its obligations under the Merger Agreement in a manner that primarily caused the failure to obtain the requisite Citizens vote.
Termination by City. City may terminate the Merger Agreement and abandon the Merger prior to the time the requisite Citizens vote is obtained and Citizens must pay to City a termination fee in the amount of $2,000,000 if:
•the Citizens board shall have failed to include its recommendation of the Merger Agreement in the proxy statement/prospectus, or withdrawn, modified or qualified its recommendation in a manner adverse to City, or failed to recommend against acceptance of a tender offer or exchange offer constituting an acquisition proposal;
•the Citizens board shall have recommended or endorsed an acquisition proposal or failed to announce publicly its opposition to the acquisition proposal; or
•Citizens or its board of directors has breached its obligations under certain provisions of the Merger Agreement relating to the special meeting and alternative acquisition proposals in any material respect.
Termination by Citizens. Citizens may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective if:
•the Citizens board authorizes an acceptance of superior proposal; provided, that the right of Citizens to terminate the Merger Agreement pursuant to this provision is conditioned on and subject to the prior payment by Citizens to City of a $2,000,000 termination fee in accordance with the Merger Agreement; or
•if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, the market value of City’s common stock drops below a certain pre-determined threshold while the Nasdaq Bank Index does not; subject, however, to City’s right to cure by providing notice to Citizens that City intends to proceed with the Merger by paying additional consideration.
Support Agreements
Under the Merger Agreement, the directors of Citizens executed support agreements pursuant to which they agreed to vote their Citizens common stock owned directly or indirectly, and to request their spouses to consent to such agreement to the extent of such spouse’s interest in such shares, in favor of the Merger. The support agreements also include restrictions on the transfer of the directors’ shares prior to the approval of the Merger Agreement by the Citizens shareholders. While directors may gift shares prior to the special meeting, any transferee must agree to comply with the voting and transfer restrictions in the support agreements.

Acquisition Proposals and Termination Fee
Pursuant to the Merger Agreement, Citizens shall not, and shall cause any of its subsidiaries and the officers, directors, employees, advisors and other agents of Citizens and its subsidiaries not to, directly or indirectly take any action to (i) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any acquisition proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person or group any confidential or nonpublic information with respect to or in connection with, an acquisition proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any acquisition proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any acquisition transaction or acquisition proposal, (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Citizens to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach its obligations under the Merger Agreement, or (vii) propose or agree to do any of the foregoing.
Notwithstanding anything to the contrary in the Merger Agreement, if Citizens or any of its representatives receives from any person or group an unsolicited bona fide acquisition proposal that did not result from or arise in connection with a breach of the Merger Agreement, Citizens and its representatives may take any action described above, if, and only if, the Citizens board determines in good faith, after consultation with Citizens’ outside legal and financial advisors, that (i) such acquisition proposal constitutes or is reasonably capable of becoming a superior proposal, and (ii) the failure of the Citizens board to take such action would cause the Citizens board to violate its fiduciary duties to the shareholders of Citizens under applicable law; provided, that Citizens receives from such person or group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the confidentiality terms of the Merger Agreement.
If (A) after the date of the Merger Agreement and prior to the termination of the Merger Agreement, a bona fide acquisition proposal shall have been made known to senior management or the Citizens board or has been made directly to the Citizens shareholders generally or any person shall have publicly announced (and, in each case, not unconditionally withdrawn), and thereafter the Merger Agreement is terminated by City pursuant to the Merger Agreement as a result of a willful breach by Citizens; and (B) prior to the date that is twelve months after the date of the termination of the Merger Agreement, Citizens enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal, then Citizens shall, on the earlier of the date it enters into the definitive agreement and the date of consummation of the transaction, pay City, by wire transfer of same day funds (to an account designated in writing by City), a fee equal to $2,000,000.
Amendment
Subject to compliance with applicable law, the Merger Agreement may be amended by the parties thereto at any time before or after the receipt of the requisite Citizens shareholder vote; provided, however, that after the receipt of the requisite Citizens shareholder vote, there may not be, without further approval of the Citizens shareholders, any amendment of the Merger Agreement that requires such further approval under applicable law. The Merger Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.

COMPARISON OF CERTAIN RIGHTS OF CITIZENS AND CITY SHAREHOLDERS
If the Merger is completed, the rights of the Citizens shareholders who receive City common stock in the Merger will be governed by the West Virginia Business Corporation Act (“WVBCA”), the Amended and Restated Articles of Incorporation of City and the Amended and Restated Bylaws of City. Prior to the Merger, Citizens shareholders’ rights are determined by the KBCA and the Articles of Incorporation and Bylaws of Citizens.
Although the rights of City shareholders and the rights of Citizens shareholders are similar in many respects, there are some differences. The following is a summary of the material differences between (1) the current rights of holders of Citizens common stock under the KBCA and the Citizens Articles of Incorporation and Bylaws and (2) the current rights of holders of City common stock under the WVBCA and the City Articles of Incorporation and Bylaws.
City and Citizens believe that this summary describes the material differences between the rights of holders of City common stock as of the date of this proxy statement/prospectus and the rights of holders of Citizens common stock as of the date of this proxy statement/prospectus. The following chart compares certain rights of the holders of Citizens’ common stock to the rights of holders of City common stock in areas where those rights are materially different. This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Kentucky law, West Virginia law and the respective corporate governing documents of Citizens and City. To find out where copies of these documents can be obtained, see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” at the forepart of this document.

Citizens Commerce Bancshares, Inc.	City Holding Company
Authorized Capital Stock
Authorized Capital. Citizens’ current Articles of Incorporation authorizes Citizens to issue up to 45,000,000 shares of common stock, no par value per share, and up to 25,000 shares of preferred stock, no par value per share.
As of the record date, there were 3,821,101 shares of Citizens common stock outstanding and no shares of preferred stock outstanding.

Authorized Capital. City’s Amended Articles of Incorporation authorizes City to issue up to (i) 50,000,000 shares of common stock, par value $2.50 per share, and (ii) 500,000 shares of preferred stock, par value $25 per share. 100,000 of the shares of preferred stock are designated as Junior Participating Cumulative Preferred, Series A (“Series A Preferred Stock”). The shares of Series A Preferred Stock are entitled to preferred dividends, special voting rights and preferential rights on dissolution.
As of the date of this proxy statement/prospectus, there were 14,857,241 shares of City common stock outstanding and no preferred shares outstanding.

Board of Directors
Number of Directors. Citizens’ Articles of Incorporation provide that the board of directors shall consist of not less than five nor more than fifteen members as fixed in the manner provided in the Bylaws. The Bylaws provide that the number of directors shall be fixed from time to time by the Board of Directors. Directors serve until the next annual shareholder meeting or until their successor is elected and qualifies for office. The number of directors of Citizens is currently fixed at nine.
Nomination. Citizens’ Articles of Incorporation contain the procedures a shareholder must follow in order to nominate a candidate for election to Citizens’ board of directors. The shareholder must be entitled to vote in the election of directors and deliver or mail written notice of the intent to make the nomination to the President of Citizens not less than 14 nor more than 50 days prior by the meeting at which the election will be held provided that if less than 21 days’ notice of the meeting is given to shareholders, the written notice must be mailed or delivered no later than the seventh day following the date of which the notice of the meeting was mailed. Such notice must contain: (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the name and residence address of the notifying shareholder; (iv) the number of shares of stock of Citizens owned by the notifying shareholder; and (v) the total number of shares of capital stock of Citizens that will be voted for each proposed nominee.
Citizens’ Articles of Incorporation also require each director of Citizens to own at least 2,500 shares of Citizens common stock.
Directors of Citizens may only be removed by shareholders at a meeting called to remove such director if there is failure of such director to fulfill one of the affirmative requirements for his qualification (e.g., the director does not own at least 2,500 shares of our common stock as required by Citizens’ Articles of Incorporation) or for cause provided the notice of the meeting states one of the purposes of the meeting was to remove such director.
Classification of Directors. Citizens has only one class of directors.
Majority Vote Directors. Citizens’ directors are elected by plurality voting.

Number of Directors. City’s Amended and Restated Bylaws authorize a Board of Directors of not less than five and not more than twenty-five directors, with the number to be fixed from time to time by the Board of Directors or by the shareholders at a meeting. City has a mandatory director retirement age of 75. City currently has thirteen directors.
Nomination. Director Nominations and Shareholder Proposals. Under City’s Amended and Restated Bylaws, shareholder proposals, whether director nominations or other business to be discussed, must be submitted to the Secretary of City not less than 120 days prior to the first anniversary of the previous year’s annual meeting. If no annual meeting was held in the previous year or the date of the annual meeting was changed by more than 30 days from the anniversary date of the previous year’s annual meeting, the shareholder must give notice not later than 120 days prior to such annual meeting or 10 days following the date on which public announcement of the date of the meeting is first made. Shareholder proposals to be heard at a special meeting must be submitted to the Secretary of City not less than 150 days prior to the special meeting or 10 days following the date on which public announcement of the meeting is first made.
Classification of Directors. City has a staggered and classified Board of Directors. The Board is divided into three classes. Each class is as nearly as equal in number to the others as possible. Directors serve terms of three years; each class of directors is elected each year at the annual meeting of shareholders.
Majority Vote Directors. City’s directors are elected by plurality voting, however, City’s Articles of Incorporation contain a majority voting provision pursuant to which any director standing for re-election who does not receive a majority of the votes cast in his/her favor must resign from the Board.

Cumulative Voting: Citizens’ Articles of Incorporation prohibit cumulative voting.
Cumulative Voting: The WVBCA and City’s Bylaws permit cumulative voting as long as written notice of the intention to exercise cumulative voting rights is given to the Secretary of City at least 48 hours before the beginning of the shareholder meeting to elect directors.

Voting
Required Vote to Pass Certain Actions. In most instances, matters submitted to the Citizens shareholders are decided by a majority of votes cast with respect to such matters. Under the default provisions of the KBCA, certain extraordinary corporate actions, such as the Merger, must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Citizens common stock.
Required Vote to Pass Certain Actions. In most instances, matters submitted to the City shareholders are decided by a majority of votes cast with respect to such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CITIZENS
The following table sets forth information with respect to the Citizens common stock beneficially owned by each director of Citizens, by certain executive officers of Citizens and by persons known to us who may be beneficial owners of more than 5% of Citizens common stock. The table also shows the number of shares owned by the directors and executive officers as a group as of December 30, 2022. Except as otherwise indicated, each person shown in the table has sole or shared voting and investment power with respect to the common stock indicated. The table also shows the anticipated proforma number and (percentage) of shares of City common stock such directors, executive officers and owners of more than 5% of Citizens common stock will own giving effect to the Merger, based on their current beneficial ownership of Citizens common stock. The proforma ownership numbers and (percentages) assumes the issuance of a total of 636,595 shares of City common stock as Merger Consideration and 14,857,241 shares of City common stock outstanding.

Name and Position(s) of Director or Executive Officer	Number of Shares of Common Stock Beneficially Owned (1)		Percent of Common stock Outstanding	Proforma Number of Shares and (Percentage) of City Common Stock
Directors and Executive Officers
Jeffrey D. Ball, Director,	101,031	(2)	2.61%	16,831 (0.11%)
Executive Vice President and Senior Lender of Citizens Commerce Bank
Timothy J. Cambron, Director	1,607,262	(3)	42.06%	276,769 (1.73%)
C. Dale Goodin, Director	27,404	(4)	0.72%	4,565 (0.03%)
Denis G. King, Director	572,186	(5)	14.97%	95,326 (0.62%)
Michelle S. Oxley, Director, Treasurer	147,901	(6)	3.82%	24,640 (0.16%)
President and Chief Executive Officer of Citizens Commerce Bank
M. Kenneth Reed, Director	85,267	(7)	2.23%	14,205 (0.09%)
Barry Settles, Director	90,057		2.36%	15,003 (0.10%)
William Shanks, Director	97,167	(8)	2.54%	16,188 (0.10%)
Frank E. Stark, Director	52,473	(9)	1.37%	8,742 (0.06%)
Elisha R. Barber, Secretary	60,402	(10)	1.56%	10,062 (0.07%)
Executive Vice President and Chief Financial Officer of Citizens Commerce Bank
William Wilson, Chief Credit Officer of Citizens Commerce Bank	6,500	(11)	0.17%	1,082 (0.01%)
Directors and Executive Officers as a Group (11 persons)	2,847,650		71.60%	474,413 (3.06%)
Beneficial Owners of More than 5%
Timothy and Anna Cambron and family	1,607,262	(3)		267,769 (1.73%)
Denis and Myra King	572,186	(5)		95,326 (0.62%)
David T. Meyers	333,606	(12)		55,578 (0.36%)
__________________
(1)For purposes of this table, “beneficial ownership” is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (a) the exercise of any option or warrant, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares.
(2)Includes 6,255 shares held by Mr. Ball’s spouse, 19,319 shares held in the Citizens 401(k) Plan, and 48,000 shares that can be acquired under currently exercisable stock options.
(3)93 Industry Drive, Versailles, Kentucky 40383. Includes 38,225 shares held jointly by Timothy J. Cambron and Anna M. Cambron, 783,170 shares held by Timothy J. Cambron Revocable Living Trust II, 783,170 shares held by Anna M. Cambron Revocable Living Trust II, 230 shares held by Timothy J. Cambron Irrevocable Trust U/A April 30, 2003, 580 shares held jointly by Carly Cambron and Timothy Cambron, 580 shares held jointly by Lauren Cambron and Timothy Cambron, 580 shares held jointly by Seth Joseph Cambron and Timothy Cambron and 156 shares held by Ruggles Sign Co.
(4)Includes 11,527 shares held by jointly by Dr. Goodin and his spouse and 1,140 shares held by Dr. Goodin’s spouse.
(5)1045 US 127 S., Frankfort, Kentucky 40601. Held jointly by Mr. King and his spouse.
(6)Includes 33,767 shares held by the Citizens 401(k) Plan, 3,111 shares held by Ms. Oxley’s spouse, and 52,802 shares that can be acquired under currently exercisable stock options.
(7)Includes 287 shares held by Mr. Reed’s spouse.
(8)Includes 6,389 shares held jointly by Mr. Shanks and his spouse and 4,250 shares held by Mr. Shank’s spouse.
(9)Includes 373 shares held jointly by Mr. Stark and his spouse.
(10)Includes 52,888 shares that can be acquired under currently exercisable stock options.
(11)Includes 2,500 shares that can be acquired under currently exercisable stock options.
(12)6900 Frankfort Road, Versailles, Kentucky 40383.

EXPERTS
The consolidated financial statements of City as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 and the effectiveness of City’s internal control over financial reporting as of December 31, 2021 have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report appearing in City’s Annual Report on Form 10-K for the year ended December 31, 2021 and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.
LEGAL MATTERS
Dinsmore & Shohl LLP has rendered an opinion that the City common stock to be issued to the Citizens shareholders in connection with the Merger have been duly authorized and, if issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of West Virginia. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon by Dinsmore & Shohl LLP.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows City to incorporate certain information into this document by reference to other information that has been filed with the SEC. This means that City can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that City incorporates by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about City and you should read this document together with any other documents incorporated by reference in this document. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC, except to the extent that any information in such filings, including subsequent filings, is deemed “furnished” but not “filed” in accordance with SEC rules.
This document incorporates by reference the following documents that have previously been filed with the SEC by City (File No. 0-11733):
•Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 24, 2022;
•Definitive Proxy Statement on Schedule 14A filed with the SEC on March 14, 2022;
•Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 5, 2022;
•Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 4, 2022;
•Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 3, 2022;
•Current Reports on Form 8-K, filed on each of October 18, 2022, October 18, 2022, September 28, 2022 (except with respect to information furnished under Item 8.01 therein), August 2, 2022 (except with respect to information furnished under Item 8.01 therein), July 21, 2022, June 2, 2022 (except with respect to information furnished under Item 8.01 therein), May 25, 2022 (except with respect to information furnished under Item 8.01 therein), April 28, 2022 (except with respect to information furnished under Item 8.01 therein), April 13, 2022, and January 25, 2022; and
•The description of City’s common stock, which is contained in Exhibit 4(c) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 22, 2022, and as amended by any subsequent amendments and reports filed for the purpose of updating that description.

In addition, City is incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this document and prior to the date of the special meeting of shareholders.
City files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials City files with the SEC without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.
Neither City nor Citizens has authorized anyone to give any information or make any representation about the Merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Execution Version
ANNEX A
AGREEMENT AND PLAN OF MERGER
dated as of
October 18, 2022
by and between
City Holding Company
and
Citizens Commerce Bancshares, Inc.

A-i

6.20	Litigation and Claims	58
6.21	NASDAQ Listing	58
6.22	Absence of Control	59

ARTICLE VII - CONDITIONS TO CONSUMMATION OF THE MERGER; CLOSING		59
7.01	Conditions to Each Party’s Obligation to Effect the Merger	59
7.02	Conditions to Obligation of Citizens	59
7.03	Conditions to Obligation of City	60

ARTICLE VIII – TERMINATION		61
8.01	Termination	61
8.02	Effect of Termination and Abandonment; Enforcement of Agreement	64

ARTICLE IX – MISCELLANEOUS		65
9.01	No Survival	65
9.02	Amendment	66
9.03	Extension; Waiver	66
9.04	Counterparts	66
9.05	Confidential Supervisory Information	66
9.06	Governing Law; Jurisdiction	66
9.07	Waiver of Jury Trial	67
9.08	Expenses	67
9.09	Notices	67
9.10	Entire Understanding	68
9.11	Assignment; Third-Party Beneficiaries	68
9.12	Interpretation	69
9.13	Specific Performance	69
9.14	Severability	69
9.15	Delivery by Electronic Transmission	69
EXHIBIT A     Form of Support Agreement
EXHIBIT B     Form of Subsidiary Merger Agreement
A-ii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of October 18, 2022 (this “Agreement”), by and between CITY HOLDING COMPANY, a West Virginia corporation (“City”), and CITIZENS COMMERCE BANCSHARES, INC., a Kentucky corporation (“Citizens”).
WITNESSETH
WHEREAS, City is a registered financial holding company under the Banking Holding Company Act of 1956, as amended (“BHCA”) and owns all of the outstanding shares of City National Bank of West Virginia, a national banking association chartered under the laws of the United States (“City National Bank”);
WHEREAS, Citizens is a registered bank holding company under the BHCA and owns all of the outstanding shares of Citizens Commerce Bank, Inc. a Kentucky banking corporation (“Citizens Commerce Bank”);
WHEREAS, the Boards of Directors of City and Citizens believe that the merger of Citizens with and into City, followed by the subsidiary bank merger of Citizens Commerce Bank with and into City National Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of City and Citizens;
WHEREAS, the Boards of Directors of City and Citizens have each approved this Agreement and the transactions contemplated hereby;
WHEREAS the parties intend this merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;
WHEREAS, as an inducement for City to enter into this Agreement, all the directors of Citizens have entered into Support Agreements with City (the “Support Agreements”), each dated as of the date of this Agreement, in the form attached to this Agreement as Exhibit A, pursuant to which such directors have agreed, among other matters, to vote all of the shares of Citizens Common Stock beneficially owned by such individuals in favor of the Merger upon the terms and subject to the conditions set forth in the Support Agreement; and
WHEREAS, the parties also desire to provide in this Agreement for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the premises and of the covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, City and Citizens hereby agree as follows:

ARTICLE I
Certain Definitions
1.01    Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
“Acceptance of Superior Proposal” has the meaning set forth in Section 6.06(d).
“Acquisition Proposal” has the meaning set forth in Section 6.06(f)(ii).
“Acquisition Transaction” has the meaning set forth in Section 6.06(f)(iii).
“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.
“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“BHCA” has the meaning set forth in the Recitals to this Agreement.
“CARES Act Modified Loan” has the meaning set forth in Section 5.01(t)(vii).
“CARES Act” has the meaning set forth in Section 5.01(t)(vii).
“Chosen Courts” has the meaning set forth in Section 9.06.
“Citizens” has the meaning set forth in the Preamble to this Agreement.
“Citizens 401(k) Plan” has the meaning set forth in Section 6.10(c).
“Citizens Articles” means the Articles of Incorporation of Citizens, as amended.
“Citizens Board” means the Board of Directors of Citizens.
“Citizens Bylaws” means the bylaws of Citizens, as amended.
“Citizens Commerce Bank” has the meaning set forth in the Recitals to this Agreement.
“Citizens Common Stock” means the shares of common stock, with no par value, of Citizens.
“Citizens Disclosure Schedule” has the meaning set forth in Section 5.01.
“Citizens ESOP” means the Citizens Commerce Bancshares, Inc. Employee Stock Ownership Plan.

“Citizens Financial Statements” has the meaning set forth in Section 5.01(e)(i).
“Citizens Group” has the meaning set forth in Section 5.01(o)(vii).
“Citizens Meeting” has the meaning set forth in Section 5.01(d)(i).
“Citizens Preferred Shares” has the meaning set forth in Section 5.01(b)(i).
“Citizens Recommendation” has the meaning set forth in in Section 6.02(b).
“Citizens Shares” has the meaning set forth in Section 5.01(b)(i).
“Citizens Territory” means, for purposes of this Agreement, the geographic area comprising the entirety of the Commonwealth of Kentucky.
“City” has the meaning set forth in the Preamble to this Agreement.
“City Articles” means the Amended and Restated Articles of Incorporation of City, as amended.
“City Board” means the Board of Directors of City.
“City Bylaws” means the Bylaws of City, as amended.
“City Common Shares” means shares of common stock, par value of $2.50 per share, of City.
“City Common Share Closing Price” has the meaning set forth in Section 3.02(b)(v).
“City Disclosure Schedule” has the meaning set forth in Section 5.02.
“City Market Value” has the meaning set forth in Section 8.01(g).
“City National Bank” has the meaning set forth in the Recitals to this Agreement.
“City SEC Reports” has the meaning set forth in Section 5.02(f)(ii).
“Closing” has the meaning set forth in Section 2.04.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” has the meaning set forth in the Recitals to this Agreement.
“Compensation and Benefit Plans” has the meaning set forth in Section 5.01(k)(i).
“Consultants” has the meaning set forth in Section 5.01(k)(i).

“Data Conversion” has the meaning set forth in Section 6.12.
“Determination Date” has the meaning set forth in Section 8.01(g).
“Determination Letter” has the meaning set forth in Section 6.10(c).
“Directors” has the meaning set forth in Section 5.01(k)(i).
“Dissenting Shares” has the meaning set forth in Section 3.01(d).
“Effective Date” means the date on which the Effective Time occurs.
“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.03.
“Employees” has the meaning set forth in Section 5.01(k)(i).
“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 5.01(k)(iii).
“ERISA Affiliate Plan” has the meaning set forth in Section 5.01(k)(iii).
“ESOP Trustee” means Kentucky Trust Company.
“ESOP Determination Letter” has the meaning set forth in Section 6.10(e).
“ESOP Vote” has the meaning set forth in Section 6.10(d).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exchange Agent” has the meaning set forth in Section 3.02(a).
“Exchange Fund” has the meaning set forth in Section 3.02(a).
“Exchange Ratio” shall mean 0.1666.
“FDIC” means the Federal Deposit Insurance Corporation.
“Final City Market Value” has the meaning set forth in Section 8.01(g).

“Final Index Price” has the meaning set forth in Section 8.01(g).
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).
“Group” has the meaning set forth in Section 13(d) under the Exchange Act.
“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.
“Initial City Market Value” has the meaning set forth in Section 8.01(g).
“Indenture” has the meaning set forth in Section 5.01(b)(iii).
“Index” has the meaning set forth in Section 8.01(g).
“Index Ratio” has the meaning set forth in Section 8.01(g).
“Information” has the meaning set forth in Section 6.16.
“Initial Index Price” has the meaning set forth in Section 8.01(g).
“Index Price” has the meaning set forth in Section 8.01(g).
“IRS” has the meaning set forth in Section 5.01(k)(ii).
“KBCA” means the Kentucky Business Corporation Act, Chapter 271B of the Kentucky Revised Statutes, as amended.
“KDFI” means the Kentucky Department of Financial Institutions.
“Knowledge” means, with respect to City, the Knowledge of any officer of City or City National Bank with the title of Chairman, Chief Executive Officer, President, Chief Financial Officer or General Counsel, and, with respect to Citizens, the Knowledge of any officer of Citizens or Citizens Commerce Bank with the title of Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer or Senior Lender. An

officer of City or Citizens shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter after reasonable inquiry.
“KSS” means Secretary of State of the Commonwealth of Kentucky.
“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.
“Loan” or “Loans” means any loans, loan commitments, letters of credit, credit facility, credit enhancements or any other extensions of credit (including any amendments, renewals, extensions or modifications thereto).
“Material Adverse Effect” means, when used with respect to a party to this Agreement, as the context may require, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate (i) has been or would reasonably be likely to be material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, or (ii) would reasonably be likely to materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable bank regulatory accounting requirements; (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities; (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures); (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic); (E) public disclosure of the execution of this Agreement or consummation of the transactions contemplated hereby (including any effect on such party’s relationships with its customers or employees); (F) actions expressly required by this Agreement in contemplation of the transactions contemplated hereby; and (G) the occurrence of any natural or man-made disaster; except, with respect to subclauses (A), (B), (C), (D), and (G) to the extent that the effects of the change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry and geographic area in which such party and its Subsidiaries operate).
“Material Contracts” has the meaning set forth in Section 5.01(i)(ii).
“Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Sections 2.01 and 2.05.

“Merger Consideration” has the meaning set forth in Section 3.01(a).
“Notifying Party” has the meaning set forth in Section 6.11(a).
“NASDAQ” has the meaning set forth in Section 3.02(b)(v).
“New Certificate” has the meaning set forth in Section 3.02(a).
“Notice Period” has the meaning set forth in Section 6.06(d)(ii).
“Old Certificates” has the meaning set forth in Section 3.01(b).
“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions, variants or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.
“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, reduced capacity, social distancing, shut down, closure, sequester or other directives, guidelines, executive orders, mandates or recommendations promulgated by any Governmental Authority, including but not limited to, the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.
“Parent Merger” has the meaning set forth in Section 2.01(a).
“Pension Plan” has the meaning set forth in Section 5.01(k)(ii).
“Per Share Merger Consideration” means $14.50.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
“Phase I” has the meaning set forth in Section 6.19.
“Premium Cap” has the meaning set forth in Section 6.18(b).
“Proxy Statement/Prospectus” has the meaning set forth in Section 5.01(d)(i).
“Registration Statement” has the meaning set forth in Section 5.01(d)(i).
“Regulatory Authorities” or “Regulatory Authority” has the meaning set forth in Section 5.01(g)(i).
“Regulatory Order” has the meaning set forth in Section 5.01(g)(i).
“Related Parties” has the meaning set forth in Section 5.01(aa).
“Related Party Agreements” has the meaning set forth in Section 5.01(aa).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.
“Requisite Citizens Vote” has the meaning set forth in Section 5.01(c)(i).
“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Subsidiary” has the meanings ascribed to it in Section 2(d) of the BHCA.
“Subsidiary Merger” has the meaning set forth in Section 2.05(a).
“Subsidiary Merger Agreement” has the meaning set forth in Section 2.05(a).
“Subsidiary Merger Certificate” has the meaning set forth in Section 2.05(b).
“Superior Proposal” has the meaning set forth in Section 6.06(e)(i).
“Surviving Corporation” has the meaning set forth in Section 2.01(a).
“Takeover Laws” has the meaning set forth in Section 5.01(m).
“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.
“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.
“Tail Policy” has the meaning set forth in Section 6.18(b).
“Termination Fee” has the meaning set forth in Section 8.02(b)(i).

“Third Party System” has the meaning set forth in Section 5.01(x).
“Treasury” means the United States Department of Treasury.
“Treasury Shares” means Citizens Shares held by Citizens or any of its Subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted in good faith.
“Support Agreements” has the meaning set forth in the Recitals to this Agreement.
“WVBCA” means the West Virginia Business Corporation Act, Chapter 31D of the West Virginia Code, as amended.
“WVSS” means the Office of the Secretary of State of the State of West Virginia.
ARTICLE II
The Merger
2.01    The Parent Merger.
(a)    The Parent Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Citizens shall merge with and into City (the “Parent Merger”), City shall survive the Parent Merger and continue to exist as a West Virginia corporation (City, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of Citizens shall cease. At the Effective Time:
(i)    The City Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended, if ever, in accordance with the WVBCA;
(ii)    The City Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended, if ever, in accordance with the WVBCA;
(iii)    Each individual serving as a director of City immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the City Articles and the City Bylaws or as otherwise provided by the WVBCA or until his or her earlier death, resignation or removal in the manner provided in the City Articles or the City Bylaws or as otherwise provided by the WVBCA; and
(iii)    At and after the Effective Time, each share of City Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Parent Merger.

(b)    Option to Change Method of Merger. City may at any time prior to the Effective Time change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, changing the provisions of this Article II), if and to the extent City deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:
(i)    Alter or change the amount or kind of consideration to which the holders of Citizens Common Stock are entitled in accordance with the terms and subject to the conditions of this Agreement;
(ii)    Materially impede or delay consummation of the transactions contemplated by this Agreement; or
(iii)    Cause the Merger to fail to qualify as a “reorganization” under Code Section 368(a)(1)(A) of the Code.
Citizens, if requested by City, shall enter into one or more amendments to this Agreement in order to effect any such change.
2.02    Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the later to occur of the following: (i) the filing of the articles of merger with the KSS and WVSS; or (ii) such later date and time as may be set forth in such articles of merger with the approval of City and Citizens. The Parent Merger shall have the effects prescribed in the KBCA and WVBCA.
2.03    Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, City and Citizens shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c), unless City and Citizens agree in writing to extend such date, or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.
2.04    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 10:00 am, Charleston, West Virginia time, and filings, as applicable, with the KSS and WVSS on a date which is no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), unless extended by mutual agreement of the parties hereto.
2.05    The Subsidiary Merger.

(a)    Immediately following the Parent Merger, or at such later time as City may determine, Citizens Commerce Bank will merge with and into City National Bank (the “Subsidiary Merger”). City National Bank shall be the surviving entity in the Subsidiary Merger and, following the Subsidiary Merger, the separate corporate existence of Citizens Commerce Bank shall cease and City National Bank shall survive and continue to exist as a national bank. Promptly after the date of this Agreement, City National Bank and Citizens Commerce Bank shall enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit B (the “Subsidiary Merger Agreement”).
(b)    Each of City and Citizens shall approve the Subsidiary Merger Agreement and the Subsidiary Merger as the sole shareholders of each subsidiary bank, respectively. Prior to the Effective Time, Citizens shall cause Citizens Commerce Bank, and City shall cause City National Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Subsidiary Merger (“Subsidiary Merger Certificate”). The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to herein as the “Merger.”
ARTICLE III
Merger Consideration
3.01    Conversion of Citizens Common Stock.
At the Effective Time, by virtue of the Parent Merger and without any action on the part of City, Citizens, or the holder of any shares of Citizens Common Stock:
(a)    Subject to Section 3.02 and Second 3.03, and except as otherwise provided by paragraph (b) of this Section 3.01, each share of Citizens Common Stock (other than Treasury Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest, a number of City Common Shares equal to the Exchange Ratio (the “Merger Consideration”); and
(b)    All of the shares of Citizens Common Stock converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book‑entry accounts relating to the ownership of uncertificated shares of Citizens Common Stock) previously representing any such shares of Citizens Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of a fractional share which the shares of Citizens Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to Section 3.01(a) and Sections 3.02(b)(v), and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.02, in each case without any interest thereon. Old Certificates previously representing shares of Citizens Common Stock shall be exchanged for certificates or, at City’s option, evidence of shares in book entry form representing whole shares of City Common Shares as set forth in Section 3.01(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 3.02, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of City Common Shares or Citizens Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or extraordinary distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of Citizens Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit Citizens to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(c)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Citizens Common Stock that are owned by Citizens (in each case other than shares (i) held in trust accounts, managed accounts, mutual funds or similar accounts, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, as a result of debts previously contracted) shall be cancelled and cease to exist and no Merger Consideration shall be delivered or exchanged therefor.
(d)    Notwithstanding anything in this Agreement to the contrary, shares of Citizens Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by Persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (“Dissenting Shares”) in accordance with the KBCA will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof to receive payment of the fair value of their Dissenting Shares in accordance with the provisions of the KBCA unless and until the holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA. If, after the Effective Time, any holder fails to perfect or effectively withdraws or loses their rights referred to in the preceding sentence, the applicable holder’s shares of Citizens Common Stock will thereupon be treated as if the shares had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. Citizens will give City prompt notice of any notices of intent to demand payment under the KBCA received by Citizens with respect to shares of Citizens Common Stock. Prior to the Effective Time, Citizens will not, except with the prior written consent of City, make any payment with respect to, or settle or offer to settle, any demands referred to in this Section 3.01(d).
3.02    Exchange and Payment Procedures.
(a)    Exchange Fund. Prior to the Effective Time, City shall deposit, or shall cause to be deposited, with Computershare Trust Company N.A. (the “Exchange Agent”), for the benefit of the holders of Old Certificates for exchange in accordance with this Article III, (i) certificates or, at City’s option, evidence in book-entry form, representing shares of City Common Shares to be issued to holders of Citizens Common Stock (collectively, referred to herein as “New Certificates”), and (ii) cash in an amount sufficient to pay cash in lieu of any fractional shares (such New Certificates and cash described in the foregoing clauses (i) and (ii), together with any dividends or distributions with respect thereto payable in accordance with Section 3.02(b)(ii), being hereinafter referred to as the “Exchange Fund”).
(b)    Exchange Procedures.

(i)    As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, City shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Citizens Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration, a letter of transmittal, in customary form as reasonably agreed to by City and Citizens (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for certificates representing the number of whole shares of City Common Shares and any cash in lieu of fractional shares, as applicable, which the shares of Citizens Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 3.02(b)(ii). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (A)(1) a New Certificate representing that number of whole shares of City Common Shares to which such holder of Citizens Common Stock shall have become entitled pursuant to the provisions of Section 3.01 and (2) a check representing the amount of (x) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article III and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.02(b)(ii), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the City Common Shares or any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 3.02(b), each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration as provided for in Section 3.01 and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by Section 3.02(b)(ii).
(ii)    No dividends or other distributions declared with respect to City Common Shares shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with Section 3.02(b). After the surrender of an Old Certificate in accordance with Section 3.02(b), the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of City Common Shares which the shares of Citizens Common Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.15).
(iii)    In the event that any New Certificate representing shares of City Common Shares is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of City Common Shares in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(iv)    After the Effective Time, there shall be no transfers on the stock transfer books of Citizens of the shares of Citizens Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of City Common Shares, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in Article III.
(v)    Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of City Common Shares shall be issued upon the surrender for exchange of Old Certificates or otherwise pursuant to this Agreement, no dividend or distribution with respect to City Common Shares shall be payable on or with respect to any fractional share, and fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of City. In lieu of the issuance of any fractional share, City shall pay to each former shareholder of Citizens who otherwise would be entitled to receive such fractional share (after taking into account all shares of Citizens Common Stock held by such shareholder immediately prior to the Effective Time) an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of City Common Shares on the NASDAQ Stock Market (the “NASDAQ”) as reported by the Wall Street Journal for the five (5) consecutive full trading days ending on the trading day immediately preceding the Closing Date (the “City Common Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of City Common Shares which such holder would otherwise be entitled to receive pursuant to Section 3.01(a). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for-consideration, but merely represents a mechanical rounding off for the purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(vi)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Citizens for six months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Citizens Common Stock who have not theretofore exchanged their Old Certificates pursuant to Section 3.02 shall thereafter look only to the Surviving Corporation for payment of the shares of City Common Shares and cash in lieu of any fractional shares and any unpaid dividends and distributions on the City Common Stock deliverable in respect of each former share of Citizens Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of City, Citizens, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Citizens Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(vii)    Each of City and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement all amounts required to be deducted and withheld with respect to the making of the consideration payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by City or the Exchange Agent, as the case may be, the withheld amounts (i) will be paid over by City or the Exchange Agent to the appropriate governmental authority and (ii) will be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made.
(viii)    In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or City, the posting by such Person of a bond in such amount as City or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of City Common Shares, and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.
(c) Treatment of Citizens Options. Immediately prior to the Effective Time, each outstanding option to acquire shares of Citizens Common Stock (the “Citizens Options”) issued pursuant to Citizen’s Equity Plan shall: (i) become fully vested and exercisable (without regard to whether the Citizens Options are then vested or exercisable), and (ii) each option holder shall be entitled to receive a cash payment, without interest and less applicable withholding taxes, in an amount equal to the product of (i) the number of shares of Citizens Common Shares subject to the Citizens Options as of immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Citizens Common Stock subject to such Citizens Option as of the Effective Date (the “Option Cash-Out Amount”). The Option Cash-Out Amount shall be paid by Citizens to the applicable former option holder on the Closing Date. In the event the exercise price per share of Citizens Common Stock subject to a Citizens Option is equal to or greater than the Per Share Merger Consideration, such Citizens Option shall be cancelled without consideration and have no further force or effect.
3.03    Tax Consequences . For federal income tax purposes, the Parent Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Department regulation sections 1.368-2(g) and 1.368-3(a).
ARTICLE IV
Actions Pending Consummation of Merger
4.01    Forbearances of Citizens. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Citizens Disclosure Schedule (as hereafter defined), as required by law (including Pandemic Measures) or required by an applicable Regulatory Order, without the prior written consent of City, Citizens shall not, and shall cause its Subsidiaries not to:
(a)    Ordinary Course. Conduct the business of Citizens and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Citizens’ ability to perform any of its obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.
(b)    Capital Stock. (i) Except upon the exercise of Citizens Options outstanding on the date hereof in accordance with their terms, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Citizens Common Stock or other capital stock of Citizens, (ii) enter into any agreement with respect to the foregoing, (iii) permit any additional Citizens Common Stock to become subject to any Rights, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.
(c)    Dividends; Distributions. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends from Citizens Commerce Bank to Citizens and, subject to Section 6.15, quarterly cash dividends by Citizens to its shareholders in a manner consistent with past practices, but under no circumstances in an amount greater than $.07 per share per quarter, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
(d)    Compensation; Employment Agreements. Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of Citizens or any of its Subsidiaries, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments).
(e)    Benefit Plans. Enter into, establish, adopt, amend, modify, make any contributions to or terminate (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement, or (iii) pursuant to the regular annual renewal of insurance contracts) any pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of Citizens or any of its Subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of any restricted stock, phantom stock or other compensation or benefits payable thereunder.
(f)    Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any Person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness of any Person or any claims against any Person, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions.
(g)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.
(h)    Governing Documents. Amend the Citizens Articles, the Citizens Bylaws or the organizational and governing documents of its Subsidiaries.
(i)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.
(j)    Material Contracts. (i) Terminate, amend, or waive any provision of, any Material Contract; (ii) make any change in any instrument or agreement governing the terms of any of its securities, or any Material Contract, other than normal renewals of leases and other Material Contracts without material adverse changes of terms with respect to Citizens or any Citizens Subsidiary; (iii) enter into any Material Contract that (A) would constitute a Material Contract if it were in effect on the date of this Agreement or (B) that has a term of one year or longer and that requires payments or other obligations by Citizens or any Citizens Subsidiary of $25,000 or more under the Material Contract; or (iv) enter into any Material Contract if the Material Contract, in the aggregate with all Material Contracts entered into by Citizens or any Citizens Subsidiary from and after the date of this Agreement, would result in aggregate required payments by Citizens or any Citizens Subsidiary in excess of $100,000.
(k)    Claims. Settle any claim, suit, action or proceeding brought against Citizens, except for any claim, action or proceeding which does not involve precedent for other material claims, suits, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $25,000 or in the aggregate not to exceed $100,000 for all such claims, actions or proceedings.
(l)    Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.
(m)    Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, (iii) fail to use commercially reasonable means to address any material increase in its aggregate exposure to interest rate risk, or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.
(n)    Borrowings. Other than in the ordinary course, consistent with past practice, assume guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from any of the Federal Home Loan Banks, sales of certificates of deposits, and entry into repurchase agreements).
(o)    Indirect Loans; Participations. (i) Make or purchase any indirect or brokered Loans, or (ii) purchase from or sell to any financial institution or other non-depository lender an interest in a Loan, except for such credit facilities made to borrowers in Citizens’ Territory which are secured by collateral located in the Citizens’ Territory in the ordinary course and consistent with past practices.
(p)    Capital Expenditures. Make, or commit to make, any capital expenditures that exceed by more than five percent (5%) of Citizens’ capital expenditure budget set forth in Section 4.01(p) of the Citizens Disclosure Schedule.
(q)    Lending.    (i) Enter into any new line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); (ii) make or acquire, or modify, renew or extend any Loan except for Loans made acquired, renewed or extended in the ordinary course, consistent with past practices and in compliance in all material respects with Citizens Commerce Bank’s loan policies and underwriting guidelines and standards as in effect as of the date of this Agreement; (iii) make or acquire, or modify, renew or extend any Loan (A) in the case of any Loan to a Person who does not have an existing lending relationship with Citizens, if immediately after making the Loan the Person obtaining the Loan and the Person’s Affiliates would have debt owed to Citizens or any of its Subsidiaries that is, in the aggregate, in excess of $500,000, (B) in the case of any Loan to a Person who has an existing lending relationship with Citizens, if immediately after the modification, renewal, or extension of any existing Loan, or the making of a new Loan, the Person obtaining the modification, renewal, extension or new Loan and the Person’s Affiliates would have an aggregate credit exposure to Citizens or any of its Subsidiaries that is, in excess of $1,000,000, or (C) that is in excess of $500,000 and that is classified by Citizens Commerce Bank as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,”

“Criticized,” “Watch List” or words of similar import, in each case, except pursuant to existing commitments entered into prior to the date hereof; (iv) grant, or renew the prior grant of, the deferral of any payments under any Loan or make or agree to make any other modification that would result in the Loan being, or continue the status of the Loan as, a CARES Act Modified Loan; provided that in the case of each of items (i) – (iv) above City shall be required to respond (and will be deemed to consent if it fails to respond) to any request for a consent to make such Loan or extension of credit in writing within five (5) business days after the loan package is delivered to City.
(r)    Investment Securities Portfolio. Restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, or, except as may be reasonably required to maintain safety and soundness, otherwise purchase or sell securities in the portfolio individually that exceed $1,000,000 or in the aggregate that would exceed $10,000,000.
(s)    Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time, (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns), or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).
(t)    Offices and Facilities. (i) Open, close or relocate any branch office, ATMS, loan production office or other significant office or operations facility of Citizens or its Subsidiaries at which business is conducted, or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.
(u)    Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.
(v)    Foreclosures. Foreclose upon or otherwise cause Citizens or any of its Subsidiaries to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless Citizens has reason to believe that such real property may contain any such Hazardous Material.
(w)    Deposit Liabilities. Cause or permit any material change in the amount or composition of Citizens Commerce Bank’s deposit liabilities.

(x)    Reorganization 368(a). Not take, or fail to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(y)    Commitments. Agree or commit to do any of the foregoing.
4.02    Forbearances of City. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by law (including Pandemic Measures) or required by an applicable Regulatory Order, without the prior written consent of Citizens, City shall not, and shall cause its Subsidiaries not to:
(a)    Capital Stock. Effect any recapitalization, reclassification, stock split, or similar change in capitalization.
(b)    Governing Documents. Amend the City Articles or the City Bylaws in a manner that would materially and adversely affect the holders of Citizens Common Stock, or adversely affect the holders of Citizens Common Stock relative to other holders of City Common Shares.
(c)    Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming materially inaccurate at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority, or (iv) a delay in the consummation of the transactions contemplated by this Agreement.
(d)    Reorganization 368(a). Not take, or fail to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(e)    Commitments. Agree or commit to do any of the foregoing.
ARTICLE V
Representations and Warranties
5.01    Representations and Warranties of Citizens. Except as disclosed in the disclosure schedule delivered by Citizens to City concurrently herewith (as the same may be supplemented and amended as permitted by Section 6.11, the “Citizens Disclosure Schedule”); provided that (i) the mere inclusion of an item in the Citizens Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Citizens that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (ii) any disclosures made with respect to a section of Article V shall be deemed to qualify any other section of Article V specifically referenced or cross-referenced, Citizens hereby represents and warrants to City as follows:
(a)    Organization, Standing and Authority.

(i)    Citizens is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and is a bank holding company duly registered with the FRB under the BHCA. Citizens has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Citizens Commerce Bank is a Kentucky banking corporation and is supervised and regulated by the KDFI and FDIC. Citizens Commerce Bank is duly organized, licensed, validly existing and in good standing under the laws of the Commonwealth of Kentucky, has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed and qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Section 5.01(a)(i) of the Citizens Disclosure Schedule sets forth the foreign jurisdictions in which Citizens or its Subsidiaries are qualified to conduct business.
(ii)    There are no restrictions on the ability of any Subsidiary of Citizens to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities. Section 5.01(a)(ii) of the Citizens Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Citizens as of the date hereof.
(b)    Capital Structure of Citizens.
(i)    As of date hereof, the authorized capital stock of Citizens consists of 45,000,000 shares of Citizens Common Stock, of which 3,821,101 shares are currently issued and outstanding and 0 shares of preferred stock, of which no shares are issued and outstanding (“Citizens Preferred Shares”). The Citizens Common Stock and Citizens Preferred Shares are collectively referred to herein as “Citizens Shares.” As of date hereof, there are: (A) 0 shares of Treasury Shares held by Citizens or otherwise owned by Citizens or its Subsidiaries. No shares of Citizens Preferred Shares are issued and outstanding or reserved for issuance. All of the issued and outstanding Citizens Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Citizens does not have, and is not bound by, any outstanding or issued Rights with respect to any Citizens Shares except the Citizens Options.
(ii)    Neither Citizens nor any of its Subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. There are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Citizens is a party or by which it is bound with respect to any equity security of any class of Citizens or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

(iii)    Section 5.01(b)(iii) of the Citizens Disclosure Schedule contains a detailed description of the Citizens Options, including name of grantee, number of option shares, grant date, strike price, vesting terms, and expiration as of the date hereof.
(c)    Authority; No Violation.
(i)    Citizens has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Parent Merger and the Subsidiary Merger have been duly and validly approved by the Board of Directors of Citizens. As of the date hereof, the Board of Directors of Citizens has determined, subject to Section 6.06 of this Agreement, that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Citizens and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Citizens’ shareholders for approval (with the Citizens Board of Directors’ recommendation in favor of approval) at a meeting of the shareholders, and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Citizens Common Stock (the “Requisite Citizens Vote”), and the adoption and approval of the Subsidiary Merger Agreement by Citizens as sole shareholder of Citizens Commerce Bank, no other corporate proceedings on the part of Citizens are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Citizens and (assuming due authorization, execution and delivery by City) constitutes a valid and binding obligation of Citizens, enforceable against Citizens in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).
(ii)    Neither the execution and delivery of this Agreement by Citizens nor the consummation by Citizens of the transactions contemplated hereby, including the Parent Merger and the Subsidiary Merger, nor compliance by Citizens with any of the terms or provisions hereof, will (A) violate any provision of the Citizens Articles or Citizens Bylaws or (B) assuming that the consents and approvals referred to in Section 5.01(d) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Citizens or any Citizens Subsidiaries or any of their respective properties or assets or (2) except as set forth in Section 5.01(c)(ii) of the Citizens Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or payments, rebates, or reimbursements required under, or result in the creation of any Lien upon any of the respective properties or assets of Citizens or any Citizens Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Citizens or any Citizens Subsidiary is a party, or by which they or any of their respective properties or assets may be bound.

(d)    Consents and Regulatory Approvals.
(i)    Except as set forth in Section 5.01(d)(i) of the Citizens Disclosure Schedule, no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Citizens or any of its Subsidiaries in connection with the execution, delivery or performance by Citizens of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing with the SEC and declaration of effectiveness of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act including the proxy statement/prospectus (the “Proxy Statement/Prospectus”) relating to the meeting, including any adjournment or postponements thereof, of Citizens shareholders to be held in connection with this Agreement and the Merger (the “Citizens Meeting”), and any necessary state securities law or “blue sky” permits and approvals, (C) Requisite Citizens Vote, (D) the filing of the articles of merger with the KSS pursuant to the KBCA and WVSS pursuant to the WVBCA, and filing the Subsidiary Merger Certificate, and (E) the receipt of the approvals set forth in Section 7.01(b).
(ii)    As of the date hereof, Citizens is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(e)    Financial Statements; Material Adverse Effect; Internal Controls.
(i) Citizens has delivered or will deliver to City (A) audited consolidated financial statements for each of the fiscal years ended December 31, 2021, 2020 and 2019, respectively, consisting of consolidated balance sheets and the related consolidated statements of income, comprehensive income and shareholders’ equity and cash flows for the fiscal years ended on such dates, including the footnotes thereto and the reports prepared with respect thereto by MCM CPAs & Advisors LLP, Citizens’ independent registered public accounting firm; (B) unaudited consolidated financial statements for the eight-month interim period ended August 31, 2022 and each subsequent quarter thereafter, consisting of balance sheets and the related statements of income; and (C) unaudited consolidated monthly financial statements as of September 30, 2022 and each subsequent month thereafter, consisting of balance sheets and the related statements of income (collectively, the “Citizens Financial Statements”). The Citizens Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with GAAP, consistently applied throughout the periods indicated, and fairly present the financial position of Citizens and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim financial statements to normal year‑end adjustments and the absence of notes thereto. As of the date hereof, the books and records of Citizens and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, MCM CPAs & Advisors LLP has not resigned (or informed Citizens that it intends to resign) or been dismissed as independent public accountants of Citizens as a result of or in connection with any disagreements with Citizens on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(ii)    Neither Citizens nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Citizens included in the Citizens Financial Statements for fiscal year ended December 31, 2021 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2021, except as set forth in Section 5.01(e)(ii) of the Citizens Disclosure Schedules, or (C) liabilities and obligations in connection with this Agreement and the transactions contemplated hereby.
(iii)    Since December 31, 2021, (A) Citizens and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to Citizens or any of its Subsidiaries.
(iv)    Citizens has established and maintains a system of internal accounting controls for Citizens and its Subsidiaries sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and applicable law, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Citizens and its Subsidiaries in all material respects; (B) provide reasonable assurance that transactions are recorded as necessary to facilitate preparation of financial statements in conformity with GAAP, and that receipts and expenditures of Citizens and its Subsidiaries are being made only in accordance with authorizations of management and directors of Citizens and its Subsidiaries, as the case may be; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Citizens or its Subsidiaries that could have a material effect on their financial statements. Citizens has no Knowledge of any deficiency in the effectiveness of Citizens’ and its Subsidiaries’ internal controls over financial reporting as of the end of the periods covered by the Citizens Financial Statements and, to Citizens’ Knowledge, any fraud, whether or not material, that involves management or other employees of Citizens or its Subsidiaries. Citizens has provided City access to all documentation related to Citizens’ internal control over financial reporting. Since December 31, 2020, to Citizens’ Knowledge, except as set forth in Citizens’ Disclosure Schedule, there has been no complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Citizens or any of its Subsidiaries or their respective internal accounting controls, including without limitation any complaint, allegation, assertion or claim that Citizens or Citizens Commerce Bank has engaged in questionable accounting or auditing practices.
(f)    Litigation. Except as set forth in Section 5.01(f) of Citizens Disclosure Schedule, there is no suit, action, investigation, claim, proceeding or review pending, or to Citizens’ Knowledge, threatened against it or any of its Subsidiaries or any of the current or, to the Knowledge of Citizens, former directors or executive officers of it or any of its Subsidiaries in their capacities as such (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) (i) that involves a Governmental Authority, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of City or any of its Affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Citizens, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to City or any of its Affiliates) that is or could reasonably be expected to have a Material Adverse Effect.
(g)    Regulatory Matters.
(i)    Neither Citizens nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FDIC, the FRB, and the KDFI) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).
(ii)    Neither Citizens nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission described in the immediately preceding clause (i).
(h)    Compliance with Laws. Except as set forth in Section 5.01(h) of the Citizens Disclosure Schedules, Citizens and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding the applicable license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Citizens, and, to the Knowledge of Citizens, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Citizens and each of its Subsidiaries have, during the past five (5) years, complied in all material respects with and, to Citizens’ Knowledge, are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Authority relating to Citizens or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans.
(i)    Material Contracts; Defaults.
(i)    Except as set forth in the Citizens Disclosure Schedule listed under Section 5.01(i)(i), neither Citizens nor any of its Subsidiaries is a party to or is bound by any contract or agreement (whether written or verbal) of the following types as of the date of this Agreement, and no such contract or agreement is presently being negotiated or discussed:
(A)    any contract involving commitments to others to make capital expenditures or purchases or sales of capital assets in excess of $25,000 in any one case or $75,000 in the aggregate in any period of 12 consecutive months;
(B)    any contract relating to any direct or indirect indebtedness of Citizens or any of its Subsidiaries for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit but excluding any contract relating to indebtedness of Citizens Commerce Bank with respect to deposit liabilities (including cash sweep accounts), letters of credit, repurchase agreements, purchases of federal funds and other borrowings entered into by Citizens Commerce Bank in the ordinary course of its banking business, consistent with past practice), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $25,000 in any one case or $75,000 in the aggregate in any period of 12 consecutive months;
(C)    any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of Citizens or any of its Subsidiaries;
(D)    any contract containing covenants limiting the freedom of Citizens or any of its Subsidiaries to compete in any line of business or with any Person or in any area or territory;
(E)    any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F)    any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of Citizens’ or any of its Subsidiaries’ current or former directors, officers, employees or consultants;
(G)    any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;
(H)    any contract with any insider of Citizens or any of its Subsidiaries or any arrangement under which Citizens or any of its Subsidiaries has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);
(I)    any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor acting for and on behalf of Citizens or its Subsidiaries;
(J)    other than this Agreement and any ancillary agreements being executed in connection with this Agreement, and agreements entered into by Citizens Bank in the ordinary course in connection with the purchase and sale of marketable securities or stock of the Federal Home Loan Bank of Cincinnati, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of Citizens or any of its Subsidiaries in excess of $25,000 in any one case or $75,000 in the aggregate in any period of 12 consecutive months;
(K)    any contract that requires the payment of royalties;
(L)    any contract pursuant to which Citizens or any of its Subsidiaries has any obligation to share revenues or profits derived from Citizens or any of its Subsidiaries with any other Person;
(M)    any contract between (i) Citizens or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of Citizens or any of its Subsidiaries, on the other hand, and (ii) Citizens or any of its Subsidiaries, on the one hand, and any person known by Citizens to be an Associate or Affiliate of any director, officer, employee or consultant of Citizens or any of its Subsidiaries, on the other hand;
(N)    any contract that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC); and
(O)    any other legally binding contract not of the type covered by any of the other items of this Section 5.01(i) involving money or property (other than loans and deposits of Citizens Bank) and imposing on Citizens and its

Subsidiaries an obligation in excess of $25,000 in the aggregate in any period of 12 consecutive months and which is not in the ordinary and usual course of business.
(ii)    “Material Contracts” shall mean those contracts on the Citizens Disclosure Schedule listed under Section 5.01(i)(i). True, complete and correct copies of all of the written Material Contracts have been made available to City. Except as set forth on the Citizens Disclosure Schedule, neither Citizens nor any of its Subsidiaries is a party to or is bound by any verbal contract or agreement requiring payments by Citizens or its Subsidiaries in excess of $5,000. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to Citizens or any of its Subsidiaries, as the case may be, and (B) to the Knowledge of Citizens, as to the other parties to such Material Contracts. Except as disclosed in the Citizens Disclosure Schedule, Citizens and/or its Subsidiaries, as applicable, and to the Knowledge of Citizens, each other party to the Material Contracts, has performed and is performing all material obligations required to be performed by it under the Material Contracts. Neither Citizens nor its Subsidiaries, and to the Knowledge of Citizens, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither Citizens nor its Subsidiaries, and to the Knowledge of Citizen, no other party has, as of the date of this Agreement, received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither Citizens nor any of its Subsidiaries has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor to the Knowledge of Citizens, does any condition exists or any event has occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.
(j)    Brokerage and Finder’s Fees. Except as set forth in Section 5.01(j) of Citizens Disclosure Schedule, neither Citizens nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(k)    Employee Benefit Plans; Employee Matters.
(i)    Section 5.01(k) of Citizens Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of Citizens or any of its Subsidiaries or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which Citizens or its Subsidiaries or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Neither Citizens nor any of its Subsidiaries nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan. No Compensation and Benefit Plan holds any Citizens Common Stock.
(ii)    Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either received a favorable Determination Letter from the Internal Revenue Service (“IRS”), and no circumstances exist which are likely to result in revocation of any such favorable Determination Letter; or has been adopted on a prototype plan which has received a current opinion letter from the national office of the IRS. There is no pending or, to the Knowledge of Citizens, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither Citizens nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Citizens or any of its Subsidiaries or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. To the Knowledge of Citizens, no event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured. Except as set forth on Schedule 5.01(k)(ii), no Compensation and Benefit Plan has been terminated or amended since December 31, 2021.
(iii)    None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by Citizens or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with Citizens under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of Citizens, its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of Citizens, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.
(iv)    All contributions required to be made by Citizens under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Citizens or any of its Subsidiaries was or is a party have been timely made or have been reflected in the Citizens Financial Statements.
(v)    Except as otherwise provided under Section 6.10(c), neither Citizens nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Citizens or its Subsidiaries that would reasonably be expected to promise or guarantee such Employees’ retiree health or life insurance or other retiree death benefits on a permanent basis.
(vi)    Neither Citizens, any of its Subsidiaries nor any ERISA Affiliate maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.
(vii)    With respect to each Compensation and Benefit Plan, if applicable, Citizens has provided or made available to City, true and complete copies of existing (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same, (B) trust instruments and insurance contracts, including renewal notices, (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants), (D) the most recent actuarial report and financial statement, (E) the most recent summary plan description or wrap document and summaries of material modifications, (F) notices or forms filed with the PBGC (other than for premium payments), (G) the most recent determination letter issued by the IRS, (H) any Form 5310 or Form 5330 filed with the IRS, (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.
(viii)    Except as set forth in Section 5.01(k)(viii) of the Citizens Disclosure Schedules, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.
(ix)    Neither Citizens nor any of its Subsidiaries or any ERISA Affiliate maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations issued thereunder.

(x)    As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Citizens, nor City as its successor following the Parent Merger, nor Citizens Bank, nor City National Bank as its successor following the Subsidiary Merger, will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of Citizens on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.
(xi)    Citizens and each of its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) none of Citizens or any of its Subsidiaries are engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA), and (ii) there is no unfair labor practice or employment-related complaint against Citizens or any of its Subsidiaries pending or, to the Knowledge of Citizens, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions.
(l)    Labor Matters. Neither Citizens nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Citizens or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Citizens or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Citizens’ Knowledge, threatened, nor is Citizens aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Citizens and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
(m)    Takeover Laws. Citizens has taken all action required to be taken by Citizens in order to exempt this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Support Agreements and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of the Commonwealth of Kentucky including Sections 271B.12-200 through 271B.12-220 of the KBCA (“Takeover Laws”), and (ii) any enhanced requirements under any similar applicable provisions of the Citizens Articles, the Citizens Bylaws and/or the governing documents of any Citizens Subsidiary.

(n)    Environmental Matters. Neither the conduct nor the operation of Citizens or any of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), violates Environmental Laws and to Citizens’ Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability on the part of Citizens under Environmental Laws. Neither Citizens nor any of its Subsidiaries has received any notice from any Person that Citizens or its Subsidiaries or the operation or condition of any property owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.
(o)    Tax Matters.
(i)    (A) All Tax Returns that were or are required to be filed by or with respect to Citizens and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A) of this Section 5.01(o)) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of Citizens or its Subsidiaries. Citizens has made available to City true and correct copies of the United States federal income Tax Returns filed by Citizens and its Subsidiaries prior to the date hereof for each of the three most recent fiscal years. Neither Citizens nor any of its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in the Citizens Financial Statements or that have arisen in the ordinary and usual course of business since December 31, 2019. The accruals and reserves for Taxes reflected in the Citizens Financial Statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of Citizens or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.
(ii)    No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.
(iii)    Citizens and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.
(iv)    No claim has ever been made by any Governmental Authority in a jurisdiction where Citizens or any of its Subsidiaries do not file Tax Returns that Citizens or any of its Subsidiaries is or may be subject to taxation by that jurisdiction nor is there any factual basis for any such claim.
(v)    Neither Citizens nor any of its Subsidiaries has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority with respect to Taxes.
(vi)    Neither Citizens nor any of its Subsidiaries has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2016. No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to Citizens or any of its Subsidiaries and, to the Knowledge of Citizens, no such audit or other proceeding has been threatened. No Governmental Authority has asserted, is now asserting, or, to the Knowledge of Citizens, is threatening to assert against Citizens or any of its Subsidiaries any deficiency or claim for additional Taxes.
(vii)    Neither Citizens nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement (other than a tax allocation agreement between and among Citizens and its Subsidiaries), (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Citizens is or was the common parent corporation (the “Citizens Group”), or (C) has any liability for the Taxes of any Person (other than members of the Citizens Group) as a transferee or successor, by contract, or otherwise.
(viii)    Neither Citizens nor any of its Subsidiaries has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.
(ix)    Neither Citizens nor any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.
(x)    There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Citizens or its Subsidiaries is a party that could be treated as a partnership for Tax purposes.
(xi)    Except as set forth on Section 5.01(o) of the Citizens Disclosure Schedule, neither Citizens nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.
(xii)    None of the assets of the Citizens Commerce Bank are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and the Citizens Commerce Bank is not a party to a “long-term contract” within the meaning of Section 460 of the Code.
(xiii)    Citizens has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(p)    Risk Management Instruments. Except as set forth in Section 5.01(p) of the Citizens Disclosure Schedules, neither Citizens nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.
(q)    Books and Records. The books of account, minute books, stock record books, and other records of Citizens and its Subsidiaries, all of which have been made available to City, are complete and correct in all material respects and since January 1, 2016, have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Citizens and its Subsidiaries, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of Citizens and its Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, the shareholders, the Citizens Board and the governing bodies of its Subsidiaries, and committees of the Citizens Board and the governing bodies of its Subsidiaries.
(r)    Insurance. Section 5.01(r) of the Citizens Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Citizens or its Subsidiaries. Citizens and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. All such insurance policies are in full force and effect; Citizens and its Subsidiaries are not in material default thereunder, all claims thereunder have been filed in due and timely fashion and Citizens and its Subsidiaries will cause to be filed in due and timely fashion any claims that have not yet been filed as of the date of this Agreement or which arise before the Effective Time of the Merger.
(s)    Title to Real Property and Assets.
(i)    Section 5.01(s) of the Citizens Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Citizens or its Subsidiaries. Citizens and its Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the Citizens Financial Statements as being owned by Citizens as of December 31, 2021, or acquired after such date, except (A) statutory Liens for amounts not yet due and payable, (B) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (C) with respect to real property, such imperfections of title, easements, encumbrances, Liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (D) dispositions and encumbrances in the ordinary course of business. No portion of any real property owned by Citizens or its Subsidiaries is (Y) operated as a nonconforming use under applicable zoning codes, (Z) located in either a “Special Flood Hazard Area” pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a “100 year” flood as provided by any Governmental Authority.

(ii)    Each lease agreement set forth on Section 5.01(s) of the Citizens Disclosure Schedule is, as to Citizens or any of its Subsidiaries, as the case may be, and, to the Knowledge of Citizens, as to the other parties thereto, valid, legally binding, in full force and effect, and enforceable in accordance with its terms. There is not under any such lease agreements any default of any material obligations thereunder by Citizens or its Subsidiaries, or to the Knowledge of Citizens, to the other party under any such lease agreement which with notice or lapse of time, or both, would constitute a default. The consummation of the transactions contemplated hereby will constitute a breach or default under any such lease agreements by Citizens. Neither Citizens nor any of its Subsidiaries has received written notice that the landlord under such lease agreements, as applicable, would refuse to renew such lease agreement upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.
(iii)    The real property owned or leased by Citizens or its Subsidiaries complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to Citizens’ Knowledge, threatened with respect to any such real property. All licenses and permits necessary for the occupancy and use of the real property owned or leased by Citizens or its Subsidiaries, as used in the ordinary course, consistent with past practices of Citizens and its Subsidiaries, have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the real property owned or leased by Citizens or its Subsidiaries are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof.
(iv)    All leases pursuant to which Citizens or its Subsidiaries, as lessee, leases personal property are, as to Citizens or any of its Subsidiaries, as the case may be, and, to the Knowledge of Citizens, as to the other parties thereto valid , and neither Citizens and its Subsidiaries nor, to Citizens’ Knowledge, the other parties thereto, is in default thereunder.
(t)    Loans.
(i)    The allowance for loan and lease losses as reflected on the Citizens Financial Statements was (A) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (B) consistent with GAAP and reasonable and sound banking practices and (C) in conformance with recommendations and comments in reports of examination in all material respects.
(ii)    Each loan, extension of credit, loan agreement, credit agreement, note or borrowing arrangement (including financing leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) of Citizens and its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of Citizens and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (C) to Citizens’ Knowledge, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to enforceability as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. Section 5.01(t) of the Citizens Disclosure Schedule lists each Loan that has as of the date hereof an outstanding balance of $100,000 or more and that (A) is over 90 days or more delinquent in payment of principal or interest, (B) is classified by Citizens or its Subsidiaries as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, (C) has undergone troubled debt restructuring, or (D) is entirely or predominantly unsecured.
(iii)    Each outstanding Loan of Citizens and its Subsidiaries (including Loans held for resale to investors, and any participation Loans, only to the extent Citizens has Knowledge of such participation Loans) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, by Citizens in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Citizens and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(iv)    None of the agreements pursuant to which Citizens or any of its Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contains any obligation to repurchase the Loans or interests therein solely on account of a payment default by the obligor on the Loan (other than first payment defaults and other than mortgage Loans sold to government sponsored entities).
(v)    There are no outstanding Loans made by Citizens or any of the Citizens Subsidiaries to any “executive officer” or other “insider” (as each term is defined in Regulation O promulgated by the FRB) of Citizens or the Citizens Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom, which are listed in Section 5.01(t) of the Citizens Disclosure Schedule.
(vi)    Neither Citizens nor any of the Citizens Subsidiaries is (A) now nor has it ever been since January 1, 2018, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans, and (B) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.
(vii)    Without limitation of the foregoing, Citizens and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable provision of, or any applicable regulation, policy and/or guideline of any Governmental Authority promulgated under or relating to, the CARES Act. Section 5.01(t) of the Citizens Disclosure Schedule lists (A) each Loan of Citizens or any Citizens Subsidiary as of the date of this Agreement that was made in connection with the Paycheck Protection Program established under the CARES Act, and (B) each Loan of Citizens and the Citizens Subsidiaries that is subject to payment deferral or otherwise has undergone troubled debt restructuring under the CARES Act as of the date of this Agreement (including all outstanding amounts and the expiration date for any deferral or other modification) (each Loan referred to in (C) a “CARES Act Modified Loan”). For purposes of this Agreement, “CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act, as amended, any extension thereof, and any other economic stimulus or other laws, rules, and regulations related to the Pandemic.
(u)    Repurchase Agreements. With respect to all agreements pursuant to which Citizens or its Subsidiaries has purchased securities subject to an agreement to resell, if any, Citizens or any of its Subsidiaries, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
(v)    Investment Securities Portfolio. All investment securities held by Citizens or its Subsidiaries, as reflected in the Citizens Financial Statements are carried in accordance with GAAP consistent with the applicable guidelines issued by the Regulatory Authorities. Citizens or any of its Subsidiaries, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the Citizens Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Citizens or its Subsidiaries.
(w)    Deposit Insurance. All of the deposits held by Citizens or any Citizens Subsidiary (including the records and documentation pertaining to the held deposits) have been established and are held in compliance in all material respects with (i) all applicable policies, practices and procedures of Citizens or the Citizens Subsidiary, as applicable and (ii) all applicable laws. The deposit accounts of Citizens Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination or revocation of the insurance are pending or, to Citizens’ Knowledge, threatened.
(x)    Information Security. Except as set forth in Section 5.01(x) of the Citizens Disclosure Schedule, to Citizens’ Knowledge, no third party has gained unauthorized access to any information systems or networks controlled by or material to the operation of the business of Citizens and the Citizens Subsidiaries (including without limitation any information system or networks owned or controlled by any third party (a “Third Party System”)), and, to Citizens’ Knowledge, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks or any Third Party System material to the operation of the business of Citizens and the Citizens Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Citizens. Citizens maintains an information privacy and security program that maintains reasonable measures designed to protect the privacy, confidentiality and security of all data or information collected or stored by Citizens that constitutes personal data or personal information under applicable law against any (i) loss or misuse of the data, (ii) unauthorized or unlawful operations performed upon the data, or (iii) other act or omission that compromises the security or confidentiality of the data.
(y)    Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Citizens is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause Citizens or any of its Subsidiaries to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law, or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. Citizens is not aware of any facts or circumstances that would cause Citizens to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Citizens or any of its Subsidiaries to undertake any material remedial action. The Citizens Board (or, where appropriate, the governing bodies of its Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and Citizens (or its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
(z)    CRA Compliance. Neither Citizens nor any of its Subsidiaries has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and Citizens Commerce Bank has received a CRA rating of “satisfactory” or better as a result of its most recent CRA examination. Neither Citizens nor any of its Subsidiaries has Knowledge of any fact or circumstance or set of facts or circumstances which could cause Citizens or any of its Subsidiaries to receive notice of non-compliance with such provisions or cause the CRA rating of any Citizens Subsidiary to fall below “satisfactory.”
(aa)    Related Party Transactions. Neither Citizens nor any of its Subsidiaries has entered into any transactions with any Affiliate of Citizens or its Subsidiaries or any Affiliate of any director or executive officer of Citizens or its Subsidiaries (collectively, the “Related Parties”) except banking transaction in the ordinary course of Citizens Bank’s business. None of the Related Parties presently (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of Citizens or any of its Affiliates, (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Citizens or any of its Subsidiaries uses or the use of which is necessary for conduct of their business, (iii) has brought any action against Citizens or its Subsidiaries, or (iv) on behalf of Citizens or any of its Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any executive officer or director of Citizens or its

Subsidiaries, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies and excepting banking transactions in the ordinary course of Citizens Bank’s banking business). Section 5.01(aa) of the Citizens Disclosure Schedule contains a complete list of all contracts between Citizens, its Subsidiaries and any Related Party (collectively, the “Related Party Agreements”) entered into on or prior to the date of this Agreement or contemplated under this Agreement to be entered into before the Effective Date (other than those contracts entered into after the date of this Agreement for which City has given its prior written consent and contracts entered into in the ordinary course of Citizens Bank’s banking business). Citizens Commerce Bank is not party to any transaction with any Related Party on other than arm’s-length terms.
(bb)    Prohibited Payments. None of Citizens, or the Citizens Subsidiaries, or to the Knowledge of Citizens, any director, officer, employee, agent or other Person acting on behalf of Citizens or any of the Citizens Subsidiaries has, directly or indirectly, (i) used any funds of Citizens or any of the Citizens Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Citizens or any of the Citizens Subsidiaries, (iii) violated the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Citizens or any of the Citizens Subsidiaries, (v) made any fraudulent entry on the books or records of Citizens or any of the Citizens Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business for Citizens or any of the Citizens Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Citizens or any of the Citizens Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
(cc)    Fairness Opinion. The Citizens Board has received the written opinion of Hovde Group, LLC to the effect that, as of the date hereof, the Merger Consideration to be received by the Citizens shareholders in the Parent Merger is fair to the holders of Citizens Common Stock from a financial point of view.
(dd)    Absence of Undisclosed Liabilities. Neither Citizens nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Citizens on a consolidated basis, except as disclosed in the Citizens Financial Statements or as set forth in Section 5.01(dd) of the Citizens Disclosure Schedule.
(ee)    Material Adverse Effect. Citizens has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2021, that has had or could reasonably be expected to have a Material Adverse Effect on Citizens.
(ff)    Tax Treatment of Merger. As of the date of this Agreement, Citizens is not aware of any fact or state of affairs relating to Citizens that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code

(gg)    Citizens Information. The information provided in writing by Citizens relating to Citizens and its Subsidiaries that is to be contained in the Registration Statement, the Joint Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by Citizens, and no statement by Citizens in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to City.
(hh)    No Further Representations. Except for the representations and warranties set forth in this Section 5.01, Citizens does not make, and shall not be deemed to make, any representation or warranty to City, express or implied, with repect to the transactions contemplated by this Agreement, and Citizens hereby disclaims any such representation or warranty not set forth in this Section 5.01.
5.02    Representations and Warranties of City. Except (a) as disclosed in the disclosure schedule delivered by City to Citizens concurrently herewith to the extent applicable (the “City Disclosure Schedule”); provided that (i) the mere inclusion of an item in the City Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by City that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (ii) any disclosures made with respect to a section of Article V shall be deemed to qualify any other section of Article V specifically referenced or cross-referenced, City hereby represents and warrants to Citizens as follows:
(a)    Organization, Standing and Authority.
(i)    City is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and is a financial holding company duly registered with the FRB under the BHCA. City has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. City is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. True and complete copies of the City Articles and City Bylaws, as in effect as of the date of this Agreement, have previously been made available by City to Citizens.
(ii)    Except, in the case of clauses (B) and (C) only with respect to Subsidiaries other than City National Bank, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on City, each Subsidiary of City (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (C) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of City to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of City National Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of City, threatened.
(b)    Capital Structure of City. As of date hereof, the authorized capital stock of City consists of 50,000,000 City Common Shares, of which 14,855,734 shares are outstanding and 500,000 shares of preferred stock, par value of $25.00 per share. No shares of preferred stock of City are issued and outstanding. The outstanding City Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of date hereof, 4,191,814 City Common Shares were held in treasury by City. As of the date hereof, no City Common Shares or shares of preferred stock of City were reserved for issuance and there are no outstanding Rights with respect thereto except for the 325,750 City Common Shares reserved under the City Holding Company 2013 Incentive Plan. All of the outstanding shares of capital stock or any other equity security of each Subsidiary are beneficially and of record owned by City, and no Subsidiary of City has outstanding or is bound by any Rights with respect to it shares of capital stock or any other equity security of such Subsidiary.
(c)    Ownership of Citizens Common Stock. As of the date of this Agreement, City and its Subsidiaries do not beneficially own any of the outstanding Citizens Common Stock.
(d)    Authority.
(i)    City has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Parent Merger and the Subsidiary Merger have been duly and validly approved by the Board of Directors of City. The Board of Directors City has determined that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of City and its shareholders and has adopted a resolution to the foregoing effect. Except for the adoption and approval of the Subsidiary Merger Agreement by City, as City National Bank sole shareholder, no other corporate proceedings on the part of City are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by City and (assuming due authorization, execution and delivery by Citizens) constitutes a valid and binding obligation of City, enforceable against City in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization). The City Common Shares to be issued in the Merger have been validly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable, and no current or past shareholder of City will have any preemptive right or similar rights in respect thereof.
(ii)    Neither the execution and delivery of this Agreement by City nor the consummation by City of the transactions contemplated hereby, including the Parent Merger and the Subsidiary Merger, nor compliance by City with any of the terms or provisions hereof, will (A) violate any provision of the City Articles or City Regulations or (B) assuming that the consents and approvals referred to in Section 5.02(e) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to City or any City Subsidiaries or any of their respective properties or assets or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or payments, rebates, or reimbursements required under, or result in the creation of any Lien upon any of the respective properties or assets of City or any City Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which City or any City Subsidiary is a party, or by which they or any of their respective properties or assets may be bound except in the case of clause (2) above for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, or Liens which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on City.
(e)    Consents and Regulatory Approvals.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by City or any of its Subsidiaries in connection with the execution, delivery or performance by City of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing the Registration Statement, (C) Requisite Citizens Vote, (D) the filing of the articles of merger with the KSS pursuant to the KBCA and WSS pursuant to the WVBC, and filing the Subsidiary Merger Certificate, (E) any approvals and notices required with respect to the City Common Shares to be issued as part of the Merger Consideration under the rules of NASDAQ and (f) the receipt of the approvals set forth in Section 7.01(b).
(ii)    As of the date hereof, City is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(iii)    As of the date hereof, there is no dispute or other proceeding pending between City or City National Bank or any of their Subsidiaries and any community groups relating to City or City National Bank, and, to the Knowledge of City, no such dispute or other proceeding has been threatened, in each case, that could reasonably be expected to materially delay the receipt of, or impair the ability to obtain, any regulatory approval required to be obtained by City to consummate the transactions contemplated by this Agreement.
(f)    SEC Reports.
(i)    City has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and City has paid all fees and assessments due and payable in connection therewith.
(ii)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by City pursuant to the Securities Act or the Exchange Act (the “City SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all City SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of City has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the City SEC Reports
(g)    Financial Statements.
(i)    The financial statements of City and its Subsidiaries included (or incorporated by reference) in City SEC filings (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of City and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of City and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (D) have been prepared in accordance with generally accepted accounting principles, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(ii)    The books and records of City and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe LLP has not resigned (or informed City that it intends to resign) or been dismissed as independent public accountants of City as a result of or in connection with any disagreements with City on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(iii)    Neither City nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of City included in its Annual Report on Form 10-K for the year ended December 31, 2021 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2021, (C) liabilities and obligations in connection with this Agreement and the transactions contemplated hereby, or (D) liabilities and obligations that either, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on City.
(h)    Regulatory Matters. Neither City nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to a Regulatory Order from any Regulatory Authority. There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any written report or statement relating to any examination of City or any of its Subsidiaries which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on City or subject City or City National Bank to a Regulatory Order. City has received a CRA rating of “satisfactory” or better as a result of its most recent CRA examination.
(i)    Litigation. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on City, no litigation, claim or other proceeding before any court or Governmental Authority is pending against City or City National Bank, and, to City’s Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against City or any of its Subsidiaries.
(j)    Compliance with Laws. City and each of its Subsidiaries (i) are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, and (ii) have all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, except, for Subsidiaries other than City National Bank, where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on City and, to the City’s Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization has been threatened in writing, and (iii) has not received any notification or communication from any Governmental Authority (A) asserting that City or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor do any grounds for any of the foregoing exist). City and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to City or any of its Subsidiaries.
(k)    Information Security. To City’s Knowledge, no third party has gained unauthorized access to any information systems or networks controlled by or material to the operation of the business of City and its Subsidiaries, and, to Citizens’ Knowledge, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks or any Third Party System material to the operation of the business of City and its Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on City. City maintains an information privacy and security program that maintains reasonable measures designed to protect the privacy, confidentiality and security of all data or information collected or stored by City that constitutes personal data or personal information under applicable law against any (i) loss or misuse of the data, (ii) unauthorized or unlawful operations performed upon the data, or (iii) other unlawful act or omission that compromises the security or confidentiality of the data.
(l)    Brokerage and Finder’s Fees. Except for Piper Sandler & Co., City has not engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(m)    Material Adverse Effect. City and its Subsidiaries have not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2021, that has had or could reasonably be expected to have a Material Adverse Effect on City.
(n)    Tax Treatment of Merger. As of the date of this Agreement, City is not aware of any fact or state of affairs relating to City that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code.
(o)    City Information. The information provided in writing by City relating to City and its Subsidiaries that is to be contained or incorporated by reference in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by City, and no statement by City in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Citizens.

(p)    No Further Representations. Except for the representations and warranties set forth in this Section 5.02, City does not make, and shall not be deemed to make, any representation or warranty to Citizens, express or implied, with respect to the transactions contemplated by this Agreement, and City hereby disclaims any such representation or warranty not set forth in this Section 5.02.
ARTICLE VI
Covenants
6.01    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of Citizens and City shall use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
6.02    Shareholder Approvals.
(a) Citizens shall take all action necessary in accordance with applicable law and its organizational documents as promptly as practicable after the Registration Statement is declared effective, to duly call, give notice of, convene and hold a meeting of its shareholders (the Citizens Meeting) and, except as otherwise provided herein, use its commercially reasonable best efforts to take such other actions necessary to obtain the relevant shareholder approvals, in each case as promptly as practicable for the purpose of obtaining the Requisite Citizens Vote. Citizens shall keep City informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to the shareholders of Citizens. Each member of the Citizens Board shall have executed and delivered to City a Support Agreement concurrently with the execution of this Agreement.
(b) Except in the case of an Acceptance of Superior Proposal permitted by Section 6.06, Citizens shall, solicit, and use its reasonable best efforts to obtain, the Requisite Citizens Vote at the Citizens Meeting. Subject to Section 6.06(d), Citizens shall (i) through the Citizens Board, recommend to its shareholders adoption of this Agreement at the Citizens Meeting (the “Citizens Recommendation”), and (ii) include such recommendation in the Proxy Statement/Prospectus. Citizens hereby acknowledges its obligation to submit this Agreement to its shareholders at the Citizens Meeting as provided in this Section 6.02. If requested by City, Citizens will engage a proxy solicitor, reasonably acceptable to City and at City’s expense, to assist in the solicitation of proxies from shareholders relating to the Requisite Citizens Vote.
6.03    Registration Statement; Proxy Statement/Prospectus.
(a)    Upon the execution and delivery of this Agreement, City and Citizens shall promptly cause the Registration Statement to be prepared and City shall cause the Registration Statement to be filed with the SEC. City and Citizens shall use their commercially reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Effective Time, any event relating to Citizens or City is discovered by Citizens or City, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon City shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of Citizens and City (if prior to the meeting of the Citizens shareholders pursuant to Section 6.02 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders entitled to vote at such meeting. City shall also use reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Citizens shall furnish all available information concerning Citizens and the holders of Citizens Common Stock as may be reasonably requested in connection with any such action. Citizens shall each provide City with all available information concerning its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement.
(b)    City and Citizens each agrees to use its commercially reasonable efforts and to cooperate with the other party in all reasonable respects to prepare the Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to the Citizens shareholders.
(c)    If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Proxy Statement/Prospectus.
6.04    Public Announcements. Neither Citizens nor City shall, and neither Citizens nor City shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of City, in the case of a proposed announcement, statement or disclosure by Citizens, or Citizens, in the case of a proposed announcement, statement or disclosure by City; provided that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable law or by the rules of the SEC.
6.05    Access; Information.
(a)    Upon reasonable notice and subject to applicable laws relating to the exchange of information, Citizens shall, and shall cause each of its Subsidiaries to, afford Representatives of City, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, Citizens shall, and shall cause its Subsidiaries to, make available to City (i) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws, and (ii) all other information concerning its business, properties and personnel as City may reasonably request, including periodic updates of the information provided in Section 5.01(gg). Citizens shall invite one Representative of City selected by City from time to time to attend, solely as observers, all meetings of the Citizens Board (and committees thereof) and Citizens Commerce Bank board after the date of this Agreement; provided, however, that in no event shall such City Representative be invited to or permitted to attend any executive session of Citizens Board, Citizens Commerce Bank’s board or any meeting at which Citizens reasonably determines that such attendance is inconsistent with the fiduciary obligations or confidentiality requirements of the Citizens Board, Citizens Commerce Bank’s board, as applicable. Upon the reasonable request of Citizens, City shall furnish such reasonable information about it and its business as is relevant to Citizens and its shareholders in connection with the transactions contemplated by this Agreement. Neither Citizens nor City, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)    Neither Citizens nor City will, nor shall either party’s Representatives, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.16.
(c)    In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
(d)    During the period from the date of this Agreement to the Effective Time, as soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, Citizens will furnish to City (i) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of Citizens or any of its Subsidiaries (to the extent available) as of and for such month then ended, (ii) internal management reports showing actual financial performance against plan and previous period, and (iii) to the extent permitted by applicable law, any reports provided to the Citizens Board or any committee thereof relating to the financial performance and risk management of Citizens or any of its Subsidiaries.

6.06    Acquisition Proposal.
(a)    From the date of this Agreement through the first to occur of the Effective Time or the termination of this Agreement, except as otherwise provided in Section 6.06(b), Citizens shall not, and shall cause any of its Subsidiaries and the officers, directors, employees, advisors and other agents of Citizens and its Subsidiaries not to, directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or Group any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal, (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Citizens to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.
(b)    Notwithstanding anything to the contrary in Section 6.06(a), if Citizens or any of its Representatives receives an unsolicited bona fide Acquisition Proposal that did not result from or arise in connection with a breach of Section 6.06(a), Citizens and its Representatives may take any action described in Section 6.06(a)(ii), if, and only if, the Citizens Board determines in good faith, after consultation with Citizens’ outside legal and financial advisors, that (i) such Acquisition Proposal constitutes or is reasonably capable of becoming a Superior Proposal, (ii) the failure of the Citizens Board to take such action would cause the Citizens Board to violate its fiduciary duties to the shareholders of Citizens under applicable Law; provided, that Citizens receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the confidentiality terms of this Agreement.
(c)    As promptly as practicable (but in no event more than 48 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, Citizens shall (i) advise City in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, (ii) shall promptly provide to City a written summary of the material terms of such Acquisition Proposal, request or inquiry including the identity of the Person or Group making the Acquisition Proposal, and (iii) shall keep City promptly apprised of the status of any related developments, discussions and negotiations (including providing City with a copy of all material documentation and correspondence relating thereto) on a current basis. Citizens agrees that it shall simultaneously provide to City any information concerning Citizens that may be provided (pursuant to Section 6.06(b)) to any other Person or Group in connection with any Acquisition Proposal which has not previously been provided to City.
(d)    Notwithstanding anything herein to the contrary, at any time prior to the Citizens Meeting, Citizens may accept or approve a Superior Proposal thereby withdrawing its recommendation of the Agreement (“Acceptance of Superior Proposal”), if and only if (x) from and after the date hereof, Citizens has complied with Sections 6.02 and 6.06, and (y) the Citizens Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would cause it to violate its fiduciary duties under applicable law; provided, that the Citizens Board may not effect a Acceptance of Superior Proposal unless:
(i)    Citizens shall have received an unsolicited bona fide written Acquisition Proposal and the Citizens Board shall have concluded in good faith (after consultation with Citizens’ financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by City;
(ii)    Citizens shall have provided prior written notice to City at least five business days in advance (the “Notice Period”) of taking such action, which notice shall advise City that the Citizens Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including the identity of the Person or Group making the Superior Proposal);
(iii)    during the Notice Period, Citizens shall, and shall cause its financial advisors and outside counsel to, negotiate with City in good faith (to the extent City desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and
(iv)    the Citizens Board shall have concluded in good faith (after consultation with Citizens’ financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by City, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.
If during the Notice Period any revisions are made to the Superior Proposal, Citizens shall deliver a new written notice to City giving rise to a new five business day Notice Period and shall again comply with the requirements of this Section 6.06(d) with respect to such new written notice.
(e)    As used in this Agreement:
(i) “Superior Proposal” means any bona fide written Acquisition Proposal on terms which the Citizens Board determines in good faith, after consultation with Citizens’ outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including as to certainty and timing of consummation, would, if consummated, result in a transaction that is more favorable to the holders of Citizens Common Stock from a financial point of view than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by City); provided that for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Acquisition Proposal or Acquisition Transaction shall be deemed to be references to “50% or more.”
(ii) “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Citizens or publicly announced to Citizens’ shareholders) by any Person or Group (in each case other than City or any of its Affiliates) relating to an Acquisition Transaction involving Citizens or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the purchase assets of which constitute 20% or more of the consolidated assets of Citizens as reflected on Citizens’ consolidated statement of condition prepared in accordance with GAAP.
(iii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (A) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction, but excluding an acquisition by inheritance upon the death of a shareholder) or purchase from Citizens by any Person or Group, other than City or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of Citizens or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or Group, other than City or any of its Affiliates, beneficially owning 20% or more in interest of the total outstanding voting securities of Citizens or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Citizens pursuant to which the shareholders of Citizens immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power), (B) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 20% or more of the consolidated assets, business, revenues, net income, assets or deposits of Citizens, or (C) any liquidation or dissolution of Citizens or any of its Subsidiaries.
(f) Nothing contained in this Section 6.06 shall prohibit Citizens or any of the Citizens Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.
6.07    Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Support Agreements to be subject to requirements imposed by the Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Support Agreements and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, the Takeover Law, as now or hereafter in effect.
6.08    Certain Policies. Before the Effective Time, Citizens shall, upon the reasonable request of City, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of City, and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that Citizens shall not be obligated to take any such action pursuant to this Section 6.08 unless and until City acknowledges that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b) and the effectiveness of the Registration Statement) and certifies to Citizens that City’s representations and warranties, subject to Section 5.02, are true and correct as of such date and that City is otherwise in material compliance with this Agreement; provided further, however, that Citizens shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be clearly inconsistent with GAAP or applicable law. Citizens’ representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose, and the condition set forth in Section 7.03(i) shall not be considered to be unsatisfied, as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.
6.09    Regulatory Applications.
(a)    City and Citizens and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to allow City to prepare, submit and file all applications and requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and/or authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section 6.09, each of the parties hereto agrees to act reasonably and as promptly as practicable. City agrees that it will consult with Citizens with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep Citizens apprised of the status of and any material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. Citizens shall have the right to review in advance, subject to applicable laws relating to the exchange of information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the forgoing sentence, Citizens shall not have any right to review and/or inspect any competitively sensitive business or other proprietary information submitted by City to any Regulatory Authority, including, but not limited to any business plan and/or financial data or analysis prepared by City in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.
(b)    Citizens agrees, upon request, to furnish City with all available information concerning itself, Citizens Commerce Bank and their directors, officers and shareholders and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of City or any of its Subsidiaries to any Regulatory Authority.
6.10    Employment Matters; Employee Benefits.
(a)    It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give Citizens or any of its Subsidiaries’ employees any rights other than as employees at will under applicable law, and Citizens’ and its Subsidiaries’ employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of Citizens or any of its Subsidiaries who become employees of City as a result of the Merger shall participate in the employee benefit plans sponsored by City for City’s employees (with credit for their years of service with Citizens or its Subsidiaries for participation and vesting purposes under City’s applicable plans, to the extent such plans permit), including credit for years of service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans. In addition, City agrees to waive all restrictions and limitations for pre-existing conditions under City’s group health plan and applicable insurance policy.
(b)    Subject to any applicable regulatory restrictions, City shall pay to each employee of Citizens or its Subsidiaries who (i) is not subject to an existing contract providing for retention, severance and/or a change in control payment, (ii) is an employee of Citizens or any of its Subsidiaries immediately before the Effective Time, (iii) is not offered continued employment by City or any of its Subsidiaries after the Effective Time in Versailles, Frankfort or Lexington, Kentucky or remotely, with pay and responsibilities comparable those the employee had prior to the Effective Time, or is terminated without cause within 12 months immediately following the Effective Time, and (iv) who sign and deliver City’s standard form of termination and release agreement, a severance amount equal to one week of pay, at their base rate of pay in effect at the time of termination, multiplied by the number of whole years of service of such employee with Citizens or any of its Subsidiaries, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal ten weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 14 days following the employee’s termination, provided that such employee has not been terminated for cause. For any employee of Citizens or its Subsidiaries participating in Citizens’ group health program at the Effective Time who is entitled to a severance payment, the employee will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period; City will pay the cost of COBRA coverage for such employees for a period equal to the number of weeks such employee is entitled to severance.
(c)    Prior to the Effective Date, but after the receipt of the last to be obtained of either the Requisite Citizens Vote and the regulatory approvals required by Section 7.01(b) of this Agreement, the Citizens Board shall adopt a resolution approving the termination of its and/or the applicable Subsidiaries’ 401(k) Plan(s) (the “Citizens 401(k) Plan”) effective as of a date immediately preceding the Effective Date. In addition, the Citizens Board shall approve the adoption of any amendments to the Citizens 401(k) Plan sufficient to terminate the Citizens 401(k) Plan immediately preceding the Effective Date. Following the Effective Date, City, as the successor in interest to Citizens, shall begin the process of requesting from the IRS a determination that the termination of the Citizens 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”) and distributing benefits under the Citizens 401(k) Plan to plan participants. City agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the Citizens 401(k) Plan to the City 401(k) plan for employees of Citizens and its Subsidiaries who continue as employees of City and its Subsidiaries after the Effective Time, subject to the provisions of the City 401(k) Plan.
(d)    As soon as practicable after the date of this Agreement, Citizens will request that the ESOP Trustee take all necessary action required by the Citizens ESOP plan documents and applicable law in order to conduct a pass-through vote of the Citizens ESOP participants to direct the ESOP Trustee to vote the shares of Citizens Common Stock owned by the Citizens ESOP and allocated to the plan accounts of Citizens ESOP participants either in favor of or against the

Parent Merger (the “ESOP Vote”). Citizens will further request the ESOP Trustee provide to City for review and comment, reasonably in advance of the ESOP Vote, but in any event within 10 business days of the initial filing of the Registration Statement, all materials (including the information statement and any similar disclosure materials, frequently asked questions, and meeting slides or handouts, as applicable) proposed to be disclosed to the Citizens ESOP participants in connection with the ESOP Vote.
(e)    Prior to the Effective Date, the Citizens Board shall adopt a resolution approving the termination of the Citizens ESOP effective as of a date immediately preceding the Effective Date. In addition, the Citizens Board shall approve the adoption of any amendments to the Citizens ESOP sufficient to terminate the Citizens ESOP immediately preceding the Effective Date and to otherwise give effect to the provisions of this Section. The accounts of all participants in the Citizens ESOP as of the Effective Time shall become fully vested upon termination of the ESOP. At the Effective Time, any remaining shares of Citizens Common Stock held in the Citizens ESOP shall be converted into the right to receive, without interest, the Merger Consideration. Within sixty (60) days following the Effective Date, City and the ESOP Trustee shall arrange to request from the IRS a determination that the termination of the Citizens ESOP is in compliance with Sections (401(a) and 409 of the Code (the “ESOP Determination Letter”). City and the ESOP Trustee shall arrange to make distributions of the Merger Consideration credited to the ESOP participants as soon as administratively practicable after receipt by City of the ESOP Determination Letter.
(f)    On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by Citizens with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of City, and Citizens shall consider in good faith revising such notice or communication to reflect any comments or advice that City timely provides.
(g)    Nothing in this Agreement shall confer upon any employee, director or consultant of Citizens or any of the Citizens Subsidiaries or affiliates any right to continue in the employ or service of City, or any City Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of Citizens, City or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, director or consultant of Citizens or any of the Citizens Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause (subject to the provisions of Article IV of this Agreement). Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including, without limitation, any current or former employee, director or consultant of Citizens or any of the Citizens Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.11    Notification of Certain Matters; Disclosure Supplements.
(a)    City and Citizens (for purposes of this Section 6.11, the “Notifying Party”) shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.11 or the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VII to be satisfied.
(b)    City and Citizens shall each promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the City Disclosure Schedule and the Citizens Disclosure Schedule (as applicable) with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the City Disclosure Schedule or the Citizens Disclosure Schedule (as applicable) or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of City or Citizens (as applicable) contained herein materially incorrect, untrue or misleading. No supplement, amendment or update to the City Disclosure Schedule or Citizens Disclosure Schedule (as applicable) shall (i) cure any breach of a representation or warranty existing as of the date of this Agreement or any breach of a covenant in this Agreement after the execution of this Agreement; or (ii) affect a party’s rights with respect to termination under Article VIII of this Agreement.
6.12    Data Conversion. From and after the date hereof, the parties shall use their commercially reasonable efforts to facilitate the integration of Citizens with the business of City following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by City. The parties agree to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion on or about March 10, 2023. The parties agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems.
6.13    Consents. Citizens shall use its reasonable best efforts to obtain any required consents to the transactions contemplated by this Agreement.
6.14    Insurance Coverage. Citizens shall use commercially reasonable efforts to cause the policies of insurance listed in the Citizens Disclosure Schedule to remain in effect until the Effective Time.
6.15    Dividends. In the calendar quarter in which the Closing occurs, Citizens shall coordinate with City regarding the declaration of any dividend in respect of Citizens Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Citizens Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Citizens Common Stock and any shares of City Common Share any such holder receives in exchange therefor in the Merger.

6.16    Confidentiality. Except for the use of information in connection with the Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Citizens and City pursuant to the terms of this Agreement shall be kept in strictest confidence and not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the Proxy Statement/Prospectus to the shareholders of Citizens, this Section 6.16 shall not apply to Information included in the Proxy Statement/Prospectus. Citizens and City agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Citizens and City agree to hold the Information in strictest confidence and shall not use such Information for any purpose other than a mutually acceptable transaction contemplated hereby, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Citizens or City to fulfill its obligations hereunder, (ii) is demonstrated as already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information; provided nothing herein shall prohibit a party from making any disclosure required by law. In the event the transactions contemplated by this Agreement are not consummated, Citizens and City agree to return all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other promptly and destroy all electronic copies of such Information.
6.17    Regulatory Matters. City, Citizens and each of their Subsidiaries shall cooperate and each of them agrees to use its commercially reasonable efforts to remediate any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by Citizens or any Subsidiary with, or a commitment letter, board resolution or similar submission by Citizens or any Subsidiary to, or supervisory letter from any Regulatory Authority to Citizens or Subsidiary, to the satisfaction of such Regulatory Authority.
6.18    Indemnification.
(a)    For a period of six (6) years after the Effective Time, City and City National Bank shall indemnify each Person who served as a director, officer or employee of Citizens or its Subsidiaries on or after the date of this Agreement and before the Effective Time, to the fullest extent provided by the Citizens Articles and the Citizens Bylaws and the articles of incorporations or bylaws of the Citizens Subsidiaries, from and against expenses, including attorneys’ fees, judgments, fines, liabilities and amounts paid in settlement in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation by reason of the fact that such Person was a director, officer or employee of Citizens or its Subsidiaries or was serving at the request of Citizens or any of its Subsidiaries as a director or officer of another Person; provided, however, that any such indemnification shall not be prohibited by applicable state and federal laws. The obligation to indemnify hereunder shall include the obligation to advance expenses as set forth in Citizens Articles and Citizens Bylaws and the organization documents of the Citizens Subsidiaries as in effect on the date of this Agreement (provided that the person to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 6.18).

(b)    Before the Effective Date, Citizens shall procure, at the expense of City, a policy of officers’ and directors’ and company liability insurance for Citizens and its Subsidiaries with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time (“Tail Policy”) to be effective for a period of three years following the Effective Time, on terms no less advantageous than those contained in Citizens’ existing directors’ and officers’ and company’s liability insurance policy; provided, however, that the premium on the Tail Policy shall not exceed 120% of Citizens’ current premium levels (the “Premium Cap”); provided further, however, that if the Premium Cap is insufficient in amount for Citizens to obtain the Tail Policy upon the terms set forth in this Section 6.18(b), Citizens shall obtain the Tail Policy for such shorter period of time as can be obtained by paying the Premium Cap.
(c)    The provisions of the Section 6.18 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification hereunder and his or her heirs and representatives. If City, or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all its assets or deposits to any other entity or engages in any similar transaction, then in each case, proper provision shall be made so the successors and assigns of City assume the obligations set forth in this Section 6.18.
6.19    Environmental Assessments. Citizens hereby agrees to permit City to engage, at the expense of City, a qualified consultant, mutually agreeable to Citizens and City, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-05 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice (“Phase I”) of each parcel of real estate owned by Citizens or any Subsidiary, including real estate acquired by Citizens Commerce Bank upon foreclosure. City agrees to indemnify and hold Citizens harmless from any damage that may result from the conduct of such assessments.
6.20    Litigation and Claims. Each of City and Citizens shall, to the extent permitted under applicable law and regulation, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the Knowledge of City or Citizens, as applicable, threatened against City, Citizens or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Subsidiary Merger Agreements or the other agreements contemplated hereby or thereby or any actions taken or to be taken by against City, Citizens or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Citizens shall give City the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Citizens and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Citizens’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
6.21    NASDAQ Listing. City shall cause the City Common Shares to be issued in the Merger to be approved for listing on the NASDAQ – Global Select Market® as of the Effective Time.

6.22    Absence of Control. It is the intent of the parties to this Agreement that City, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, Citizens or any of its Subsidiaries and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Citizens or any of its Subsidiaries. Prior to the Effective Time, Citizens shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VII
Conditions to Consummation of the Merger; Closing
7.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of City and Citizens to consummate the Merger is subject to the fulfillment or written waiver by City and Citizens prior to the Effective Time of each of the following conditions:
(a)    Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of Citizens.
(b)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the City Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on City and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the City Board reasonably determines would either before or after the Effective Time be unduly burdensome. For purposes of this Section 7.01(b), in the event any regulatory approval does not result in the termination of all outstanding Regulatory Orders applicable to Citizens and/or its Subsidiaries, if any, prior to or at the Effective Time, such outstanding Regulatory Order, if any, shall be deemed to have a Material Adverse Effect on City and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.
(c)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
(d)    Listing of City Common Shares. The City Common Shares to be issued in the Merger shall have been authorized for listing on the NASDAQ – Global Select Market®.
(e)    Effectiveness of Registration Statement and Proxy Statement/Prospectus. The Registration Statement and Proxy Statement/Prospectus shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order by the SEC.
7.02    Conditions to Obligation of Citizens . The obligation of Citizens to consummate the Merger is also subject to the fulfillment or written waiver by Citizens prior to the Effective Time of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of City set forth in this Agreement shall be true and correct, subject to Section 5.02, in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Citizens shall have received a certificate, dated the Effective Date, signed on behalf of City, by the chief executive officer of City to such effect.
(b)    Performance of Obligations of City. City shall have performed in all material respects all obligations required to be performed by City under this Agreement at or prior to the Effective Time, and Citizens shall have received a certificate, dated the Effective Date, signed on behalf of City by the Chief Executive Officer of City to such effect.
(c)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on City.
(d)    Tax Opinion. Citizens shall have received an opinion of Wyatt, Tarrant & Combs, LLP, legal counsel to Citizens, dated as of the Closing Date and in form and substance reasonably satisfactory to Citizens, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of Citizens and City, reasonably satisfactory in form and substance to such counsel.
7.03    Conditions to Obligation of City . The obligation of City to consummate the Merger is also subject to the fulfillment or written waiver by City prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Citizens set forth in this Agreement shall be true and correct, subject to Section 5.01, in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and City shall have received a certificate, dated the Effective Date, signed on behalf of Citizens, by the president of Citizens to such effect.
(b)    Performance of Obligations of Citizens. Citizens shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and City shall have received a certificate, dated the Effective Date, signed on behalf of Citizens by the president of Citizens to such effect.
(c)    Consents. Citizens shall have obtained the consent or approval of each Person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any Loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in City’s reasonable estimate have a Material Adverse Effect, after the Effective Time, on City, as the Surviving Corporation.
(d)    FIRPTA Certification. City shall have received a statement executed on behalf of Citizens, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (in a form reasonably acceptable to City certifying that the Citizens Common Stock do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.
(e)    Dissenting Shares. The holders of not more than 5% of the outstanding Citizens Common Stock shall have perfected their dissenters’ rights in accordance with the KBCA.
(f)    Real Estate. There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Government Authority with respect to any real estate owned and used as offices by Citizens or any of its Subsidiaries. Either (i) the results of each Phase I as reported shall be satisfactory to City, or (ii) any violation or potential violation of the representations and warranties contained in Section 5.01(n) of this Agreement disclosed in a Phase I report shall have been remedied by Citizens or any of its Subsidiaries to the reasonable satisfaction of City.
(g)    Tail Policy. Citizens shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.18(b).
(h)    Estoppel Certificates. Citizens shall have delivered to City an estoppel certificate, in such form as is acceptable to City, for each lease agreement set forth in Section 5.01(s) of the Citizens Disclosure Schedule from the applicable counterparty.
(i)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Citizens.
ARTICLE VIII
Termination
8.01    Termination. This Agreement may be terminated, and the Merger may be abandoned:
(a)    At any time prior to the Effective Time, by the mutual written consent of City and Citizens, if the board of directors of each so determines by vote of a majority of the members of its entire board.
(b)    At any time prior to the Effective Time, by City or Citizens upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board, in the event of either (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, in the reasonable opinion of the non-breaching party, to result in a Material Adverse Effect.
(c)    At any time prior to the Effective Time, by City or Citizens upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Parent Merger is not consummated by March 31, 2023 (or such later date as to which the Parties may mutually agree in writing), except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).
(d)    By Citizens or City upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied and the denial has become final and nonappealable, (ii) any Governmental Authority whose approval is required for consummation of the Merger and the other transactions contemplated by this Agreement shall have requested, directed or advised City or Citizens to withdraw its application for approval of the Merger, or (iii) any Governmental Authority of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Parent Merger or the Subsidiary Merger.
(e)    By either Citizens or City if the Requisite Citizens Vote shall not have been obtained at the Citizens Meeting duly convened therefor or at any adjournment or postponement thereof; provided, that no party may terminate this Agreement pursuant to this Section 8.01(e) if the party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that primarily caused the failure to obtain the Requisite Citizens Vote at the Citizens Meeting or at any adjournment or postponement thereof.
(f)    By:
(i)    Citizens if (A) the Citizens Board (or a duly authorized committee thereof) has authorized an Acceptance of Superior Proposal, and (B) Citizens has complied in all respects with Section 6.06; provided, that the right of Citizens to terminate this Agreement pursuant to this Section 8.01(f) is conditioned on and subject to the prior payment by Citizens to City of the Termination Fee in accordance with Section 8.02(b). Any purported termination pursuant to this Section 8.01(f) shall be void and of no force or effect if Citizens shall not have paid and City shall not have received the Termination Fee; or
(ii)    City prior to the time the Requisite Citizens Vote is obtained, if (A) the Citizens Board shall have (1) failed to include the Citizens Recommendation in the Proxy Statement/Prospectus, or withdrawn, modified or qualified the Citizens Recommendation in a manner adverse to City, or publicly disclosed that it intends to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal that has been publicly disclosed within five (5) business days after the commencement of the tender or exchange offer, or (2) recommended or endorsed an Acquisition Proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to the Acquisition Proposal within five (5) business days after an Acquisition Proposal is publicly announced, or (B) Citizens or its Board of Directors has breached its obligations under Section 6.02 or Section 6.06 in any material respect, provided, in each case, that City is not in breach of any of its obligations under this Agreement and all of the representations and warranties of City contained in this Agreement remain true and correct (without regard to any supplement or amendment to the City Disclosure Schedules after the date hereof).
(g)    By Citizens if, at any time during the five (5) business day period commencing on the Determination Date, each of the following conditions in (i) and (ii) is satisfied:
(i)    (A) the City Market Value on the Determination Date (the “Final City Market Value”) is less than (B) 82.7% of the Initial City Market Value, and
(ii)    (A) the quotient obtained by dividing the Final City Market Value by the Initial City Market Value is less than (B) the quotient obtained by dividing the Index Price on the Determination Date (the “Final Index Price”) by the Index Price on September 22, 2022 (the “Initial Index Price”), minus 0.175 (the “Index Ratio”).
Provided, however, if Citizens elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to City and, during the five (5) business days period commencing with its receipt of such notice, City shall have the option, exercisable in its sole discretion, to increase the Exchange Ratio so that the value of the City Common Shares into which each share of Citizens Common Stock is to be converted pursuant to Section 3.01(a) (calculated based on the Final City Market Value) is equal to the lesser of
(x)    the product of the Initial City Market Value, 82.7% and the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 8.01(g)), and
(y)    the product of the Initial City Market Value, the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 8.01(g) and the Index Ratio.
If City so elects, it shall give, within such three (3) business days, written notice to Citizens of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 8.01(g) and this Agreement shall remain in full force and effect in accordance with its terms, except as the Exchange Ratio shall have been so modified.
For purposes of this Section 8.1(g), the following terms shall have the following definitions:

“City Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of City Common Shares as reported on NASDAQ for the twenty (20) consecutive trading days immediately preceding such specified date.
“Determination Date” means the latest of the date on which (i) all regulatory approvals and third party consents (and waivers, if applicable) required to consummate the Merger have been received (disregarding any regulatory waiting periods), and (ii) the approval of this Agreement by the shareholders of Citizens by the Requisite Citizens Vote is obtained.
“Index” means the SPDR® S&P® Regional Banking ETF (KRE).
“Index Price” means, as of any specified date, the average of the daily closing value of the Index for the twenty (20) consecutive trading days immediately preceding such specified date.
“Initial City Market Value” means $87.04.
If City or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying this Section 8.01(g).
8.02    Effect of Termination and Abandonment; Enforcement of Agreement.
(a)    In the event of termination of this Agreement pursuant to Section 8.01, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) Section 6.16, this Section 8.02, and Article IX shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary contained in this Agreement, neither City nor Citizens shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement occurring prior to termination.
(b)    In the event that:
(i)(A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or the Citizens Board or has been made directly to the Citizens shareholders generally or any Person shall have publicly announced (and, in each case, not unconditionally withdrawn, and thereafter this Agreement is terminated by City pursuant to Section 8.01(b) as a result of a willful breach by Citizens; and (B) prior to the date that is twelve (12) months after the date of the termination of this Agreement, Citizens enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Citizens shall, on the earlier of the date it enters into the definitive agreement and the date of consummation of the transaction, pay City, by wire transfer of same day funds (to an account designated in writing by City), a fee equal to $2,000,000 (the “Termination Fee”); and
(ii)    this Agreement is terminated by Citizens or City pursuant to Section 8.01(f), then Citizens shall pay City, by wire transfer of same day funds (to an account designated in writing by City), the Termination Fee no later than two (2) business days after the termination of this Agreement.
(c)    Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud, in the event that this Agreement is terminated as provided in Section 8.01 under circumstances where the Termination Fee is payable to City and paid in full by Citizens pursuant to this Section 8.02, the payment of such Termination Fee shall be the sole and exclusive remedy available to City and the maximum aggregate liability of Citizens with respect to this Agreement and the transactions contemplated by this Agreement, and Citizens shall have no further liability with respect to this Agreement or the transactions contemplated hereby to City or any of its Affiliates or Representatives.
(d)    Citizens acknowledges that the agreements contained in Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, City would not enter into this Agreement. If Citizens fails promptly to pay Termination Fee after demand and City commences a suit to obtain payment then (i) if the suit results in a judgment against Citizens for payment of the Termination Fee, Citizens shall pay the costs and expenses of City (including reasonable attorneys’ fees and expenses) in connection with the suit and (ii) if the suit results in a judgment that Citizens is not liable for such payment, City shall pay the costs and expenses of Citizens (including reasonable attorneys’ fees and expenses) in connection with the suit.
In addition, if Citizens fails to pay the Termination Fee, then Citizens shall pay interest on the overdue amounts (for the period commencing as of the date that the overdue amount was originally required to be paid and ending on the date that the overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in the Wall Street Journal) in effect on the date on which the payment was required to be made for the period commencing as of the date that the overdue amount was originally required to be paid. The Termination Fee constitutes liquidated damages and not a penalty, and, except in the case of fraud, shall be (together with the amounts specified in this Section 8.02(d)) the sole monetary remedy of City in the event of a termination of this Agreement specified in the section under circumstances where the Termination Fee is payable and is paid in full.
ARTICLE IX
Miscellaneous
9.01    No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.02    Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Citizens Vote; provided, however, that after the receipt of the Requisite Citizens Vote, there may not be, without further approval of such shareholders of Citizens, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.
9.03    Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Citizens Vote, there may not be, without further approval of such shareholders of Citizens, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.04    Counterparts. This Agreement may be executed and delivered in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.05    Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Regulatory Authority) by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.06    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia, without regard to any applicable conflicts of law principles. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the state courts located in Kanawha County, West Virginia or federal U.S. District Court – Southern District of West Virginia (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and

(iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.06.
9.07    Waiver of Jury Trial.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.07.
9.08    Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.
9.09    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (ii) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the date of confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Citizens, to:	Citizens Commerce Bancshares, Inc. 534 Marsailles Road Versailles, Kentucky 40383 Attention: Michelle Oxley Email: moxley@citizenscommerce.com

With a copy to:	Wyatt, Tarrant & Combs, LLP 400 W. Market Street, Suite 2000 Louisville, Kentucky 40202 Attention: Cynthia W. Young, Esq. Email: cyoung@wyattfirm.com

If to City, to:	City Holding Company 25 Gatewater Road Charleston, WV 25313 Attention: Charles R. Hageboeck, President and CEO Email: Skip.Hageboeck@bankatcity.com

With a copy to:	Dinsmore & Shohl LLP 1 255 E. Fifth Street, Suite 1900 Cincinnati, Ohio 45202 Attention: Michael G. Dailey, Esq. Email: michael.dailey@dinsmore.com
9.10    Entire Understanding. This Agreement, the Support Agreements and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Support Agreements or any such separate agreement).
9.11    Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any Person other than the parties hereto any right, remedy, or claim hereunder, including the right to rely upon the representations and warranties set forth herein; except that the terms and provisions of Section 6.18 shall inure to the benefit of the persons entitled to indemnification thereunder, and except that the rights of holders of Citizens Common Stock to receive the Merger Consideration as provided in Article III, and the rights of holders of Citizens Options under Section 3.02(c) this Agreement shall inure to the benefit of such holders thereunder. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12    Interpretation.
The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement.
9.13    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.14    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.15    Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e‑mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e‑mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e‑mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
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AGREEMENT AND PLAN OF MERGER
Signature Page
IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers, all as of the day and year first above written.

CITY HOLDING COMPANY

By	/s/ Charles R. Hageboeck
Charles R. Hageboeck, President & CEO

CITIZENS COMMERCE BANCSHARES, INC.

By	/s/ Michelle Oxley
Michelle Oxley, Treasurer

EXHIBIT A
FORM OF SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT (this “Agreement”), is entered into as of ________, 2022, by and among City Holding Company, a financial holding company incorporated under West Virginia law (“City”), Citizens Commerce Bancshares, Inc., a bank holding company incorporated under Kentucky law (“Citizens”), and ___________ (“Shareholder”).
WHEREAS, concurrently with the execution and delivery of this Agreement, City and Citizens are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, Citizens shall be merged with and into City, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms not otherwise defined in this Agreement shall have meanings provided in the Merger Agreement.
WHEREAS, as of the date of this Agreement, Shareholder is the record and beneficial owner and has the power to vote the number of shares of Citizens Common Stock set forth, and in the manner reflected, on Attachment A to this Agreement (the shares listed on Attachment A, together with all shares of Citizens Common Stock subsequently acquired by the Shareholder during the term of this Agreement, are referred to in this Agreement as the “Owned Shares”).
WHEREAS, as an inducement and condition to entering into the Merger Agreement, City has required that Shareholder agree, and Shareholder has agreed, to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follow:
ARTICLE I
VOTING AGREEMENT
Section 1.1    Agreement to Vote. Shareholder hereby agrees that, during the time this Agreement is in effect, at the Citizens Meeting, and at any other meeting of the shareholders of Citizens, however called, or any adjournment or postponement thereof, Shareholder shall:
(a)    appear at each meeting or otherwise cause the Owned Shares to be counted as present at each meeting for purposes of calculating a quorum; and
(b)    vote (or cause to be voted), in person or by proxy, all of the Owned Shares (i) in favor of (A) the adoption and approval of the Parent Merger, the Merger Agreement and the transactions contemplated thereby, (B) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (C) any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes to approve the Parent Merger, the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Citizens contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Parent Merger or the transactions contemplated by the Merger Agreement or the performance by Shareholder of Shareholder’s obligations under this Agreement.
Section 1.2    Shareholder Capacity. Notwithstanding anything to the contrary contained in this Agreement, Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer, as applicable, of Citizens or the Citizens Subsidiaries, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, as applicable, of Citizens or the Citizens Subsidiaries, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as a director or officer, as applicable, to Citizens, the Citizens Subsidiaries or their respective shareholders.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER
Shareholder represents and warrants to City as follows:
Section 2.1    Authority; Authorization.
(a)    Shareholder has all requisite power, right, authority and capacity to execute and deliver this Agreement, to perform Shareholder’s obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.
(b)    This Agreement has been duly and validly executed and delivered by Shareholder, and the execution, delivery and performance of this Agreement by Shareholder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Shareholder, and no other actions or proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.
(c)    Assuming the authorization, execution and delivery of this Agreement by City, this Agreement constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.
(d)    If Shareholder is married and the Owned Shares set forth by the name of Shareholder on the signature page to this Agreement constitute property owned jointly with
Shareholder’s spouse, this Agreement has been executed by Shareholder’s spouse and constitutes the valid and binding agreement of Shareholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement.
Section 2.2    Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement will not (a) to the knowledge of Shareholder, require Shareholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Shareholder, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Shareholder, or (d) violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, shareholder agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer of the Owned Shares, subject to any other agreement, including any voting agreement, shareholder agreement, irrevocable proxy or voting trust.
Section 2.3    Ownership of Securities. On the date of this Agreement, the Owned Shares set forth on Attachment A to this Agreement are owned of record or beneficially by Shareholder in the manner reflected on Attachment A, include all of the shares of Citizens Common Stock owned of record or beneficially by Shareholder, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests (other than as created by this Agreement). As of the date of this Agreement Shareholder has, and at the Citizens Meeting or any other shareholder meeting of Citizens in connection with the Parent Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement (except respecting Owned Shares that Shareholder is permitted to Transfer (as defined in Section 3.2(a) below) pursuant to this Agreement), Shareholder will have, sole voting power and sole dispositive power with respect to all of the Owned Shares. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
Section 2.4    Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of its affiliates before or by any governmental authority that could reasonably be expected to impair the ability of Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.
Section 2.5    Reliance by City. Shareholder understands and acknowledges that City is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE III
COVENANTS
Section 3.1    No Solicitation; Notice of Acquisitions; Proposals Regarding Prohibited Transactions.
(a)    Shareholder agrees, that during the term of this Agreement, Shareholder shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder, directly or indirectly, to (i) take any of the actions specified in Section 6.06 of the Merger Agreement, except as permitted by such Section 6.06 of the Merger Agreement, (ii) participate in, directly or indirectly, a “solicitation” of “proxies” (as those terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Citizens Common Stock in connection with any vote or other action on any matter of a type described in Section 1.1(b) of this Agreement, other than to recommend that shareholders of Citizens vote in favor of the adoption and approval of the Merger Agreement and the Parent Merger and as otherwise expressly permitted by this Agreement or the Merger Agreement. Except as permitted by the Merger Agreement, Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than City with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 3.1.
(b)    Shareholder hereby agrees to notify City promptly (and, in any event, within 24 hours) in writing of the number of any additional shares of Citizens Common Stock of which Shareholder acquires beneficial or record ownership on or after the date hereof.
Section 3.2    Restrictions on Transfer and Proxies; Non-Interference.
(a)    Shareholder agrees that it will not, prior to the earlier of the receipt of the Requisite Citizens Vote or the termination of this Agreement, Transfer or agree to Transfer any Owned Shares other than with City’s prior written consent. For purposes of this Agreement, “Transfer” shall mean to, other than in connection with the Parent Merger or the other transactions contemplated by the Merger Agreement, offer, sell, contract to sell, pledge, assign, distribute by gift or donation, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, any shares of capital stock of Citizens or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction. Notwithstanding the foregoing, Shareholder may make gifts of Owned Shares during the term of this Agreement if the donee enters into an agreement containing covenants governing the voting and transfer of the transferred Owned Shares equivalent to those set forth in this Agreement.
(b)    Shareholder hereby covenants and agrees that, except for this Agreement, it (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Shares, (ii) has not granted, and except for proxies granted as contemplated by Section 1.1(b), shall not grant at any time while this
Agreement remains in effect, a proxy, consent or power of attorney with respect to the Owned Shares, (iii) has not taken any action, and shall not take any action at any time while this Agreement remains in effect, that would or is reasonably likely to (A) make any representation or warranty contained in this Agreement untrue or incorrect in any material respect or (B) have the effect of preventing Shareholder from performing its obligations under this Agreement.
Section 3.3    Dissenters’ Rights. Shareholder agrees not to exercise any right to dissent (including, without limitation, under any rights set forth in Sections 271B.13-010 through 271B.13-310 of the KBCA) as to any Owned Shares which may arise with respect to the Parent Merger or the transactions contemplated by the Merger Agreement.
Section 3.4    Stop Transfer. Shareholder agrees that it shall not request that Citizens register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Owned Shares prior to the receipt of the Requisite Citizens Vote, unless the transfer is made in compliance with this Agreement.

Section 3.5    Further Assurances; Cooperation.
(a)    Shareholder, without further consideration, will (i) use all reasonable efforts to cooperate with City and Citizens in furtherance of the transactions contemplated by the Merger Agreement, (ii) promptly execute and deliver all additional documents that may be reasonably necessary in furtherance of the transactions contemplated by the Merger Agreement, and take all reasonable actions as are necessary or appropriate to consummate the transactions contemplated by the Merger Agreement, and (iii) promptly provide any information, and make all filings, reasonably requested by City for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with any Regulatory Authorities).
(b)    Shareholder consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by law or any Regulatory Authority or Governmental Authority, in any other documents or communications provided by City or Citizens to any Regulatory Authority or Governmental Authority or to security holders of City or Citizens) of Shareholder’s identity and beneficial and record ownership of the Owned Shares, the nature of Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and the Merger Agreement and any additional requisite information regarding the relationship of Shareholder with City and the City Subsidiaries and/or Citizens, and the Citizens Subsidiaries.
ARTICLE IV
TERMINATION
Section 4.1    Termination. This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time.
Section 4.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 4.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no termination of this Agreement prior to the Effective Time shall relieve any party to this Agreement from any liability for any breach of this Agreement occurring prior to the termination of this Agreement.
ARTICLE V
MISCELLANEOUS
Section 5.1    Amendment; Waivers. Any provision of this Agreement may be amended or waived if, and only if, the amendment or waiver is in writing and signed (a) in the case of an amendment, by the parties hereto, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver the applicable right, power or privilege, nor shall any single or partial exercise any right, power or privilege preclude any other or further exercise of the applicable right, power or privilege or the exercise of any other right, power or privilege.
Section 5.2    Expenses. Subject to Section 5.8, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring the expenses.
Section 5.3    Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other party shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the party for whom it is intended, or (c) sent by email, provided that the transmission of the e-mail is promptly confirmed:

If to Shareholder:	The address provided on Attachment A hereto.

If to Citizens, to:	Citizens Commerce Bancshares, Inc. 534 Marsailles Road Versailles, Kentucky 4038 Attention: Michelle Oxley Email: moxley@citizenscommerce.com

If to City, to:	City Holding Company 25 Gatewater Road Charleston, WV 25313 Attention: Charles R. Hageboeck, President and CEO Email: Skip.Hageboeck@bankatcity.com

With a copy to:	Dinsmore & Shohl LLP 255 E. Fifth Street, Suite 1900 Cincinnati, Ohio 45202 Attention: Michael G. Dailey, Esq. Email: michael.dailey@dinsmore.com
Section 5.4    Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Neither this Agreement, nor any of the rights and obligations under this Agreement, shall be transferred by Shareholder without the prior written consent of City.
Section 5.5    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their respective successors, heirs, and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 5.6    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in the applicable jurisdiction, and this Agreement shall be reformed, construed and enforced in the applicable jurisdiction so that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 5.7    Specific Performance; Remedies. Each of the parties to this Agreement agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that City would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which City may be entitled (including monetary damages), City shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement. Shareholder further agrees that neither City nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any bond or similar instrument. All rights, powers and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
Section 5.8    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia, without regard to any applicable conflicts of law principles. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in Charleston, Kanawha County, West Virginia (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.8. Notwithstanding any other provision in this

Agreement, in the event of any action arising out of or resulting from this Agreement, the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with the action.
Section 5.9    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.9.
Section 5.10    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 5.11    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile, email of a PDF copy, or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
Section 5.12    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any agreement or instrument entered into in connection with this Agreement shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any defense based on the foregoing.
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SUPPORT AGREEMENT
Signature Page
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDER	CITY HOLDING COMPANY

By:
[Name]	Charles R. Hageboeck, President and CEO

SHAREHOLDER’S SPOUSE
CITIZENS COMMERCE BANCSHARES, INC.

[Name]	By:

ANNEX I

Shareholder	Address and Email	Owned Shares

EXHIBIT B
AGREEMENT AND PLAN OF MERGER
This is an Agreement and Plan of Bank Merger (this “Agreement”) dated as of _________, 2022, between City National Bank of West Virginia, a national banking association, being located in Charleston, Kanawha County, West Virginia (“City National”), and Citizens Commerce Bank, Inc. a Kentucky banking corporation, being located in Versailles, Woodford County, Kentucky (“Citizens Commerce”).
RECITALS
A.    City Holding Company, a West Virginia corporation (“City”), owning all of the outstanding shares of City National, and Citizens Commerce Bancshares, Inc., a Kentucky corporation (“Citizens”), owning all of the outstanding shares of Citizens Commerce, entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated October 18, 2022, pursuant to which Citizens will merge with and into City, with City being the surviving corporation (“Parent Merger”).
B.    The Merger Agreement contemplates that immediately following the consummation of the Parent Merger, Citizens Commerce is to be merged with and into City National (the “Subsidiary Merger”).
C.    In consideration of the recitals and the mutual agreements, covenants and undertakings contained herein and for the purpose of setting forth the terms and conditions of the Subsidiary Merger, the parties, intending to be legally bound, agree as follows:
AGREEMENTS
1.    The Parties.
A.    City National. City National is a national banking association organized under the laws of the United States of America with its principal office in Charleston, West Virginia. As of the date hereof, the authorized capital stock of City National consists of 131,250 shares of common stock, $5.00 par value (“City National Common Stock”), of which 123,701 are issued and outstanding, fully paid and nonassessable and held by City. As of September 30, 2022, City National had paid-in-capital of $392,521,000 divided into 123,701 shares of common stock, each of $5.00 par value, surplus of $391,903,000, and undivided profits, including capital reserves, of $256,073,000.
B.    Citizens Commerce. Citizens Commerce is a Kentucky banking corporation with its principal office in Versailles, Kentucky. The authorized capital stock of Citizens Commerce consists of 600,000 shares of common stock, $12.00 par value (“Citizens Commerce Common Stock”), of which 239,564 shares are issued and outstanding, fully paid and nonassessable and currently held by Citizens. As of September 30, 2022, Citizens Commerce had paid-in-capital of $2,874,768, divided into 239,564 shares of common stock, each of $12.00 par value, surplus of $24,300,978, and undivided profits, including capital reserves, of $8,176,220.
C.    Banking Offices. Attached as Exhibit A is a listing of all of the banking offices of City National and Citizens Commerce as of the date of this Plan. City’s main office and branches are currently located in West Virginia, Kentucky, Virginia and Ohio, and Citizens Commerce’s main office and branches are all currently located in Kentucky. All of the existing banking offices will be retained in the Subsidiary Merger.
2.    Subsidiary Merger. At the Effective Time (as hereinafter defined) and upon the terms and conditions set forth in this Agreement, Citizens Commerce shall be merged with and into City National under the charter of the latter. City National will be the receiving association in the Subsidiary Merger, and City National shall continue in existence as the surviving bank of the merger (the “Surviving Bank”).
3.    Authorization. The Board of Directors of City National and its sole shareholder, City, have unanimously approved this Plan, authorized its execution, and authorized the performance by City National hereunder and the consummation of the transactions contemplated hereby. The Board of Directors of Citizens Commerce and its sole shareholder, Citizens, have unanimously approved this Plan, authorized its execution, and authorized the performance by Citizens Commerce hereunder and the consummation of the transactions contemplated hereby.

4.    Statutory Merger. The Subsidiary Merger shall be effected in accordance with the provisions of 12 USC 215a, and, in the case of Citizens Commerce, of Section 286.3-173 of the Kentucky Revised Statutes. Subject to consummation of the Parent Merger and the other provisions of this Agreement, immediately after the Parent Merger, City National and Citizens Commerce shall cause such certificates or articles of merger and such other documents and certificates as are necessary to be executed and delivered for filing to the Office of the Comptroller of the Currency, the West Virginia Secretary of State and the Kentucky Secretary of State (“Merger Certificates”).
5.    Effective Time. The Bank Merger shall become effective as specified in the approval to be issued by the Comptroller of the Currency (the “Effective Time”). In any event, the Effective Time shall not occur until after the effective time of the Parent Merger.
4.    Articles of Association and Regulations. The Articles of Association of City National, as in effect at the Effective Time, shall be the Articles of Association of the Surviving Bank, until they shall be thereafter altered, amended, or repealed in accordance with law. Until amended or repealed as therein provided, the Bylaws of City National in effect at the Effective Time shall be the Bylaws of the Surviving Bank.
5.    Directors and Officers. The directors and officers of City National shall be the directors and officers of the Surviving Bank until the next annual meeting of shareholders and directors of Surviving Bank, unless their tenure as officers or directors is sooner terminated.
6.    Names and Offices. The name of the Surviving Bank shall be “City National Bank of West Virginia.” The main office of the Surviving Bank shall be the main office of City National immediately prior to the Effective Time. All branch offices of City National and offices of Citizens Commerce which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Subsidiary Merger, subject to the opening or closing of any offices which may be authorized by City National or Citizens Commerce and applicable regulatory authorities after the date hereof.
7.    Conversion of Citizens Commerce Shares. At the Effective Time, each issued and outstanding share of Citizens Commerce capital stock shall automatically by virtue of the Subsidiary Merger be canceled without payment.
8.    City National Capital Stock. The shares of City National capital stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be affected by the Subsidiary Merger.
9.    Certain Effects of Merger.    At the Effective Time, in addition to the effects otherwise provided by the laws of the United States and Kentucky, City National and Citizens Commerce shall become a single corporation and the separate existence of Citizens Commerce shall cease. Surviving Bank shall possess all the rights, privileges, powers and franchises of both a public and private nature of Citizens Commerce subject to all of its restrictions, disabilities and duties, and shall also possess all of the property (real, personal and mixed) and all debts due to Citizens Commerce. All other things or belonging to Citizens Commerce shall be vested in the Surviving Bank; and all property, rights, privileges, powers and franchises and all and every other interest shall thereafter be the property of the Surviving Bank, and the title to any real estate vested by deed or otherwise in Citizens Commerce shall not revert or be in any way impaired by reason of the Subsidiary Merger. All rights of creditors and all liens of Citizens Commerce shall be preserved unimpaired, and all debts, liabilities and duties of Citizens Commerce shall at the Effective Time become obligations of the Surviving Bank and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.
10.    Termination. This Agreement shall be terminated upon the agreement of the parties hereto. In addition, this Agreement shall terminate automatically upon termination of the Merger Agreement prior to the consummation of the Parent Merger.
11.    Conditions. The respective obligations of each party hereto to effect the Subsidiary Merger shall be subject to: (a) the consummation of the Parent Merger; and (b) the receipt of all approvals and consents of regulatory authorities required by law to effect the Subsidiary Merger.
12.    Amendment. On or before the Effective Time, the parties may amend, modify or supplement this Plan of Merger in the manner as may be agreed upon between the parties in writing.
13.    Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to be an original but all of which together shall constitute one agreement.

14.    Governing Law. This Agreement shall be governed in all respects by the laws of the United States and the laws of the Commonwealth of Kentucky, with the laws of the United States governing in case of any conflict or inconsistency.
15.    Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party that is entitled to the benefit thereof.
16.    Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party.
[Signature Page Follows]

WITNESS, the signatures and seals of the merging banks this ___ day of _______, 2022, each set by its president and attested to by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority.

CITY NATIONAL BANK OF WEST VIRGINIA		CITIZENS COMMERCE BANK, INC.

By:		By:
	Charles R. Hageboeck, President & CEO		Michelle Oxley, President

By:		By:
	Victoria A. Faw, Secretary & Senior Vice President		Eli Barber, Secretary

STATE OF WEST VIRGINIA)
                                              )   ss:
COUNTY OF ___________)
On this ____ day of __________, 202__, before me, a notary public for this state and county, personally came Charles R. Hageboeck, as president, and Victoria A. Faw, as secretary, of City National Bank, and each in his/her capacity acknowledged this instrument to be the act and deed of the association.
WITNESS my official seal and signature this day and year.

(Seal of Notary)	Notary Public, Kanawha County

My commission expires
COMMONWEALTH OF KENTUCKY        )
                                              )   ss:
COUNTY OF _________    )
On this ____ day of _____________, 202__, before me, a notary public for this state and county, personally came Michelle Oxley, as president, and Eli Barber, as secretary, of Citizens Commerce Bank, Inc. and each in his/her capacity acknowledged this instrument to be the act and deed of the corporation.
WITNESS my official seal and signature this day and year.

(Seal of Notary)	Notary Public, Woodford County

My commission expires

Exhibit A
Citizens Commerce Banking Offices:

Fayette County, Kentucky:	4097 Nichols Park Drive
Lexington, KY 40503

Franklin County, Kentucky:	108 Sea Hero Road
Frankfort, KY 40601

Jessamine County, Kentucky:	714 South Main Street
Nicholasville, KY 40356

Woodford County, Kentucky:	231 South Main Street
Versailles, KY 40383

534 Marsailles Road
Versailles, KY 40383

534 Marsailles Road[1]
Versailles, KY 40383
City National Banking Offices:
1 Limited service – Messenger Office

Office/Branch Number Address
Beaver - #86 212 Airport Road Beaver, WV 25813
Cross Roads - #62 5517 Robert C Byrd Dr Mt Hope WV 25880
Eisenhower - #52 902 N. Eisenhower Dr. Beckley, WV 25801
Harper Road - #63 1723 Harper Road Beckley, WV 25801
Hinton - #83 515 Stokes Dr. Hinton, WV 25951
Main & Kanawha - #66 101 So. Kanawha St. Beckley, WV 25801
Park Avenue - #61 One Park Avenue Beckley, WV 25801
Princeton - #88 191 Greasy Ridge Road Princeton, WV 24739
Sophia Wal-Mart - #17 One Park Avenue Beckley, WV 25801
Alderson - #57 2213 Alta Drive Alderson, WV 24910
Fairlea, Krogers - #58 176 Red Oak Shopping Center Ronceverte, WV 24970
Lewisburg - #59 809 Jefferson St., S Lewisburg, WV 24901
Marlinton - #81 300 8th Street P.O. Box 58 Marlinton, WV 24954
North Lewisburg - #60 130 Piercy Drive P.O. Box 387

Lewisburg, WV 24901
Rainelle - #49 732 Main Street Rainelle, WV 25962-1245
Rupert - #56 709 Nicholas St. Rupert, WV 25984
Berkeley Springs - #75 149 N. Washington St Berkeley Springs, WV 25411
Charles Town - #74 1034 S. George Street Charles Town, WV 25414
Edwin Miller Blvd - #73 255 Administrative Drive Martinsburg, WV 25404
Inwood - #76 142 Sader Drive P.O. Box 1579 Inwood, WV 25428
King Street - #71 1700 West King Street Martinsburg, WV 25401
Potomac Marketplace - #84 75 West Virginia Way Potomac Marketplace Ranson, WV 25438
Spring Mills - #87 88 Cordial Court Falling Waters, WV 25419
Flatwoods - #80 3859 Sutton Lane Sutton, WV 26601
Gassaway - #79 324 Elk Street Gassaway, WV 26624
Sutton - #78 101 Second St. Sutton, WV 26601
Downtown Charleston - #10 10 Hale Street, Suite 100 Charleston, WV 25301
Kanawha City - #1 3601 MacCorkle Ave., SE Charleston, WV 25304

South Charleston - #2 4110 MacCorkle Avenue, SW South Charleston, WV 25309
South Hills - #4 1004 Bridge Road Charleston, WV 25314
Southridge Wal-Mart - #16 2700 Mountaineer Blvd. South Charleston, WV 25309
West Side - #3 120 Kanawha Blvd. W. Charleston, WV 25302

Worthington - #121 923 North High St Worthington, OH 43085
Cross Lanes - #5 308 Goff Mountain Road Cross Lanes, WV 25313
Eleanor - #7 946 Roosevelt Blvd. P.O. Box 513 Eleanor, WV 25070
Hurricane - #47 39 Raymond Peak Way Hurricane, WV 25526
Teays Valley - #11 100 Poplar Fork Rd. P.O. Box 250 Scott Depot, WV 25560
Winfield - #8 74 Wall Street Winfield, WV 25213-9662
Dunbar - #13 304 10th Street Dunbar, WV 25064
Gauley Bridge - #32 1 Main Street Gauley Bridge, WV 25085
Glasgow - #31 102 Melrose Drive Glasgow, WV 25086
Marmet - #9 9005 MacCorkle Ave., SE Marmet, WV 25315

Montgomery #30 320 4th Avenue P.O. Box 1109 Montgomery, WV 25136
St. Albans - #6 560 4th Street St. Albans, WV 25177
Ashland Main - #125 1500 Carter Avenue Ashland, KY 41101
Ashland Wal-Mart - #18 351 River Hill Drive Ashland, KY 41101
Cannonsburg - #127 9431 U.S. 60 Ashland, KY 41102
Flatwoods, KY - #128 1608 Argillite Rd P.O. Box 1042 Flatwoods, KY 41139
Grayson - #19 575 N. Carol Malone Blvd Grayson, KY 41142
Greenup - #28 1414 Ashland Road Greenup, KY 41144
King's Daughters - #101 617 23rd Street, Suite 104 Ashland, KY 41101
Louisa - #130 119 North Main Cross Street Louisa, KY 41230
Painstville Mayo - #29 440 N. Mayo Trail Paintsville, KY 41240
Paintsville Suburban - #33 603 South Mayo Trail Paintsville, KY 41240
Russell - #25 1500 Diederich Blvd Russell, KY 41169
South Shore - #131 33 McKell Lane South Shore, KY 41175
Carlisle - #117 386 West Main St Carlisle, KY 40311

Cynthiana Southside - #116 698 US Hwy 27 S Cynthiana, KY 41031
Lexington Main - #110 318 East Main Street Lexington, KY 40507
Mt. Sterling - #114 101 Commonwealth Drive Mt. Sterling, KY 40353
Nicholasville - #113 150 South Main St Nicholasville, KY 40356
Palomar - #111 3750 Palomar Centre Drive Lexington, KY 40513
Tates Creek - #112 3616 Walden Drive Lexington, KY 40517
Front Royal - #201 600 Commerce Ave. Front Royal, VA 22630
Stephens City - #205 100 Elizabeth Drive Stephens City, VA 22655
Strasburg - #202 33230 Old Valley Pike P.O. Box 88 Strasburg VA 22657
Jubal Early - #203 1830 Valley Avenue Winchester, VA 22601
Woodstock - #204 1001 South Main Street Woodstock, VA 22664
Mason - #22 1711 Second St Mason, WV 25260
New Haven - #21 413 5th St. P.O. Box 188 New Haven, WV 25265
Pt. Pleasant - #20 2212 Jackson Ave. P.O. Box 518 Pt. Pleasant, WV 25550
Ripley - #26

108 Church St., North Ripley WV 25271
Ripley(Remote location) 110 Church St., South
Ripley, WV 25271
Ripley Wal-Mart - #37 200 Academy Drive Ripley, WV 25271
Buena Vista - #225 128 West 21st St. Buena Vista, VA 24416
Lexington - #227 102 Walker Street Lexington, VA 24450

Raphine - #229 2134 Raphine Road P.O. Box 132 Raphine, VA 24472
Richmond Road - #230 101 Community Way Staunton, VA 24401
Staunton Downtown - #228 38 North Central Avenue Staunton, VA 24401
Stuarts Draft - #231 2658 Stuarts Draft Highway Stuarts Draft, VA 24477
Verona - #232 21 Dick Huff Lane Verona, VA 24482
Waynesboro - #233 2934 West Main Street Waynesboro, VA 22980
Chesapeake - #39 3871 State Route 7 Chesapeake, OH 45619
Ironton - #98 506 Park Avenue Ironton, OH 45638
Proctorville - #97 201 State Street Proctorville, OH 45669
Twentieth Street - #34 1900 3rd Ave. Huntington, WV 25703

University - #35 1751 5th Ave. Huntington, WV 25703
Wayne - #38 10366 Route 152 Wayne, WV 25570
Hamlin - #44 8028 Lynn Ave. Hamlin, WV 25523
Milton - #41 1041 Church St. Milton, WV 25541
Pea Ridge - #40 5263 US Rt. 60 East Huntington, WV 25705
West Hamlin - #42 6888 McClellan St. West Hamlin, WV 25571
Bridgeport - #46 1216 Johnson Ave. Bridgeport, WV 26330
Clarksburg - #45 115 West Main St. Clarksburg, WV 26301
Morgantown -#48 1182 Pineview Drive Morgantown, WV 26505

ANNEX B
Dissenters’ Rights Under Chapter 271B. Subtitle 13 of the Kentucky Business Corporation Act
Subtitle 13 of the Kentucky Business Corporation Act, Dissenters’ Rights
Right to Dissent and Obtain Payment for Shares
271B.13-010.    Definitions for subtitle.
As used in this subtitle:
(1)   “Corporation” means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, “corporation” shall mean the surviving corporation.
(2)   “Dissenter” means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.
(3)   “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), “fair value” shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.
(4)   “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
(5)   “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(6)   “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
(7)   “Shareholder” means the record shareholder or the beneficial shareholder.
271B.13-020.   Right to dissent.
(1)   A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
(a)   Consummation of a plan of merger to which the corporation is a party:
1.   If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or
2.   If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;
(b)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
(c)   Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;
(d)   Consummation of a plan of conversion of the corporation into a limited liability company or statutory trust;
(e)   An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:
1.   Alters or abolishes a preferential right of the shares to a distribution or in dissolution;
2.   Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
3.   Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

4.   Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share so created is to be acquired for cash under KRS 271B.6-040; or
5.   In a public benefit corporation, changes the public benefit provisions;
(f)   Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2);
(g)   Any election by a corporation to become a public benefit corporation or pursuant to the merger of a corporation with and into a public benefit corporation; or
(h)   Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
(2)   A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement except by an application for injunctive relief prior to the consummation of the corporate action.
271B.13-030.   Dissent by nominees and beneficial owners.
(1)   A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
(2)   A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:
(a)   He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and
(b)   He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.
Procedure for Exercise of Dissenters’ Rights
271B.13-200.   Notice of dissenters’ rights.
(1)   If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders’ meeting upon request of that shareholder.
(2)   If corporate action creating dissenters’ rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in KRS 271B.13-220.
271B.13-210.   Notice of intent to demand payment.
(1)   If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:
(a)   Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
(b)   Shall not vote his shares in favor of the proposed action.
(2)   A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.
271B.13-220.   Dissenters’ notice.
(1)   If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

(2)   The dissenters’ notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:
(a)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(b)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(c)   Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;
(d)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and
(e)   Be accompanied by a copy of this subtitle.
271B.13-230.   Duty to demand payment.
(1)   A shareholder who is sent a dissenters’ notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.
(2)   The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
(3)   A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, shall not be entitled to payment for his shares under this subtitle.
271B.13-240.   Share restrictions.
(1)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.
(2)   The person for whom dissenters’ rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
271B.13-250.   Payment.
(1)   Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
(2)   The payment shall be accompanied by:
(a)   The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(b)   A statement of the corporation’s estimate of the fair value of the shares;
(c)   An explanation of how the interest was calculated; and
(d)   A statement of the dissenter’s right to demand payment under KRS 271B.13-280.
271B.13-260.   Failure to take action.
(1)   If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2)   If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under KRS 271B.13-220 and repeat the payment demand procedure.
271B.13-270.   After-acquired shares.
(1)   A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
(2)   To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under KRS 271B.13-280.
271B.13-280.   Procedure if shareholder dissatisfied with payment or offer.
(1)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation’s offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:
(a)   The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;
(b)   The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or
(c)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.
(2)   A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.
Judicial Appraisal of Shares
271B.13-300.   Court action.
(1)   If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(2)   The corporation shall commence the proceeding in the Circuit Court of the county where a corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(3)   The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(4)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

(5)   Each dissenter made a party to the proceeding shall be entitled to judgment:
(a)   For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or
(b)   For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.
271B.13-310.   Court costs and counsel fees.
(1)   The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.
(2)   The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(a)   Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or
(b)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.
(3)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

ANNEX C
October 18, 2022
Board of Directors
Citizens Commerce Bancshares, Inc.
534 Marsailles Road
Versailles, KY 40383
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Citizens Commerce Bancshares, Inc. (“CCB”) common stock pursuant to the Agreement and Plan of Merger dated October 18, 2022 (the "Agreement") by and between City Holding Company (“CHCO”), Charleston, West Virginia, and CCB.
The Agreement provides for CCB to merge with and into CHCO, with CHCO as the surviving entity (the “Merger”), and immediately thereafter Citizens Commerce Bank, Inc., the wholly-owned subsidiary of CCB, will merge into City National Bank of West Virginia, the wholly-owned subsidiary of CHCO, with City National Bank of West Virginia as the surviving entity (the “Bank Merger”). Following the Bank Merger, the banking offices of Citizens Commerce Bank, Inc. shall be operated as banking offices of City National Bank of West Virginia. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.
The Agreement provides for each of the 3,821,101 shares of CCB common stock to be converted into the right to receive 0.1666 shares of CHCO common stock (the “Exchange Ratio”). The Merger Consideration is defined in the Agreement as the shares of CHCO common stock that will be issued to CCB shareholders in the Merger. No fractional shares of CHCO will be issued in connection with the Merger, and in lieu thereof, fractional shares will be paid in cash based on the average closing price of CHCO common stock on the NASDAQ Stock Market as reported in the Wall Street Journal for the five (5) consecutive full trading days ending on the trading day immediately preceding the Closing Date, and as more fully described in the Agreement.
There are also outstanding options to acquire 243,690 shares of CCB common stock at a weighted exercise price of $6.23 per share. The Agreement provides for each outstanding option to acquire shares of CCB common stock to fully vest, and for each option holder to receive a cash payment equal to the excess of $14.50 per share (the “Per Share Merger Consideration”) over the exercise price per share of the CCB common stock subject to the option (the “Option Cash-Out Amount”). The Option Cash-Out Amount shall be paid by CCB to the applicable former option holder on the Closing Date. In the event the exercise price of a CCB option is equal to or greater than $14.50 per share, such CCB option shall be cancelled without consideration.
The Agreement also contains a termination right for CCB in the event both: (i) the CHCO Market Value is $71.98 per share (which is 82.7 percent of $87.04 per share) or lower on the Determination Date; and (ii) the quotient obtained by dividing the CHCO Market Value on the Determination Date by $87.04 is less than the quotient obtained by dividing the Index Price on the Determination Date by $61.26 per share, minus 17.5 percent. The Index Price on September 22, 2022, was $61.26 per share. The Index is the SPDR S&P Regional Banking ETF (symbol “KRE”). The Determination Date is the latest of the date on which all required regulatory and shareholder approvals is obtained. The CHCO Market Value and Index Price calculations are based on the average of the daily closing prices for the 20 consecutive trading days immediately preceding such specified date. In the event CCB elects to exercise its termination right pursuant to this paragraph, CHCO shall have the option, but not the obligation, to increase the Exchange Ratio in accordance with procedures outlined in the Agreement to avoid termination. This paragraph summarizes the substance of CCB’s termination right based on a possible decline in CHCO’s market price following execution of the Agreement. Please refer to the Agreement for complete details and definitions.
C-1

Board of Directors
Citizens Commerce Bancshares, Inc.
October 18, 2022

Hovde Group, LLC (“Hovde”), as part of its investment banking practice, is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. In connection with rendering our opinion set forth herein, we have reviewed and/or considered among other things, the following:
(i)the Agreement dated October 18, 2022;
(ii)certain publicly available financial statements and other historical financial information of CCB and CHCO that we deemed relevant;
(iii)certain non-public internal financial and operating data of CCB and CHCO that were prepared and provided to us by the respective management of CCB and CHCO;
(iv)internal financial projections for CCB for 2022, 2023 and 2024, prepared by, and reviewed with, management of CCB;
(v)the pro forma financial impact of the Merger on CHCO, based on assumptions relating to transaction expenses, acquisition accounting adjustments, and cost savings as discussed with representatives of CHCO;
(vi)publicly reported historical stock price and trading activity for CHCO’s common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to CHCO;
(vii)the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the Merger;
(viii)the current market environment generally and the banking environment in particular; and,
(ix)such other information, financial studies, analyses, and investigations, financial, economic, and market criteria as we considered relevant.
We also discussed with certain members of senior management of CCB the business, financial condition, results of operations and prospects of CCB, including certain operating, regulatory and other financial matters. We held similar discussions with senior management of CHCO regarding the business, financial condition, results of operations and prospects of CHCO. Hovde’s opinion was given in reliance on information and representations made or given by CCB and CHCO, and their respective officers, directors, auditors, counsel, and other agents, and on filings, releases and other information issued by CCB and CHCO, including, without limitation, financial statements, financial projections, and stock price data as well as certain other information from recognized independent sources. Hovde assumed and relied upon the accuracy and completeness of all such information and data and did not independently verify any of such information or data for purposes of its opinion. Hovde does not assume any responsibility or liability for the accuracy or completeness of such information or data provided by CCB, CHCO, or third-party independent source.
As part of the due diligence process, we made no independent verification as to the status and value of CCB’s or CHCO’s assets, including the value of their respective loan portfolios and allowances for loan and lease losses, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves in the aggregate. In addition, Hovde assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to CCB and its shareholders.
This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by CCB shareholders. As part of the engagement, Hovde reserves the right to review any public disclosures describing this fairness opinion or the firm.
Hovde will receive a fee for our services. In addition, CCB has agreed to indemnify Hovde from and against certain liabilities. Other than in connection with this present engagement, in the past two years, Hovde has not provided investment banking or financial advisory services to CCB for which it received a fee. During the past two years preceding the date of this opinion Hovde has not provided any investment banking or financial advisory services to CHCO for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation
C-2

Board of Directors
Citizens Commerce Bancshares, Inc.
October 18, 2022

from CHCO in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to our knowledge none are expected at this time. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, CCB or CHCO or their affiliates. Hovde currently makes a market in the common stock of CHCO and publishes research reports on the common stock of CHCO produced by our equity research group. Except for the foregoing, during the past two years there have not been, and there currently are no mutual understandings contemplating in the future, any material relationships between Hovde and CCB or CHCO.
Hovde expresses no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction, including without limitation, the form or structure of the Merger, any consequences of the Merger to CCB, its stockholders, creditors, or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder, or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger. Hovde’s opinion does not address the fairness of the amount or nature of any compensation to any of CCB’s officers, directors or employees or any class of such persons, if any, to be received in the Merger. This opinion has been approved by Hovde’s fairness opinion committee.
This opinion may be included in its entirety in any filing made by CHCO with the Securities and Exchange Commission in connection with the Merger. We also hereby consent to the inclusion of our written description or summary of this opinion in a proxy statement or other proxy soliciting materials to be sent to shareholders of CCB, and to the references to our firm name therein.
Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the holders of CCB common stock.
Sincerely,

/s/Hovde Group, LLC
Hovde Group, LLC
C-3